Exhibit 2.3

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AGREEMENT

dated

25 and 26 July 2023

by and between

Knorr-Bremse Systeme für Schienenfahrzeuge GmbH

and

Knorr Brake Holding Corporation

as Sellers

and

HERAMBA GMBH

and

Heramba Holdings, Inc.

as Purchasers

regarding the
sale and transfer of shares in
Kiepe Electric GmbH and Kiepe Electric LLC

Table of Contents

1.	Certain Defined Terms and Abbreviations	2
2.	Transaction Dates	5
3.	Current Corporate Status	6
4.	Current Financing Status	7
5.	Profit and Loss Transfer Agreement	8
6.	Cash Pool	12
7.	Sale and Transfer of the KE DE Share 1 and the KE US Interests	13
8.	Sale and Transfer of the Sold Claims	14
9.	Sale and Transfer of the KE DE Share 2	15
10.	Joint Shareholding	17
11.	Purchase Price	18
12.	Final Determination of Closing Purchase Price	25
13.	Closing	31
14.	Sellers’ Warranties	38
15.	Purchasers’ Warranties	53
16.	Taxes	55
17.	Pre-Closing Covenants	64
18.	W&I Insurance	71
19.	Remedies of Purchasers	73
20.	General Indemnities	85
21.	Project Risk Indemnity	86
22.	[***] Indemnity and Earn-Out	88
23.	[***] Indemnity and Pass On Obligation	98
24.	Post-Closing Covenants	99
25.	Equity Commitment Letter	106
26.	Miscellaneous	106

i

Table of Exhibits

Exhibit 3.3	Subsidiaries
Exhibit 3.4.2	Participations
Exhibit 7.2.1	Form of Share Transfer Agreement
Exhibit 7.2.3	Consents to Transfers of Sold Shares
Exhibit 8.2.2	Form of Claim Transfer Agreement
Exhibit 8.5	Consents to Transfers of Sold Claims
Exhibit 11.1.3	Equity Value Bridge
Exhibit 11.2	2nd Purchase Price Terms and Conditions
Exhibit 11.3	3rd Purchase Price Terms and Conditions
Exhibit 11.4	Definition of Cash, Debt and Working Capital
Exhibit 11.4.7	External Advisor Amount
Exhibit 11.8	Bank Account Details
Exhibit 11.10.9	Purchase Price Allocation
Exhibit 12.1	Form of Effective Date Statement
Exhibit 12.5.1	Neutral Auditor
Exhibit 13.1.1	Clearances
Exhibit 13.8	Form of Closing Confirmation
Exhibit 13.11.3-1	Purchaser Break Fee Account
Exhibit 13.11.3-2	Pledge Documentation
Exhibit 14.2-1	Sellers’ Representatives
Exhibit 14.2-2	Sellers’ Due Inquiry Persons
Exhibit 17.3.1	Permitted Actions
Exhibit 17.8	Form of Collateral Commitment Letter
Exhibit 17.9	Form of Firm Commitment Letter
Exhibit 17.10	Form of Assumption of Joint Liability
Exhibit 17.14	Transitional Service Agreement
Exhibit 17.15.1(a)	Terminated Intra-Group Agreements
Exhibit 18.1	W&I Insurance
Exhibit 21.1	Certain Projects
Exhibit 21.2.3	Risk Assessment
Exhibit 22.9.1	[***] Project Calculation Principles
Exhibit 22.11	[***] Indemnity Sample Calculations
Exhibit 24.4.1	Form of Trademark Purchase Agreement
Exhibit 24.6.1(a)	Seller Recourse Obligations
Exhibit 24.6.1(b)	Seller Bank Guarantees
Exhibit 24.6.6	Form of Purchaser Bank Guarantee
Exhibit 25	Form of Equity Commitment Letter

Table of Schedules

Schedule 14.1.6	Enterprise Agreements
Schedule 14.1.7(a)	KE DE Financial Statements
Schedule 14.1.7(b)	KE US Financial Statements
Schedule 14.1.7(d)	Liabilities of Target Group Companies
Schedule 14.1.7(e)	Financial Indebtedness of Target Group Companies
Schedule 14.1.7(f)	KE CH Financial Statements
Schedule 14.1.7(g)	KE CA Financial Statements
Schedule 14.1.7(h)	KE IT Financial Statements
Schedule 14.1.8	Conduct of Business
Schedule 14.1.9(a)-1	Material IP Rights
Schedule 14.1.9(a)-2	Maintenance of Material IP Rights
Schedule 14.1.9(a)-3	Agreements regarding IP Licenses and Rights of Use
Schedule 14.1.9(b)	Challenges of Material IP Rights
Schedule 14.1.10(b)	IT and Data Privacy Incidents
Schedule 14.1.12(a)	Owned Real Estate
Schedule 14.1.12(b)	Leased Real Estate
Schedule 14.1.13(a)	Material Agreements
Schedule 14.1.13(b)	Status of Material Agreements
Schedule 14.1.14(a)	Employees
Schedule 14.1.14(b)	Key Employees
Schedule 14.1.14(c)	Material Collective Labor Agreements
Schedule 14.1.14(d)	Reconcilements of Interest and Social Plans
Schedule 14.1.15	Material Pension Plans
Schedule 14.1.16	Material Permits
Schedule 14.1.17	Compliance with Environmental Laws
Schedule 14.1.18(a)	Compliance with Laws
Schedule 14.1.19	Litigation
Schedule 14.1.20	Product Liability, Recalls
Schedule 14.1.21(a)	Insurance Policies
Schedule 14.1.22	Related Party Agreements
Schedule 14.1.24	Subsidies

Table of Definitions

1st Project Risk Indemnity Date	86	Commitment Letters	31
1st [***] Threshold	90	Creditors	102
2016 [***] Earn-Out	98	Data Room	51
2016 [***] Indemnity	98	De Minimis Amount	82
2016 SPA	98	Debt	20
2nd Project Risk Indemnity Date	87	Deductible	82
2nd Purchase Price	19	Deposited Data Carrier	77
2nd [***] Threshold	91	de-SPAC	2
3rd Purchase Price	20	Director	3
Affiliate	2	DIS	113
Agents for Service of Process	109	Disclosure Letter	51
Agreement	1	Drivetrain System	100
AktG	2	Effective Date	6
AO	2	Effective Date Balance Sheet	25
Applicable Accounting Principles	26	Effective Date Statement	25
Assumption of Joint Liability	69	Electronic Copy	90
Audited IFRS Financials	70	Employees	47
Authority	2	Environmental Claim	3
Balance Sheet Delivery Date	26	Environmental Laws	3
BBodSchG	2	Environmental Notice	3
BGB	2	Environmental Permit	3
BOStrab	2	Equity Commitment Letter	106
Breach	73	Equity Interest	3
Breach Notice	78	Equity Value Bridge	19
Business	2	Exchange Rates	113
Business Combination Agreement	2	Exempted Claims	82
Business Day	2	External Advisor Amount	21
Business Fields	100	External Advisor Amount Threshold	19
Call Option	16	Fairly Disclosed	3
Call Option Effective Date	16	FDI Clearances	31
Cash	20	Final Closing Purchase Price	21
Cash Pool Agreements	11	Final Effective Date Statement	30
Cash Pool Payable Claims	11	Final Judgement	72
Cash Pool Receivable Claims	12	Final US Share Purchase Price Allocation	63
Cash Pool Termination Date	11	Financial Institutions	102
Clearance Authorities	32	Firm Commitment Letter	69
Clearances	32	Fixed Closing Share Purchase Price	24
Closing	31	Fundamental KE DE Share 2 Warranties	15
Closing Actions	34	Fundamental Warranties	81
Closing Conditions	31	GAAP	3
Closing Confirmation	35	General Indemnification Claims	86
Closing Date	6	General Liability Cap	83
Closing Purchase Price	18	German Cash Pool Agreement	7
Collateral Commitment Letter	69	German Cash Pool Receivable Claim	12
Collateral Commitment Letter Amount	69	German Cash Pool Receivable Purchase Price	22
Collateral Fee	103	German Cash Pool Receivable Transfer Agreement	13
Collateral Release Date	103
Collaterals	102

German GAAP	3	Kiepe India SPA	70
GmbHG	3	Law(s)	4
Group	7	Leased Real Estate	45
Group Companies	7	Legal Entity	4
Group Policies	67	ListCo	2
[***] Contract	98	Long Stop Date	35
[***] Indemnity	98	Losses	74
[***] Pass On Obligation [***]	98	Material Adverse Effect	50
Project	98	Material Agreements	45
Hazardous Materials	3	Material Assets	44
HGB	4	Material IP Rights	43
High Power	100	Material IT Systems	44
Historic Accounting Principles	26	Material Law Breach	48
Hogan Lovells Team	90	Material Pension Plans	48
IFRS	4	Material Permits	48
Indemnifiable Tax	55	Merger Control Clearances	31
Indemnified Project Contracts	86	Neutral Auditor	29
Indemnified Projects	86	Notice of Objection	28
Independent Committee	95	Notices	107
Independent Committee Meetings	96	Officer	4
Independent Committee Members	95	Option Effective Date	16
Individual Sellers’ Warranties	38	Option Purchase Price	17
InsO	4	Overall Liability Cap	83
Insurance Policies	49	Owned Real Estate	45
Insured Claims	82	Participations	7
Insurer	71	Parties	1
Investor Materials	70	Party	1
Joint Closing Conditions	34	Payment Confirmation	22
KB AG	1	PCAOB	4
KB Designations	100	Person	4
KE CA	41	Pledge Documentation	37
KE CA Financial Statements	41	PLTA	7
KE CH	7	PLTA Termination Agreement	8
KE CH Financial Statements	41	PLTA Termination Notice	8
KE DE	1	Pre-Effective Date Tax Period	55
KE DE Financial Statements	40	Preliminary Closing Purchase Price	21
KE DE Share 1	6	Project Counterparty	87
KE DE Share 1 Transfer Agreement	12	Project Risk Indemnification Claim	88
KE DE Share 2	6	Project Risk Indemnity	86
KE IT	42	Project Risk Indemnity Cap	88
KE IT Financial Statements	42	Propulsion System	100
KE US	1	Purchase Price	18
KE US Financial Statements	41	Purchase Price Adjustment Amount	21
KE US Interest Assignment	12	Purchaser 1	1
KE US Interests	6	Purchaser 2	1
KE US Share Purchase Price	23	Purchaser Affiliate	4
Key Employees	47	Purchaser Allocation Comments	63
Key Terms of Engagement	29	Purchaser Bank Guarantee	103
Kiepe India	7	Purchaser Break Fee	37
Kiepe India Shares	7	Purchaser Break Fee Account	37

v

Purchaser Break Fee Amount	37	Shareholder Loan Claims	7
Purchaser Closing Condition	34	Shareholder Loan Purchase Price	22
Purchaser Closing Default	35	Shareholder Loan Transfer Agreement	14
Purchaser Group	4	Shareholder Loans	7
Purchaser Group Companies	4	Short Fiscal Year	8
Purchaser Related Parties	104	Signing Date	5
Purchaser(s)	1	Sold Claims	14
Purchasers’ Account	22	Sold Shares	6
Purchasers’ General Indemnification Claims	86	SPAC	2
Purchasers’ Warranties	53	Specific Accounting Principles	26
Put Option	16	Straddle Tax Period	55
Put Option Effective Date	16	Subsidiaries	7
Real Estate	45	Target Cash Balance Amount	20
Related Parties	4	Target Companies	2
Relevant Accounting Principles	25	Target Debt Balance Amount	20
Relevant Firm Commitment Date	69	Tax Authority	55
Relevant Tax Proceedings	60	Tax Benefits	55
Relevant Tax Returns	59	Tax Indemnification Claim	56
Representative	4	Tax Proceedings	60
Restricted Activities	99	Tax Refund	56
RETT Notifications	109	Tax Return	59
Review Period	28	Tax(es)	55
Risk Assessment	87	Third Party	4
Scheduled Closing Date	5	Third Party Claim	79
SEC	4	Time Limitations	82
SEC Filings	70	Trademark Purchase Agreement	101
Seller 1	1	Transaction	4
Seller 2	1	Transfer Agreements	85
Seller Affiliate	4	TSA	71
Seller Bank Guarantees	102	UmwG	5
Seller Break Fee	37	Unconditional Date	5
Seller Closing Conditions	34	Unused Tax Liability	58
Seller Closing Default	36	US Allocation Accounting Firm	63
Seller Financial Reporting Guidelines	26	US Cash Pool Agreement	7
Seller Group	4	US Cash Pool Receivable Claim	12
Seller Group Companies	4	US Cash Pool Receivable Purchase Price	22
Seller Indemnitees	4	US Cash Pool Receivable Transfer Agreement	13
Seller Recourse Obligations	102	US Share Purchase Price Allocation	63
Seller(s)	1	USchadG	5
Sellers’ Account	22	UStG	5
Sellers’ Due Inquiry Persons	50	[***]	98
Sellers’ General Indemnification Claims	85	VAT	5
Sellers’ Knowledge	50	W&I Insurance	71
Sellers’ Operating Covenants	73	W&I Insurance Event	72
Sellers’ Representatives	50	W&I Liability Cap	82
Sellers’ Warranties	38	Working Capital	20
SFY Financial Statements	9	Working Capital Target Amount	20
SFY Loss Compensation Claim	9	[***]	88
SFY Profit Transfer Claim	9	[***] Actual Amount	89
Shareholder Loan Agreements	7
[***] Closing Documents	90	[***] Matter	89
[***] Collaterals	93	[***] Notice	93
[***] Completion Date	91	[***] Project	88
[***] Contract	88	[***] Project Amount	89
[***] Damage Amount	89	[***] Project Calculation Principles	93
[***] Damage Claims	89	[***] Project Completion Threshold	92
[***] Damage Provision Amount	91	[***] Subsequent Payment Amount	91
[***] Earn-Out	92	[***] Supplementary Contract	88
[***] Earn-Out Claims	93	[***] Vehicles	88
[***] Indemnification Claims	93	ZPO	5
[***] Indemnity	91
[***] Indemnity 1	91

Share Purchase Agreement

This share purchase agreement (the “Agreement”) is entered into between

1.	Knorr-Bremse Systeme für Schienenfahrzeuge GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Munich, Germany, and registered with the commercial register of the Local Court of Munich under HRB 91181 (“Seller 1”),

2.	Knorr-Brake Holding Corporation, a corporation established under the Laws of the State of Delaware, USA, having its registered office in Corporate Trust Center 1209 Orange Street, Wilmington, Delaware 19801, USA, and registered with the State of Delaware under file number 2248615 (“Seller 2”), and

(Seller 1 and Seller 2 also referred to collectively as “Sellers” and individually as a “Seller”)

3.	Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (“Purchaser 1”)

4.	Heramba Holdings, Inc., a corporation established under the Laws of the State of Delaware, USA, having its registered office in c/o Universal Registered Agents, Inc., 300 Creek View Road, Suite 209, New Castle County, Newark, Delaware 19711, USA, and registered with the State of Delaware under file number 7425769 (“Purchaser 2”)

(Purchaser 1 and Purchaser 2 also referred to collectively as “Purchasers” and individually as a “Purchaser”)

(Sellers and Purchasers also referred to collectively as “Parties” and individually as a “Party”).

Recitals

A.	Seller 1 is the sole shareholder of Kiepe Electric GmbH (“KE DE”). Seller 1 intends to sell and transfer all shares in KE DE as well as certain receivables and shareholder loans to Purchaser 1 as set forth and subject to the terms and conditions set out in this Agreement.

B.	Seller 2 is the sole member of Kiepe Electric LLC (“KE US”). Seller 2 intends to sell and transfer all ownership interests in KE US as well as certain receivables to Purchaser 2 as set forth and subject to the terms and conditions set out in this Agreement.

C.	Seller 1 and Seller 2 are, directly (in the case of Seller 1) or indirectly (in the case of Seller 2), wholly-owned Subsidiaries of Knorr-Bremse Aktiengesellschaft, a stock corporation (Aktiengesellschaft) established under the Laws of Germany having its statutory seat in Munich, Germany, and registered with the commercial register of the Local Court (Amtsgericht) of Munich under HRB 42031 (“KB AG”).

D.	KE DE and KE US (collectively “Target Companies”) are, together with their Subsidiaries, primarily active in the design, engineering, production, sales and service in the areas of traction inverters, auxiliary power supply, pantographs for trolley buses and high power charging systems. In addition, they design, engineer and integrate additional products from third party suppliers, acting as electrical systems provider for rail vehicle systems (primarily light rail vehicles) and electrical vehicle systems (primarily city buses). In addition, the Target Companies are active in the component business such as traction converters and auxiliary power supply for various types of rail and commercial vehicles (the business as described in this Recital D collectively “Business”).

E.	Purchaser 1 is a project company established as limited liability company (Gesellschaft mit beschränkter Haftung) under the Laws of Germany. Purchaser 2 is a corporation incorporated under the Laws of the State of Delaware, USA. Purchasers intend to purchase and acquire all shares in the Target Companies as well as certain receivables and shareholder loans from Sellers as set forth and subject to the terms and conditions set out in this Agreement. Purchaser 1 further intends to enter into a business combination agreement (the “Business Combination Agreement”) with a special purpose acquisition company (the “SPAC”) and a special purpose vehicle (the “ListCo”), as specified in more detail in Section 17.7, pursuant to which, upon closing (Vollzug) of the transactions contemplated by the Business Combination Agreement, the ListCo will be listed on a U.S. stock exchange and Purchaser 1 and the SPAC will each be wholly owned subsidiaries of ListCo (collectively “de-SPAC”).

The Parties therefore agree as follows:

1.	Certain Defined Terms and Abbreviations

In this Agreement:

“Affiliate” of any Person means any other Person who or which (i) directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person and/or (ii) is an affiliated enterprise (verbundenes Unternehmen) within the meaning of Section 15 AktG of such first Person, it being understood that a Person controls another Person if it, directly or indirectly, through one or more intermediaries, owns and/or controls the majority of shares and/or voting rights in such other Person.

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“AO” means the German Tax Code (Abgabenordnung).

“Authority” means any public administrative body (Behörde), whether governmental, federal, state, municipal or other, within the meaning of Section 1 para. 4 of the German Federal Public Administration Act (Verwaltungsverfahrensgesetz) or under similar Laws of any other jurisdiction.

“BBodSchG” means the German Federal Soil Protection Act (Bundesbodenschutzgesetz).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“BOStrab” means the German Ordinance on the Construction and Operation of Trams (Verordnung über den Bau und Betrieb von Straßenbahnen).

“Business Day” means any day other than Saturdays, Sundays and public holidays in Bavaria, Germany, and California, the United States of America.

“Director” means any member of the supervisory board, non-executive member of the board of directors or member of any other statutory supervisory or non-executive body of any Legal Entity in any jurisdiction.

“Environmental Claim” means any written claim by or from any Person alleging liability or responsibility of whatever kind or nature (including for necessary investigations, cleanup, removal or remediation) arising out of, based on, or resulting from (i) the unlawful presence, release of, or exposure to, any Hazardous Materials on the Real Estate or (ii) any non-compliance at the Real Estate with any Environmental Law or Environmental Permit.

“Environmental Laws” means any applicable Law (i) relating to pollution (or the cleanup thereof) of the environment (ambient air, soil, surface water or groundwater, or subsurface strata) or (ii) concerning the presence of, exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, order, notice of violation or infraction by a governmental authority relating to non-compliance with any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interest” means any share, partnership interest or other equity interest in any Legal Entity.

“Fairly Disclosed” means a disclosure in such a manner that the relevant facts and circumstances (i) are fully and correctly disclosed in the applicable section of the Data Room or any other section of the Data Room reasonably connected with the relevant facts or circumstances and (ii) can be expected to be understood by a reasonable professional purchaser of the Target Companies with support of professional advisors upon due consideration.

“GAAP” means accounting (including valuation and consolidation) principles generally accepted in the stated jurisdiction, including self-regulations and standards set by standard-setting institutions operating subject to such principles.

“German GAAP” means the regulations of German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) and the provisions of the HGB in the form in issue and applicable in Germany as of the relevant balance sheet date.

“GmbHG” means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and Per- and Polyfluoroalkyl Substances (PFAS).

“HGB” means the German Commercial Code (Handelsgesetzbuch).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union.

“InsO” means the German Insolvency Act (Insolvenzordnung).

“Law(s)” means any constitution, statute, law, ordinance, code, regulation or other rule of a binding nature and general application, enacted by any supra-national, national, federal, state, municipal, local or industry self-regulation body, including common law and decisions of courts and other Authorities which have a binding effect beyond the decided matter.

“Legal Entity” means any corporation, company, partnership, association or other legal entity, whether having separate legal personality or not, established pursuant to the Laws of any jurisdiction.

“Officer” means any managing director (Geschäftsführer), member of the management board (Mitglied des Vorstandes) or any other statutory executive representative (gesetzlicher Vertreter) or any authorized representative (Prokurist) of any Legal Entity in any jurisdiction.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“Person” means an individual person or Legal Entity.

“Purchaser Affiliate” means any Affiliate of Purchasers other than any of the Group Companies.

“Purchaser Group” means Purchasers and any Purchaser Affiliates.

“Purchaser Group Companies” means Purchasers and any Purchaser Affiliates.

“Related Parties” of any Person means any related parties within the meaning of Section 138 InsO of such first Person.

“Representative” of any Person means any Director, Officer, employee, agent, consultant and professional adviser of such first Person.

“SEC” means the United States Securities and Exchange Commission.

“Seller Affiliate” means any Affiliate of Sellers other than any of the Group Companies.

“Seller Group” means Sellers and any Seller Affiliates.

“Seller Group Companies” means Sellers and any Seller Affiliates.

“Seller Indemnitees” means Seller, any Seller Affiliate and any of Sellers’ and Seller Affiliates’ former or current Representatives, stockholders, equity holders, partners, members and/or trustees as well as their legal successors and Representatives.

“Third Party” means any Person other than a Party, an Affiliate of a Party or a Group Company.

“Transaction” means the transactions contemplated by this Agreement, including, in particular, the sale, purchase and transfer of the Sold Shares and the Sold Claims in accordance with this Agreement.

“USchadG” means the German Environmental Damages Act (Umweltschadensgesetz).

“UStG” means the German Value Added Tax Act (UStG).

“UmwG” means the German Transformation Act (Umwandlungsgesetz).

“VAT” (i) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC, (ii) any tax under the UStG and (iii) outside the European Union, any Tax levied by reference to added value, sales and/or consumption.

“ZPO” means the German Code of Civil Procedure (Zivilprozessordnung).

2.	Transaction Dates

In this Agreement:

2.1	“Signing Date” means the date of this Agreement.

2.2	“Unconditional Date” means the date on which the last of the Closing Conditions is fulfilled or duly waived.

2.3	“Scheduled Closing Date” means:

2.3.1	if the Unconditional Date occurs at least twenty (20) Business Days before the last Business Day of a month, subject to Section 2.3.3, the last Business Day of such month;

2.3.2	if the Unconditional Date falls less than twenty (20) Business Days before the last Business Day of a month, subject to Section 2.3.3, the last Business Day of the following month;

2.3.3	if the change of the fiscal year (Geschäftsjahr) of KE DE is not yet registered with the commercial register of KE DE (with the consent of the competent tax office), if any, on the date which would be the Scheduled Closing Date but for the not yet registered change of the fiscal year (Geschäftsjahr) of KE DE with the commercial register of KE DE (with the consent of the competent tax office), if any, the last Business Day of the following month;

2.3.4	such other date which is mutually agreed in writing between Sellers and Purchasers.

2.4	“Closing Date” means the later of (i) the last calendar day, 24:00 hours, of the month in which the Scheduled Closing Date falls or (ii) the date on which the last of the Closing Actions has been performed or duly waived.

2.5	“Effective Date” means the last calendar day, 24:00 hours, of the month in which the Scheduled Closing Date falls.

3.	Current Corporate Status

3.1	Target Companies

3.1.1	KE DE is a limited liability company (Gesellschaft mit beschränkter Haftung) established and existing under the Laws of Germany having its statutory seat in Düsseldorf, Germany, and registered with the commercial register of the Local Court of Düsseldorf under HRB 34306.

3.1.2	KE US is a limited liability company established and existing under the Laws of the State of Georgia, USA, having its registered office in 289 South Culver Street, Lawrenceville Georgia 30046, USA, and registered with the State of Georgia under file number 10014265.

3.2	Shares

3.2.1	Seller 1 holds the entire share capital of KE DE amounting to EUR 1,000,000 (in words: Euro one million), consisting of one (1) share in the nominal amount of EUR 1,000,000 (in words: Euro one million), identified in the most recent shareholder list by consecutive number 1.

3.2.2	Seller 2 holds 100% (in words: one hundred percent) of the ownership interests of KE US, consisting of ten (10) membership interest units (collectively “KE US Interests”).

3.2.3	On or prior to the Scheduled Closing Date, Seller 1 undertakes and agrees to revise and update the articles of association and the shareholders list of KE DE such that the share capital of KE DE is divided into two (2) shares, thereof (i) one (1) share having a nominal amount of EUR 850,000 (in words: Euro eight hundred fifty thousand) and identified in the revised and updated shareholder list of KE DE by consecutive number 2 (the “KE DE Share 1”), and (ii) one (1) share having a nominal amount of EUR 150,000 (in words: Euro one hundred fifty thousand) and identified in the revised and updated shareholder list of KE DE by consecutive number 3 (the “KE DE Share 2”).

3.2.4	The KE DE Share 1, the KE DE Share 2 and the KE US Interests shall collectively be referred to as “Sold Shares”.

3.3	Subsidiaries

The Target Companies hold, directly or indirectly, Equity Interests in certain other wholly-owned or majority-owned Legal Entities as set forth in Exhibit 3.3 (collectively “Subsidiaries”).

3.4	Minority Participations

Furthermore, the Target Companies hold, directly or indirectly, Equity Interests in

3.4.1	Kiepe Electric India Private Limited, a company limited by shares established and existing under the Laws of India having its statutory seat in Palwal, India, and registered under corporate identity number U35999HR2020PTC086534 (“Kiepe India”), 20% (in words: twenty percent) of the Equity Interests in which are held by KE DE (collectively “Kiepe India Shares”) and the remaining 80% (in words: eighty percent) of the Equity Interests in which are held by a Seller Affiliate; and

3.4.2	certain other minority-owned Legal Entities as set forth in Exhibit 3.4.2 (collectively “Participations”).

3.5	Group Companies

The Target Companies and the Subsidiaries shall collectively be referred to as “Group” or “Group Companies”.

4.	Current Financing Status

4.1	Profit and Loss Transfer Agreement

Seller 1 in its capacity as parent company (Organträger) and KE DE in its capacity as subordinated company (Organgesellschaft) are parties to a profit and loss transfer agreement (Ergebnisabführungsvertrag) dated 1 February 2017, which was approved by the shareholders’ meeting of KE DE on 28 November 2017 and registered with the commercial register of KE DE on 14 December 2017 (the “PLTA”).

4.2	Cash Pool

4.2.1	KB AG and KE DE are participating in a cash pool on the basis of a service agreement for Euro cash pooling dated 23 January 2017, as amended from time to time (the “German Cash Pool Agreement”).

4.2.2	Seller 2 and KE US are participating in a cash pool on the basis of a service agreement for US Dollar cash pooling, as amended from time to time (the “US Cash Pool Agreement”).

4.3	Shareholder Loans

KB AG in its capacity as lender and KE DE’s Subsidiary Kiepe Electric Schweiz AG, a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the canton of Solothurn, Switzerland, under CHE-104.156.110 (“KE CH”) in its capacity as borrower are parties to two (2) intercompany loan agreements dated 24 April 2018, as amended from time to time, and 14 September 2020, as amended from time to time, (collectively “Shareholder Loan Agreements”), under which KB AG has granted to KE CH (i) a shareholder loan in a principal amount of CHF 2,000,000 (in words: Swiss Francs two million) bearing interest at a rate of 1.643% (in words: one point six hundred forty-three percent) per annum and having a maturity until 20 December 2023 and (ii) a shareholder loan in a principal amount of CHF 500,000 (in words: Swiss Francs five hundred thousand) bearing interest at a rate of one (1) month LIBORCHF (if the interest rate is negative than a floor of 0.00% (in words: zero percent) will be applied) plus 0.90% (in words: zero point nine) (collectively “Shareholder Loans”). The claims for repayment of the outstanding principal amounts of the Shareholder Loans and the claims for payment of unpaid interest accrued thereon shall collectively be referred to as “Shareholder Loan Claims”.

5.	Profit and Loss Transfer Agreement

5.1	Change of Fiscal Year

Without undue delay (unverzüglich) after the last of the Closing Conditions is fulfilled or duly waived, Seller 1 shall, with the consent of the competent tax office, take all actions reasonably necessary to change the fiscal year (Geschäftsjahr) of KE DE so as to turn the fiscal year in which the Scheduled Closing Date falls into a short fiscal year (Rumpfgeschäftsjahr) ending on the Effective Date or on such other date as Seller 1 and Purchaser 1 may agree upon in writing (the “Short Fiscal Year”).

5.2	Termination of Profit and Loss Transfer Agreement

5.2.1	If on or prior to the Scheduled Closing Date the consent of the competent tax office has been obtained and the change of the fiscal year (Geschäftsjahr) has been registered with the commercial register of KE DE, on the Scheduled Closing Date:

(a)	Seller 1 shall, and shall procure (steht dafür ein) that KE DE will, execute a termination agreement (Aufhebungsvereinbarung) to the PLTA with effect as of the end of the Short Fiscal Year (the “PLTA Termination Agreement”);

(b)	Seller 1 shall execute and deliver to KE DE a written extraordinary notice of termination for cause (außerordentliche Kündigung aus wichtigem Grund) of the PLTA with effect as of the end of the Short Fiscal Year based on the sale and transfer of the KE DE Share 1 to Purchaser 1 (the “PLTA Termination Notice”); and

(c)	Seller 1 shall procure (steht dafür ein) that the termination of the PLTA by way of PLTA Termination Agreement and PLTA Termination Notice will be approved by the shareholders’ meetings of Seller 1 (in written form) and KE DE (in notarial form).

5.2.2	Without prejudice to their obligations under Sections 5.1 and 5.2.1 (i) Seller 1 and Purchaser 1 shall, and Seller 1 (on or before Closing) and Purchaser 1 (after Closing) shall procure (stehen dafür ein) that KE DE will, take all actions reasonably required for the effective termination of the PLTA with effect as of the Effective Date or, if the PLTA has not been effectively terminated with effect as of the Effective Date, as soon as possible thereafter, and (ii) Seller 1 (on or before Closing) and Purchaser 1 (after Closing) shall procure (stehen dafür ein) that the managing directors of KE DE will (a) file the termination of the PLTA for registration with the commercial register of KE DE and (b) use best efforts to ensure that the termination of the PLTA will be registered with the commercial register of KE DE without undue delay (unverzüglich).

5.3	Preparation and Approval of SFY Financial Statements

5.3.1	As from the Closing Date, Purchaser 1 shall procure (steht dafür ein) that as soon as reasonably practical after the Closing Date (i) financial statements (Abschluss) of KE DE for the Short Fiscal Year are prepared by KE DE under German GAAP (the “SFY Financial Statements”) and (ii) the SFY Financial Statements are approved (festgestellt) by shareholders’ resolution of KE DE.

5.3.2	For the purposes of this Agreement, the SFY Financial Statements shall be considered final and binding once they have been prepared by KE DE and approved by shareholders’ resolution of KE DE. For the avoidance of doubt, the SFY Financial Statements shall serve solely to determine the SFY Profit Transfer Claim or SFY Loss Compensation Claim, as the case may be, and shall not be prejudicial in any manner for any financial items in the Effective Date Balance Sheet or the Effective Date Statement.

5.4	Performance of Profit and Loss Transfer Agreement

Sellers and Purchasers shall ensure (sicherstellen) that the PLTA will be performed (durchgeführt) in accordance with its terms until its termination to the effect that the tax group for corporate income tax purposes (körperschaftsteuerliche Organschaft) and trade tax purposes (gewerbesteuerliche Organschaft) between Seller 1 and KE DE is and shall remain recognized during its entire term. In particular,

5.4.1	if the SFY Financial Statements show a loss compensation claim (Verlustausgleichsanspruch) of KE DE against Seller 1 (prior to the performance of the PLTA) (the “SFY Loss Compensation Claim”), Seller 1 shall pay a corresponding amount to KE DE and thereby settle the SFY Loss Compensation Claim within ten (10) Business Days of the approval (Feststellung) of the SFY Financial Statements; and

5.4.2	if the SFY Financial Statements show a profit transfer claim (Gewinnabführungsanspruch) of Seller 1 against KE DE (prior to the performance of the PLTA) (the “SFY Profit Transfer Claim”), Purchaser 1 shall procure (steht dafür ein) that KE DE will pay a corresponding amount to Seller 1 and thereby settle the SFY Profit Transfer Claim within ten (10) Business Days of the approval (Feststellung) of the SFY Financial Statements.

5.4.3	Each of the SFY Loss Compensation Claim and the SFY Profit Transfer Claim shall be settled with value date (Wertstellung) as of the date of the end of the respective fiscal year of KE DE.

5.5	No Further Claims

5.5.1	Subject to Section 5.6, Sellers and Purchasers agree that upon fulfillment of the SFY Loss Compensation Claim in accordance with Section 5.4.1 or the SFY Profit Transfer Claim in accordance with Section 5.4.2, as the case may be, all claims, rights and obligations of Seller 1 and KE DE arising out of or in connection with the PLTA and its termination shall be finally settled. Section 16 shall remain unaffected by the preceding sentence.

5.5.2	Purchaser 1 shall procure (steht dafür ein) that after the Closing Date:

(a)	with the exception of the SFY Loss Compensation Claim pursuant to Section 5.4.1 or the SFY Profit Transfer Claim pursuant to Section 5.4.2, as the case may be, neither Purchaser 1 nor KE DE shall assert any claims against Seller 1 or any Seller Affiliate out of or in connection with the PLTA or its termination; and

(b)	annual financial statements of KE DE for fiscal years ending on or prior to the Closing Date (including the SFY Financial Statements) shall not be subsequently changed or adjusted unless required by mandatory Law.

5.6	Further Payments, Repayments

5.6.1	If and to the extent further payments or repayments (other than the payment of the SFY Loss Compensation Claim or the SFY Profit Transfer Claim, as the case may be) nevertheless become necessary under the PLTA between Seller 1 and KE DE, e.g., because the loss compensation claim or profit transfer claim, as the case may be, for the respective fiscal year must be adjusted under mandatory Law, (i) Seller 1 shall without undue delay (unverzüglich) pay a corresponding amount to KE DE and (ii) Seller 1 (on or before Closing) and Purchaser 1 (after Closing) shall procure (stehen dafür ein) that KE DE will pay a corresponding amount to Seller 1, in each case if and to the extent necessary to ensure that (a) the PLTA is deemed to be carried out in accordance with its terms until its termination and (b) the tax group for corporate income tax purposes (körperschaftsteuerliche Organschaft) and trade tax purposes (gewerbesteuerliche Organschaft) between Seller 1 and KE DE is and remains recognized during its entire term.

5.6.2	In the event that KE DE makes a payment to Seller 1 after the Effective Date pursuant to Sections 5.4.2 or 5.6.1(ii) which is not reflected in the calculation of the Purchase Price, Seller 1 shall concurrently (Zug um Zug) pay a corresponding amount to Purchaser 1 and thereby put Purchaser 1 economically in a position as if such payment of KE DE to Seller 1 had not been made. All payments made by Seller 1 pursuant to the preceding sentence shall be treated as a reduction of the Purchase Price as between Sellers and Purchasers. If and to the extent the 2nd Purchase Price has not been paid out at that time, and subject to the conditions for payment of the 2nd Purchase Price pursuant to Exhibit 11.2 being fulfilled at that time, and/or the 3rd Purchase Price has not been paid out at that time, and subject to the conditions for payment of the 3rd Purchase Price pursuant to Exhibit 11.3 being fulfilled at that time, as the case may be, Sellers and Purchasers agree that the obligation due from Seller 1 to Purchaser 1 under the first sentence of this Section 5.6.2 shall be set-off against a respective portion of the 2nd Purchase Price and/or the 3rd Purchase Price owed by Purchaser 1 to Seller 1 (Aufrechnung gemäß § 387 BGB) so that as a result thereof (i) the 2nd Purchase Price and/or the 3rd Purchase Price payable by Purchaser 1 to Seller 1 will be reduced by the amount owed by Seller 1 to Purchaser 1 under the first sentence of this Section 5.6.2 and (ii) Seller 1 will be discharged from its obligation to make a payment under the first sentence of this Section 5.6.2 in a corresponding amount.

5.6.3	In the event that Seller 1 makes a payment to KE DE after the Effective Date pursuant to Sections 5.4.1 or 5.6.1(i) which is not reflected in the calculation of the Purchase Price, Purchaser 1 shall concurrently (Zug um Zug) pay a corresponding amount to Seller 1 and thereby put Seller 1 economically in a position as if such payment of Seller 1 to KE DE had not been made. All payments made by Purchaser 1 pursuant to the preceding sentence shall be treated as an increase of the Purchase Price as between Sellers and Purchasers.

5.7	Provision of Securities

5.7.1	Due to the termination of the PLTA, Seller 1 may be obliged to provide security to creditors of KE DE pursuant to Section 303 AktG. Seller 1 and Purchaser 1 shall inform each other prior to and after the Closing Date of any requests for security of creditors of KE DE pursuant to Section 303 AktG. Purchaser 1 shall procure (steht dafür ein) that neither Seller 1 nor any Seller Affiliate has to provide security to the creditors of KE DE pursuant to Section 303 AktG. For such purpose, Purchaser 1 shall, in particular, offer to provide appropriate security to any such creditors of KE DE in lieu of Seller 1 and/or the concerned Seller Affiliate.

5.7.2	As from the Closing Date, if and to the extent securities are provided by Seller 1 and/or any Seller Affiliates to creditors of KE DE pursuant to Section 303 AktG in connection with the termination of the PLTA, Section 24.6 (except for Section 24.6.9) shall apply accordingly with respect to any such securities and any claims raised under or in connection with such securities.

6.	Cash Pool

6.1	Termination of Cash Pool Agreements

6.1.1	Sellers shall procure (steht dafür ein) that KB AG and KE DE will terminate the German Cash Pool Agreement effective no later than five (5) Business Days prior to the Scheduled Closing Date (the “Cash Pool Termination Date”).

6.1.2	Seller 2 shall, and shall procure (steht dafür ein) that KE US will, terminate the US Cash Pool Agreement effective no later than as of the Cash Pool Termination Date.

6.2	Cash Pool Payables

Sellers shall procure (stehen dafür ein) that the balances outstanding under the German Cash Pool Agreement and the US Cash Pool Agreement (collectively “Cash Pool Agreements”) as of the Cash Pool Termination Date, including interest accrued thereon in accordance with the terms of the Cash Pool Agreements, which are owed by KB AG and/or Seller 2 to the Target Companies (collectively “Cash Pool Payable Claims”) shall be repaid and settled directly between the parties concerned on or prior to the Scheduled Closing Date.

6.3	Cash Pool Receivables

Sellers and Purchasers agree that the balances outstanding under the Cash Pool Agreements as of the Cash Pool Termination Date, including interest accrued thereon in accordance with the terms of the Cash Pool Agreements, which are owed by the Target Companies to KB AG and/or Seller 2 shall be treated as intercompany financing receivables of KB AG and/or Seller 2 vis-à-vis the relevant Target Companies (the “German Cash Pool Receivable Claim” with regard to the claim for repayment of balances owed by KE DE to KB AG under the German Cash Pool Agreement, the “US Cash Pool Receivable Claim” with regard to the claim for repayment of balances owed by KE US to Seller 2 under the US Cash Pool Agreement, and collectively “Cash Pool Receivable Claims”).

7.	Sale and Transfer of the KE DE Share 1 and the KE US Interests

7.1	Sale of the KE DE Share 1 and the KE US Interests

7.1.1	Seller 1 hereby sells (verkauft) to Purchaser 1 the KE DE Share 1 with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date. Purchaser 1 hereby accepts such sale of the KE DE Share 1.

7.1.2	Seller 2 sells (verkauft) to Purchaser 2 the KE US Interests with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date. Purchaser 2 hereby accepts such sale of the KE US Interests.

7.2	Transfer of the KE DE Share 1 and the KE US Interests

7.2.1	Subject to all Closing Conditions being fulfilled or duly waived, Seller 1 undertakes to transfer (übertragen) on the Scheduled Closing Date, with effect in rem (mit dinglicher Wirkung) as of the Closing Date, the KE DE Share 1 to Purchaser 1 by means of a separate transfer agreement substantially in the form attached hereto as Exhibit 7.2.1 (the “KE DE Share 1 Transfer Agreement”), and Purchaser 1 undertakes to accept on the Scheduled Closing Date such transfer of the KE DE Share 1 in accordance with the terms and conditions of the KE DE Share 1 Transfer Agreement.

7.2.2	Subject to all Closing Conditions being fulfilled or duly waived, Seller 2 undertakes to transfer (übertragen) on the Scheduled Closing Date, with effect in rem (mit dinglicher Wirkung) as of the Closing Date, the KE US Interests to Purchaser 2 by means of the delivery of an executed assignment of such KE US Interests to Purchaser 2 (the “KE US Interest Assignment”), and Purchaser 2 undertakes to accept on the Scheduled Closing Date such transfer of the KE US Interests in accordance with the terms and conditions of the KE US Interest Assignment.

7.2.3	Seller 1’s consent to the transfer of the KE DE Share 1 and Seller 2’s consent to the transfer of the KE US Interests are attached hereto as Exhibit 7.2.3.

7.3	Rights Pertaining to the KE DE Share 1 and the KE US Interests

The sale and transfer of the KE DE Share 1 and the KE US Interests pursuant to Sections 7.1 and 7.2 shall include all rights and obligations associated with or otherwise pertaining to the KE DE Share 1 and the KE US Interests, including the rights to receive dividends for the current fiscal year and for previous fiscal years (if any), unless they have been distributed to Sellers prior to the Effective Date.

8.	Sale and Transfer of the Sold Claims

8.1	Intra-Group Transfer of the German Cash Pool Receivable Claim and the Shareholder Loan Claims

Sellers shall procure (stehen dafür ein) that:

8.1.1	the German Cash Pool Receivable Claim, if any, will be transferred from KB AG to Seller 1 between the Cash Pool Termination Date and the Scheduled Closing Date; and

8.1.2	the Shareholder Loan Claims will be transferred from KB AG to Seller 1 between the Signing Date and the Scheduled Closing Date;

in each case by way of sale and assignment to Seller 1, contribution to the free capital reserves of Seller 1 within the meaning of Section 272 para. 2 no. 4 HGB or otherwise.

8.2	Sale and Transfer of the German Cash Pool Receivable Claim

8.2.1	Seller 1 hereby sells (verkauft) to Purchaser 1 the German Cash Pool Receivable Claim, if any, with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date. Purchaser 1 hereby accepts such sale of the German Cash Pool Receivable Claim, if any.

8.2.2	Subject to all Closing Conditions being fulfilled or duly waived, Seller 1 undertakes to transfer (übertragen) on the Scheduled Closing Date the German Cash Pool Receivable Claim, if any, to Purchaser 1 by means of a separate transfer agreement substantially in the form attached hereto as Exhibit 8.2.2 (the “German Cash Pool Receivable Transfer Agreement”), and Purchaser 1 undertakes to accept on the Scheduled Closing Date such transfer of the German Cash Pool Receivable Claim, if any, in accordance with the terms and conditions of the German Cash Pool Receivable Transfer Agreement.

8.3	Sale and Transfer of the US Cash Pool Receivable Claim

8.3.1	Seller 2 hereby sells (verkauft) to Purchaser 2 the US Cash Pool Receivable Claim, if any, with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date. Purchaser 2 hereby accepts such sale of the US Cash Pool Receivable Claim, if any.

8.3.2	Subject to all Closing Conditions being fulfilled or duly waived, Seller 2 undertakes to transfer (übertragen) on the Scheduled Closing Date the US Cash Pool Receivable Claim, if any, to Purchaser 2 by means of a separate transfer agreement substantially in the form attached hereto as Exhibit 8.2.2 (the “US Cash Pool Receivable Transfer Agreement”), and Purchaser 2 undertakes to accept on the Scheduled Closing Date such transfer of the US Cash Pool Receivable Claim, if any, in accordance with the terms and conditions of the US Cash Pool Receivable Transfer Agreement.

8.4	Sale and Transfer of the Shareholder Loan Claims

8.4.1	Seller 1 hereby sells (verkauft) to Purchaser 1 the Shareholder Loan Claims with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date. Purchaser 1 hereby accepts such sale of the Shareholder Loan Claims.

8.4.2	Subject to all Closing Conditions being fulfilled or duly waived, Seller 1 undertakes to transfer (übertragen) on the Scheduled Closing Date the Shareholder Loan Claims to Purchaser 1 by means of a separate transfer agreement substantially in the form attached hereto as Exhibit 8.2.2 (the “Shareholder Loan Transfer Agreement”), and Purchaser 1 undertakes to accept on the Scheduled Closing Date such transfer of the Shareholder Loan Claims in accordance with the terms and conditions of the Shareholder Loan Transfer Agreement.

8.5	Consents

Sellers shall provide Purchasers with KE DE’s consent to the transfer of the German Cash Pool Receivable Claim, KE US’s consent to the transfer of the US Cash Pool Receivable Claim and KE CH’s consent to the transfer of the Shareholder Loan Claims in each case substantially in the form as attached hereto as Exhibit 8.5 and in each case without undue delay (unverzüglich) after the Signing Date.

8.6	Rights Pertaining to the Sold Claims

The sale and transfer of the German Cash Pool Receivable Claim, if any, the US Cash Pool Receivable Claim, if any, and the Shareholder Loan Claims (collectively “Sold Claims”) shall include all rights pertaining to the Sold Claims, if any, in particular any claim to receive outstanding interest accrued as of the Closing Date.

8.7	Repayment of the Sold Claims

8.7.1	Purchasers shall neither request nor accept, in any manner, repayment or satisfaction of the German Cash Pool Receivable Claim and/or the Shareholder Loan Claims, if any, in whole or in part, and shall procure (steht dafür ein) that the Group Companies (or any other parties who assume the German Cash Pool Receivable Claim and/or the Shareholder Loan Claims, if any, or parts thereof, from the Group Companies) will not repay, settle or satisfy the German Cash Pool Receivable Claim and/or the Shareholder Loan Claims, if any, in whole or in part, to Purchasers or any Purchaser Affiliates (or any other party to which Purchasers or any Purchaser Affiliates transfer the German Cash Pool Receivable Claim and/or the Shareholder Loan Claims or parts thereof, if any), in each case prior to the expiration of a period of twelve (12) month after the Closing Date.

8.7.2	As from the Closing Date, Purchasers shall indemnify and hold harmless Sellers and any Seller Affiliates from and against any claims in connection with the Shareholder Loan Agreements, the Cash Pool Agreements and/or any claw backs of any insolvency administrator regarding the repayment, settlement or satisfaction of the German Cash Pool Receivable Claim and/or the Shareholder Loan Claims or parts thereof in breach of the obligations set forth in Section 8.7.1.

9.	Sale and Transfer of the KE DE Share 2

9.1	Sale and Transfer of the KE DE Share 2

9.1.1	Subject to the due fulfilment of the conditions precedent (aufschiebende Bedingungen) that (i) Closing has occurred, (ii) the Call Option has been exercised by Purchaser 1 or the Put Option has been exercised by Seller 1, as the case may be, and (iii) the Option Purchase Price has been paid by Purchaser 1 to Seller 1, Seller 1 hereby sells (verkauft) and transfers (überträgt) to Purchaser 1 the KE DE Share 2 with economic effect (mit wirtschaftlicher Wirkung) and with effect in rem (mit dinglicher Wirkung) as of the relevant Option Effective Date. Purchaser 1 hereby accepts such sale of the KE DE Share 2.

9.1.2	Seller 1 and Purchaser 1 shall do all acts, and sign, execute and deliver all documents, which are necessary to effect the transfer of the KE DE Share 2 from Seller 1 to Purchaser 1 in accordance with the terms and conditions of this Agreement.

9.2	Fundamental KE DE Share 2 Warranties

9.2.1	Seller 1 hereby warrants to Purchaser 1 by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB that the statements made in this Section 9.2.1 (collectively “Fundamental KE DE Share 2 Warranties”) are true and correct as of the relevant Option Effective Date. Sellers’ liability shall be subject to any limitations, procedures and remedies contained in this Agreement, in particular the limitations, procedures and remedies set forth in Section 19, which shall be applied mutatis mutandis. In view of these limitations and procedures, the Fundamental KE DE Share 2 Warranties shall neither constitute a quality agreement (Beschaffenheitsvereinbarung) within the meaning of Section 434 para. 1 BGB nor a guarantee of condition (Beschaffenheitsgarantie) within the meaning of Section 444 BGB, but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis).

(a)	The KE DE Share 2 is validly issued, fully paid up, not repaid and non-assessable (keine Nachschusspflichten).

(b)	Seller 1 has free and clear title to the KE DE Share 2 sold under this Agreement by Seller 1. The KE DE Share 2 is (i) free and clear of any security interests, liens, pledges, or other encumbrances or third party rights and (ii) not subject to any transfer restrictions or pre-emption or similar acquisition rights, except as set out in the articles of association or other organizational documents of KE DE or pursuant to any applicable securities or similar Laws. There is no agreement or commitment entered into by Seller 1 to give or create any such restrictions or pre-emption or similar acquisition rights.

9.2.2	Except for the Fundamental KE DE Share 2 Warranties, Purchaser 1 acquires the KE DE Share 2 on an “as-is” basis and has full knowledge of the respective facts pertaining to this basis. Except for the Fundamental KE DE Share 2 Warranties, Seller 1 does not give any representation or warranty, provides no indemnity and assumes no responsibility or liability for, or in relation to, the status or condition of the KE DE Share 2. Except for the Fundamental KE DE Share 2 Warranties, Purchaser 1 confirms that it does not rely on any representation, warranty, indemnity, assumption of responsibility or liability or any other undertaking when acquiring the KE DE Share 2.

9.2.3	Except for the Fundamental KE DE Share 2 Warranties, to the extent legally permissible, all claims of Purchaser 1 under or in connection with this Agreement regarding defects in quality of, or title to, the KE DE Share 2, or out of, or in connection with, the KE DE Share 2, shall be excluded and are hereby expressly waived by Purchaser 1, with such waiver being hereby accepted by Seller 1.

9.3	Call Option and Put Option

9.3.1	Purchaser 1 shall have the option, but shall not be required, to purchase all, but not less than all, of the KE DE Share 2 from Seller 1 (the “Call Option”) with effect no later than 31 December 2025 (the “Call Option Effective Date”) against payment of a cash consideration in a fixed amount of EUR 5,000,000 (in words: Euro five million) (the “Option Purchase Price”). Purchaser 1 shall be entitled to exercise the Call Option for all, but not less than all, of the KE DE Share 2 at any time in the period between the Closing Date and 30 November 2025 by delivery of a written notice to Seller 1.

9.3.2	Seller 1 shall have the option, but shall not be required, to sell all, but not less than all, of the KE DE Share 2 to Purchaser 1 (the “Put Option”) with effect as of 31 December 2025 (the “Put Option Effective Date” and, together with the Call Option Effective Date, the “Option Effective Date”) against payment of the Option Purchase Price. Seller 1 shall be entitled to exercise the Put Option for all, but not less than all, of the KE DE Share 2 at any time in the period between 1 January 2025 and 30 November 2025 by delivery of a written notice to Purchaser 1.

9.3.3	In the event of (i) a direct or indirect change of control of Purchaser 1, (ii) a direct or indirect business combination (by way of merger or otherwise) of Purchaser 1 with any third party, (iii) a direct or indirect change of control of KE DE, (iv) a direct or indirect business combination (by way of merger or otherwise) of KE DE with any third party, (v) a disposal by KE DE of all or substantially all of its assets or (vi) a material breach by either Purchaser of its obligations under this Agreement, in each case of lit. (i) through (v), other than as contemplated by the Business Combination Agreement and any transactions to be consummated under or in connection with the de-SPAC, including any related pre-Closing restructurings, Seller 1 shall be, subject to the occurrence of Closing, entitled to exercise the Put Option for all, but not less than all, of the KE DE Share 2 at any time (in its sole discretion) and with effect as of any date (in its sole discretion) in the period between the occurrence of such change of control, disposal or material breach and 30 November 2025, in which case such effective date shall be the Option Effective Date.

9.4	Option Purchase Price

The Option Purchase Price shall be due (fällig) and payable (zahlbar) on the relevant Option Effective Date.

9.5	Rights Pertaining to the KE DE Share 2

The sale and transfer of the KE DE Share 2 pursuant to Section 9.1 shall include all rights and obligations associated with or otherwise pertaining to the KE DE Share 2, including the rights to receive dividends for the then current fiscal year and for then previous fiscal years (if any), unless they have been distributed to Seller 1 prior to the relevant Option Effective Date.

10.	Joint Shareholding

10.1	Information Rights

10.1.1	During the period between the Closing Date and the relevant Option Effective Date, if any, Purchaser 1 shall provide Seller 1 with the following information:

(a)	Audited (to the extent they are audited) individual financial statements of KE DE and its Subsidiaries within three (3) months after the end of each financial year of KE DE;

(b)	(Unaudited) financial reports of KE DE and its Subsidiaries in the form and at the time as submitted for regular reporting purposes to Purchaser 1 and its investors (which is currently foreseen to be bi-annual);

(c)	Information reasonably required to file Tax Returns in accordance with applicable Tax Laws as reasonably requested by Seller 1 from time to time.

10.1.2	In addition to the information described under Section 10.1.1, Purchaser 1 shall procure (steht dafür ein) that KE DE will provide Seller 1 with any information reasonably required by Seller 1 in order for Seller 1 or any Seller Affiliate to comply with applicable regulatory requirements or obligations, any internal reporting and data filing requirements or any other comparable legitimate purposes.

10.1.3	The information and inspection rights under Section 51a GmbHG regarding matters relating to KE DE shall remain unaffected.

10.2	Certain Other Rights and Obligations

10.2.1	Purchasers shall use their shareholder rights to instruct the management of the Group Companies without undue delay after the Closing Date to act in all material respects in compliance with all applicable Laws in respect of the Business during the period between the Closing Date and the relevant Option Effective Date, if any.

10.2.2	During the period between the Closing Date and the relevant Option Effective Date, if any, Purchasers shall procure (stehen dafür ein) that the Group Companies implement and/or maintain a compliance system customary for companies of their size which are subsidiaries of an entity listed on a U.S. stock exchange.

10.2.3	During the period between the Closing Date and the relevant Option Effective Date, if any, Purchasers shall procure (stehen dafür ein) that Seller 1 will at all times be entitled and enabled to exercise its rights as shareholder of KE DE virtually and/or by circular resolution, unless a stricter form is required by mandatory law.

10.2.4	During the period between the Closing Date and the relevant Option Effective Date, if any, Seller 1 shall be entitled, but not be obliged, to exercise its statutory shareholder rights, including any statutory participation rights and any statutory veto rights.

10.2.5	During the period between the Closing Date and the relevant Option Effective Date, if any, Seller 1 shall have no obligation to participate in any capital increase of KE DE, to otherwise provide additional funding to KE DE (keine Nachschusspflichten) or to otherwise cooperate with or provide assistance or support to KE DE or Purchaser, except as specifically provided for in this Agreement.

10.2.6	The Parties agree that:

(a)	if the Independent Committee approves the settlement of a claim which may give rise to a claim of Purchasers against Sellers under Section 21 or Section 22 by unanimous vote (einstimmiger Beschluss), Seller 1 shall not vote against (but may abstain from voting in) any shareholders resolution of KE DE to empower the management of KE DE to enter into the respective settlement agreement; and

(b)	if the Independent Committee does not approve the settlement of a claim which may give rise to a claim of Purchasers against Sellers under Section 21 or Section 22 by unanimous vote (einstimmiger Beschluss), Seller 1 and Purchaser 1 shall pass, and vote in favor of, a shareholders resolution of KE DE to instruct the management of KE DE to not enter into the respective settlement agreement.

11.	Purchase Price

11.1	Purchase Price

11.1.1	The aggregate purchase price for the sale and transfer of the KE DE Share 1, the KE US Interests, the German Cash Pool Receivable Claim, the US Cash Pool Receivable Claim and the Shareholder Loan Claims (the “Closing Purchase Price”) to be paid by Purchasers to Sellers shall amount to:

(a)	a fixed amount of

EUR 10,000,000
(in words: Euro ten million)

(b)	plus the amount, if any, by which the aggregated amount of Cash of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Target Cash Balance Amount;

(c)	minus the amount, if any, by which the aggregated amount of Cash of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Target Cash Balance Amount;

(d)	minus the amount, if any, by which the aggregated amount of Debt of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Target Debt Balance Amount;

(e)	plus the amount, if any, by which the aggregated amount of Debt of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Target Debt Balance Amount;

(f)	plus the amount, if any, by which the aggregated amount of Working Capital of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Working Capital Target Amount;

(g)	minus the amount, if any, by which the aggregated amount of Working Capital of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Working Capital Target Amount;

(h)	plus the amount, if any, by which the External Advisor Amount exceeds EUR 500,000 (in words: Euro five hundred thousand) (“External Advisor Amount Threshold”), it being understood and agreed that, for purposes of this Section 11.1.1(h) and Section 26.6, the Parties shall take into consideration that a portion of the External Advisor Amount in an amount equalling EUR 900,000 (in words: Euro nine hundred thousand) has already been reimbursed by Purchasers to Sellers prior to the Signing Date.

11.1.2	For purposes of calculating the aggregated amount of Cash, Debt and Working Capital of the Group Companies, the Exchange Rates applicable on the Effective Date shall be used for converting any non-Euro denominated amounts into Euro denominated amounts.

11.1.3	The calculation of the fixed amount pursuant to Section 11.1.1(a) as derived from the enterprise value of the Target Companies is attached hereto as Exhibit 11.1.3 (the “Equity Value Bridge”).

11.1.4	The Closing Purchase Price shall be due (fällig) and payable (zahlbar) on the Scheduled Closing Date and payable in accordance with Section 11.6.

11.2	2nd Purchase Price

In addition to the Closing Purchase Price, an amount, if any, of EUR 15,000,000 (in words: Euro fifteen million) shall be paid by Purchasers to Sellers as an earn-out which shall be due (fällig) and payable (zahlbar) within thirty (30) Business Days from the date of submission of the audited 2023 consolidated financial statements of the Target Companies (or any of its direct or indirect shareholders), but in any event no later than on 30 September 2024, in accordance with the conditions set forth in Exhibit 11.2 (the “2nd Purchase Price”). Purchasers shall use reasonable efforts that as soon as reasonably practical after 31 December 2023, audited consolidated financial statements of the Target Companies for the fiscal year ending on 31 December 2023 are (i) prepared and approved by Purchasers and the Target Companies and (ii) delivered by Purchasers to Sellers.

11.3	3rd Purchase Price

In addition to the Closing Purchase Price and the 2nd Purchase Price, an amount, if any, of up to EUR 9,500,000 (in words: Euro nine million five hundred thousand) shall be paid by Purchasers to Sellers as an earn-out which shall be due (fällig) and payable (zahlbar) within thirty (30) Business Days from the date of submission of the audited 2024 consolidated financial statements of the Target Companies (or any of its direct or indirect shareholders), but in any event no later than on 30 September 2025, in accordance with the terms and conditions set forth in Exhibit 11.3 (the “3rd Purchase Price” and, together with the Closing Purchase Price and the 2nd Purchase Price, the “Purchase Price”). Purchasers shall use reasonable efforts that as soon as reasonably practical after 31 December 2024, audited consolidated financial statements of the Target Companies for the fiscal year ending on 31 December 2024 are (i) prepared and approved by Purchasers and the Target Companies and (ii) delivered by Purchasers to Sellers.

11.4	Certain Definitions

11.4.1	“Cash” means any of the items identified as “Cash” in Exhibit 11.4, aggregated with respect to the Group Companies and calculated in accordance with the Relevant Accounting Principles, and shall in particular include any SFY Loss Compensation Claim owed by Seller 1 to KE DE, in each case if and to the extent not yet repaid and/or settled on the Effective Date.

11.4.2	“Target Cash Balance Amount” means an amount equaling EUR 53,900,000 (in words: Euro fifty-three million nine hundred thousand).

11.4.3	“Debt” means any of the items identified as “Debt” in Exhibit 11.4, aggregated with respect to the Group Companies and calculated in accordance with the Relevant Accounting Principles, and shall in particular include any SFY Profit Transfer Claim owed by KE DE to Seller 1, in each case if and to the extent not yet repaid and/or settled on the Effective Date, but shall exclude the Shareholder Loan Claims.

11.4.4	“Target Debt Balance Amount” means an amount equaling EUR 8,297,240 (in words: Euro eight million two hundred ninety-seven thousand two hundred forty).

11.4.5	“Working Capital” shall mean any of the items identified as “Working Capital” in Exhibit 11.4, aggregated with respect to the Group Companies and calculated in accordance with the Relevant Accounting Principles, but shall exclude any Cash items and any Debt items.

11.4.6	“Working Capital Target Amount” means an amount equaling - EUR 12,000,000 (in words: minus Euro twelve million).

11.4.7	“External Advisor Amount” means an amount equaling the aggregate amount of any fees, costs and expenses incurred by Sellers, any Seller Affiliates and any Group Companies in connection with the engagement of certain external auditing firms by Sellers, such Seller Affiliates and such Group Companies, in each case as described in more detail in Exhibit 11.4.7.

11.5	Notification of Preliminary Closing Purchase Price

11.5.1	No later than ten (10) Business Days prior to the Scheduled Closing Date, Sellers shall deliver to Purchasers a written statement of their reasonable good faith estimate of the Closing Purchase Price (the “Preliminary Closing Purchase Price”), including Sellers’ reasonable good faith estimates of the aggregated amounts of Cash, Debt and Working Capital of the Group Companies.

11.5.2	Sellers’ estimate of the aggregated amounts of Cash, Debt and Working Capital of the Group Companies shall be based on the Relevant Accounting Principles.

11.5.3	The notification of Sellers’ estimate of the aggregated amounts of Cash, Debt and Working Capital of the Group Companies shall include reasonable documentation and details supporting such estimates. Until and including the fifth (5th) Business Day prior to the Scheduled Closing Date, Purchasers may comment on Sellers’ estimate of the aggregated amounts of Cash, Debt and Working Capital of the Group Companies. Sellers shall cooperate in good faith with Purchasers to review such comments, provided, however, that in the absence of fraud or manifest error, the aggregated amounts of Cash, Debt and Working Capital of the Group Companies notified by Sellers to Purchasers pursuant to Section 11.5.1 shall prevail.

11.6	Payment of Preliminary Closing Purchase Price,

On the Scheduled Closing Date, Purchasers shall pay the Preliminary Closing Purchase Price in accordance with Section 11.8 to Sellers’ Account.

11.7	Final Closing Purchase Price

11.7.1	Following the Closing Date, Sellers and Purchasers shall finally determine the aggregated amounts of Cash, Debt and Working Capital of the Group Companies as well as the resulting amount of the Closing Purchase Price (the “Final Closing Purchase Price”) in accordance with Section 12.

11.7.2	Upon the Effective Date Statement becoming binding on Sellers and Purchasers in accordance with Section 12, any difference between the Preliminary Closing Purchase Price and the Final Closing Purchase Price (the “Purchase Price Adjustment Amount”) shall be settled as follows:

(a)	In the event that the Purchase Price Adjustment Amount is in favor of Sellers, Purchasers shall pay such Purchase Price Adjustment Amount to Sellers’ Account.

(b)	In the event that the Purchase Price Adjustment Amount is in favor of Purchasers, Sellers shall pay such Purchase Price Adjustment Amount to Purchasers’ Account.

(c)	Any payment of a Purchase Price Adjustment Amount shall become due (fällig) and payable (zahlbar) ten (10) Business Days after the Effective Date Statement becoming binding on Sellers and Purchasers in accordance with Section 12.

11.8	Modes of Payment and Bank Accounts

11.8.1	Any payments owed by Purchasers to Sellers under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date and free of bank and other charges, to the bank account of Sellers (“Sellers’ Account”) as set forth in Exhibit 11.8 or to such other bank account as Sellers designate by written notice to Purchasers at least five (5) Business Days in advance.

11.8.2	Any payments owed by Sellers to Purchasers under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date and free of bank and other charges, to the bank account of Purchasers (“Purchasers’ Account”) as set forth in Exhibit 11.8 or to such other bank account as Purchasers designate by written notice to Sellers at least five (5) Business Days in advance.

11.8.3	Sellers and Purchasers shall instruct the bank maintaining Sellers’ Account and Purchasers’ Account, respectively, to confirm immediately upon receipt of the payments as set out in Sections 11.8.1 through 11.8.2 such receipt by email to Sellers and Purchasers (the “Payment Confirmation”).

11.9	Default

Any failure of Purchasers to pay the Purchase Price (or any portions thereof) pursuant to this Section 11 on its due date results in Purchasers’ immediate default (Verzug) without any reminder or notice being required. In this event, the relevant Purchaser(s) owe default interest (Verzugszinsen) to the relevant Seller(s) pursuant to Section 26.17 on any amounts becoming due (fällig) and payable (zahlbar) as from the respective due date until, but not including, the day of actual payment. The right to claim compensation for damages in the event of a default shall remain unaffected.

11.10	Purchase Price Allocation

The Purchase Price shall be allocated to Sellers as follows:

11.10.1	An amount corresponding to the amount of the German Cash Pool Receivable Claim as of the Effective Date shall be allocated to the German Cash Pool Receivable Claim sold and transferred by Seller 1 (the “German Cash Pool Receivable Purchase Price”).

11.10.2	An amount corresponding to the amount of the US Cash Pool Receivable Claim as of the Effective Date shall be allocated to the US Cash Pool Receivable Claim sold and transferred by Seller 2 (the “US Cash Pool Receivable Purchase Price”).

11.10.3	An amount corresponding to the amount of the Shareholder Loan Claims as of the Effective Date shall be allocated to the Shareholder Loan Claims sold and transferred by Seller 1 (the “Shareholder Loan Purchase Price”).

11.10.4	An amount corresponding to the following amount shall be allocated to the KE DE Share 1 sold and transferred by Seller 1:

(a)	95% (in words: ninety-five percent) of the Fixed Closing Share Purchase Price;

(b)	plus 95% (in words: ninety-five percent) of the amount, if any, by which the aggregated amount of Cash of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Target Cash Balance Amount;

(c)	minus 95% (in words: ninety-five percent) of the amount, if any, by which the aggregated amount of Cash of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Target Cash Balance Amount;

(d)	minus 95% (in words: ninety-five percent) of the amount, if any, by which the aggregated amount of Debt of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Target Debt Balance Amount;

(e)	plus 95% (in words: ninety-five percent) of the amount, if any, by which the aggregated amount of Debt of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Target Debt Balance Amount;

(f)	plus 95% (in words: ninety-five percent) of the amount, if any, by which the aggregated amount of Working Capital of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Working Capital Target Amount;

(g)	minus 95% (in words: ninety-five percent) of the amount, if any, by which the aggregated amount of Working Capital of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Working Capital Target Amount.

11.10.5	An amount corresponding to the following amount (the “KE US Share Purchase Price”) shall be allocated to the KE US Interests sold and transferred by Seller 2:

(a)	5% (in words: five percent) of the Fixed Closing Share Purchase Price;

(b)	plus 5% (in words: five percent) of the amount, if any, by which the aggregated amount of Cash of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Target Cash Balance Amount;

(c)	minus 5% (in words: five percent) of the amount, if any, by which the aggregated amount of Cash of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Target Cash Balance Amount;

(d)	minus 5% (in words: five percent) of the amount, if any, by which the aggregated amount of Debt of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Target Debt Balance Amount;

(e)	plus 5% (in words: five percent) of the amount, if any, by which the aggregated amount of Debt of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Target Debt Balance Amount;

(f)	plus 5% (in words: five percent) of the amount, if any, by which the aggregated amount of Working Capital of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement exceeds the Working Capital Target Amount;

(g)	minus 5% (in words: five percent) of the amount, if any, by which the aggregated amount of Working Capital of the Group Companies on the Effective Date as determined in accordance with Section 12 on the basis of the Final Effective Date Statement falls below the Working Capital Target Amount.

11.10.6	An amount corresponding to the External Advisor Amount shall be allocated to the KE DE Share 1 sold and transferred by Seller 1.

11.10.7	The 2nd Purchase Price and/or the 3rd Purchase Price, as applicable, shall be allocated to Sellers as follows: (i) 95% (in words: ninety-five percent) thereof shall be allocated to Seller 1 and (ii) 5% (in words: five percent) thereof shall be allocated to Seller 2.

11.10.8	“Fixed Closing Share Purchase Price” shall mean the fixed amount set forth in Section 11.1.1(a) less the (i) German Cash Pool Receivable Purchase Price, (ii) the US Cash Pool Receivable Purchase Price and the (iii) Shareholder Loan Purchase Price.

11.10.9	An illustrative allocation of the Purchase Price to Sellers is attached hereto as Exhibit 11.10.9.

11.11	VAT

The Purchase Price is a net amount that does not yet include any amount in respect of VAT. It is the Parties’ mutual understanding that the sale and transfer of the Sold Shares is either not subject to VAT (nicht steuerbar) or is exempt from VAT (nicht steuerpflichtig). In relation to the sale and transfer of the Sold Shares, Sellers shall not waive any exemption from VAT, in particular pursuant to Section 9 UStG or any comparable provision under the Law of any other jurisdiction. If and to the extent that, contrary to the assumption of the Parties, VAT is or becomes chargeable on the sale and transfer of the Sold Shares, Purchasers shall pay to the relevant Seller an amount equal to such VAT (plus any applicable interest on such VAT that has been assessed by a Tax Authority against the relevant Seller) in addition to the Purchase Price, provided and to the extent that the reverse charge provisions (according to which the recipient owes the VAT) do not apply. Such amount in respect of VAT shall be due (fällig) and payable (zahlbar) as soon as Purchasers have received an invoice which complies with the provisions of Sections 14, 14a UStG or any comparable provision under the Law of any other jurisdiction. By way of clarification, this shall not apply in the event that the Seller breaches its aforementioned obligation and opts for VAT. In this case, the Purchase Price shall be the gross amount including VAT.

12.	Final Determination of Closing Purchase Price

12.1	Preparation of Effective Date Balance Sheet and Effective Date Statement

Within ninety (90) Business Days after the Closing Date, Sellers shall prepare and deliver to Purchasers an aggregated balance sheet (Bilanz) for the Group Companies as of the Effective Date (the “Effective Date Balance Sheet”). On the basis of the Effective Date Balance Sheet, Sellers shall prepare and deliver to Purchasers together with the Effective Date Balance Sheet a statement (the “Effective Date Statement”) of (i) the aggregated amounts of Cash, Debt and Working Capital of the Group Companies as of the Effective Date, (ii) the amount of the adjustments pursuant to Sections 11.1.1(b) through 11.1.1(h) and (iii) the amount of the Closing Purchase Price, each as determined in accordance with the terms and conditions of this Agreement, such statement to be substantially in the form attached hereto as Exhibit 12.1.

12.2	Relevant Accounting Principles

12.2.1	The Effective Date Balance Sheet shall be prepared on an aggregated basis based on a going concern assumption and in line with past practice amended by certain specific accounting principles.

12.2.2	The Effective Date Balance Sheet shall be aggregated based on the individual balance sheets of the Group Companies. The aggregation procedures shall comprise:

(a)	all assets, liabilities and net assets of the Group Companies shall be aggregated;

(b)	all receivables and liabilities resulting from transactions between the Group Companies shall be eliminated;

(c)	any profits included in the value of any assets shall be eliminated if and to the extent these profits result from transactions between the Group Companies, provided that for Kiepe Electric S.r.l. and Kiepe Electric Corporation no such elimination of inter-company profits shall be performed;

(d)	no capital consolidation shall be performed; and

(e)	any amounts owed between the Group Companies shall be fully reconciled and any intercompany differences shall be considered in the sum of equity in the Effective Date Balance Sheet not affecting the Purchase Price.

12.2.3	Specifically, the following accounting principles shall be applied:

(a)	there shall be no impairment and/or change of assets or recognition and/or change in liabilities, provisions or any other obligations triggered by the change of control in the Group Companies because of the Transaction;

(b)	no provisions shall be made on account of customers of the Group Companies exercising any rights they may enjoy due to the change of control having occurred in the course of the Transaction;

(c)	cut-off procedures, reserves, provisions and accruals and other yearend adjustments shall be reflected as if the Effective Date were the last day of a fiscal year;

(d)	the balance sheets for the Group Companies reflected in the Effective Date Balance Sheet shall be prepared with the same degree of care and attention using procedures that would customarily be adopted for statutory accounts prepared at a fiscal year end;

(e)	the values of the Cash Pool Payable Claims shall equal the respective values determined by KB AG, Sellers and the Target Companies for purposes of the repayment and settlement thereof pursuant to Section 6.2;

(f)	in applying the Seller Financial Reporting Guidelines, any Cash, Debt and Working Capital balances with Sellers or their Affiliates shall be treated as if these entities were third parties;

(g)	post-balance sheet effects (Wertaufhellungen) shall only be considered until the date of delivery of the Effective Date Balance Sheet to Purchasers (the “Balance Sheet Delivery Date”); and

(h)	specific classifications set forth in the definition of Cash, Debt and Working Capital

(collectively “Specific Accounting Principles”).

12.2.4	To the extent not covered by the Specific Accounting Principles, the accounting policies, principles, practices, evaluation rules and procedures, methods and bases (in particular as the same relates to management judgment principles) adopted by the Group Companies in the preparation of the KE DE Financial Statements and the KE US Financial Statements, respectively, as amended by any changes introduced until the Effective Date and applicable to the entire Seller Group and formally communicated within the Seller Group (collectively “Historic Accounting Principles” and, together with the Specific Accounting Principles, collectively “Applicable Accounting Principles”) shall apply.

12.2.5	To the extent not covered by the Applicable Accounting Principles, the Seller Financial Reporting Guidelines as applicable on the Signing Date and as amended by any changes introduced until the Effective Date and applicable to the entire Seller Group and formally communicated within the Seller Group (the “Seller Financial Reporting Guidelines”) shall apply.

12.2.6	To the extent not covered by the Applicable Accounting Principles or the Seller Financial Reporting Guidelines, German GAAP as applicable on the Effective Date shall apply.

12.2.7	In case of a conflict between German GAAP on the one hand and the Historic Accounting Principles or the Seller Financial Reporting Guidelines on the other hand:

(a)	for the determination of the aggregated amount of Cash and Debt of the Group Companies, the provisions of German GAAP shall prevail if application of the Historic Accounting Principles or the Seller Financial Reporting Guidelines would not be compliant with German GAAP; otherwise, the Historic Accounting Principles and/or the Seller Financial Reporting Guidelines shall prevail over the provisions of German GAAP; and

(b)	for the determination of the aggregated amount of Working Capital of the Group Companies, the Historic Accounting Principles and/or the Seller Financial Reporting Guidelines shall in any event prevail over the provisions of German GAAP.

12.2.8	In case of a conflict between the Seller Financial Reporting Guidelines and the Historic Accounting Principles:

(a)	for the determination of the aggregated amount of Cash and Debt of the Group Companies, the Seller Financial Reporting Guidelines shall prevail if application of the Historic Accounting Principles would not be compliant with the Seller Financial Reporting Guidelines; otherwise, the Historic Accounting Principles shall prevail over the Seller Financial Reporting Guidelines; and

(b)	for the determination of the aggregated amount of Working Capital of the Group Companies, the Historic Accounting Principles shall in any event prevail over the Seller Financial Reporting Guidelines.

12.2.9	In any event, the Specific Accounting Principles shall prevail over the Historic Accounting Principles, the Seller Financial Reporting Guidelines and German GAAP.

12.2.10	The provisions of this Agreement shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Effective Date Balance Sheet and the Effective Date Statement and no minimum materiality limits and thresholds shall be applied in calculating any amounts included in the Effective Date Balance Sheet and the Effective Date Statement.

12.2.11	The principles set out in Sections 12.2.1 through 12.2.10 shall be collectively referred to as “Relevant Accounting Principles”.

12.3	Cooperation Obligations

12.3.1	Sellers and Purchasers shall cooperate in good faith in connection with the initial preparation of the Effective Date Balance Sheet and the Effective Date Statement and provide each other, on reasonable advance notice and during normal business hours, with any information and documents, and access to the relevant employees of the other Party and its Affiliates, as each Party may reasonably request to prepare or review (as applicable) the Effective Date Balance Sheet and the Effective Date Statement. In particular, Purchasers shall, as from the Closing Date until the Effective Date Balance Sheet and the Effective Date Statement has become final and binding upon the Parties pursuant to Section 12.7, on reasonable advance notice and during normal business hours,

(a)	provide access to all documents and assistance by all relevant employees as well as members of the management of the Group Companies and their external advisors to the extent reasonably necessary for the preparation of the Effective Date Balance Sheet and the Effective Date Statement; and

(b)	provide all such other assistance as Sellers may reasonably request to prepare the Effective Date Balance Sheet and the Effective Date Statement.

12.3.2	The Parties agree that all information obtained under this Section 12.3 shall be treated as confidential information pursuant to Section 26.1.

12.4	Review Mechanism

12.4.1	Purchasers are entitled to conduct a review of the Effective Date Balance Sheet and the Effective Date Statement. As promptly as practicable, but in no event later than forty (40) Business Days after receipt by Purchasers of the Effective Date Balance Sheet and the Effective Date Statement (the “Review Period”), Purchasers shall inform Sellers in writing if they take the view that the Effective Date Balance Sheet and/or the Effective Date Statement do not comply with the requirements as stipulated in this Agreement (the “Notice of Objection”).

12.4.2	Any Notice of Objection shall (i) specifically enumerate the items and calculations objected to and be accompanied by a revised version of the Effective Date Balance Sheet and the Effective Date Statement reflecting the changes necessary from Purchasers’ perspective, (ii) in reasonable detail specify the reasons for Purchasers’ objections and (iii) provide reasonable evidence to support Purchasers’ objections in respect of each such item and calculation. Purchasers shall only be entitled to base a Notice of Objection on a revised management judgment on the valuation of Working Capital or pension positions if and to the extent facts affecting such judgment which were known to the management of the Group Companies as of the Balance Sheet Delivery Date were not reflected in a management judgment.

12.4.3	Any line items not identified in any Notice of Objection and the revised version of the Effective Data Balance Sheet and the Effective Date Statement as being in dispute shall be deemed to be agreed for the purposes of this Agreement and will therefore, in the absence of fraud or manifest error, be final and binding upon the Parties, unless and to the extent where a line item needs to be changed as a direct consequence of the agreement or determination of a disputed line item.

12.4.4	Upon receipt by Sellers of a Notice of Objection, Sellers and Purchasers shall promptly seek to resolve the matters set forth in any Notice of Objection in good faith.

12.5	Neutral Auditor

12.5.1	If, following a Notice of Objection, Sellers and Purchasers cannot agree on the requested changes within twenty (20) Business Days following the delivery of the Notice of Objection, each of Sellers (jointly) and Purchasers shall be entitled to request the audit firms listed in Exhibit 12.5.1 in the order and according to the principles set out in Exhibit 12.5.1 to act as expert (Schiedsgutachter) and not as arbitrator (Schiedsrichter) (the “Neutral Auditor”) to determine the aggregated amounts of Cash, Debt and Working Capital of the Group Companies, if and to the extent such amount is in dispute between Sellers and Purchasers, provided that in case all of the audit firms listed in Exhibit 12.5.1 decline to act for any reasons, each of Sellers (jointly) and Purchasers (jointly) shall be entitled to request the “Institut der Wirtschaftsprüfer in Deutschland e.V.”, Düsseldorf, to appoint a Neutral Auditor.

12.5.2	The Neutral Auditor shall give Sellers and Purchasers adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of Sellers and Purchasers and their advisors, provided in the event that either Sellers or Purchasers fail to attend such hearings in spite of having been properly notified of such hearing, such hearings may be conducted in the absence of such absent Party or Parties, as the case may be.

12.5.3	The Neutral Auditor shall be engaged on behalf of Sellers and Purchasers either by Sellers and Purchasers jointly or, if they cannot agree on the terms of engagement within twenty (20) Business Days following a proposal of the Neutral Auditor, by either or both Sellers, in each case acting reasonably and in accordance with the terms and conditions of this Agreement, in particular the Key Terms of Engagement.

12.5.4	Sellers and Purchasers shall cause the Neutral Auditor, and instruct the Neutral Auditor in the terms of its engagement (collectively “Key Terms of Engagement”):

(a)	to allocate a sufficiently M&A and audit experienced partner and sufficiently M&A and audit experienced team members to the case;

(b)	to apply the Relevant Accounting Principles;

(c)	to conduct the proceedings in a fair and impartial manner;

(d)	to give Sellers and Purchasers the opportunity to comment if the Neutral Auditor intends to base its determination on any material aspect which has not been raised, or commented on, by either Sellers or Purchasers as a result of oversight or assumed lack of relevance, including in the event that any adjustment intended by the Neutral Auditor may result in any adjustment of any other item or amount relevant for the aggregated amounts of Cash, Debt and/or Working Capital of the Group Companies;

(e)	to conduct its analysis and make its determination as promptly as practicable and, except to the extent Sellers and Purchasers agree otherwise, in accordance with the procedures the Neutral Auditor deems appropriate; it being provided that the procedure of the Neutral Auditor shall require that:

(i)	each Party shall supply the other with a copy of any written representations at the same time as they are made to the Neutral Auditor; and

(ii)	the Neutral Auditor shall decide only on the specific line items which are in dispute between Sellers and Purchasers; and

(f)	to determine only:

(i)	whether any of the arguments for an alteration to the Effective Data Balance Sheets and/or the Effective Date Statement put forward in the Notice of Objection is correct in whole or in part; and

(ii)	if so, which alterations need to be made to the Effective Data Balance Sheets and/or the Effective Date Statement in order to correct any relevant inaccuracy contained in the Effective Data Balance Sheets and/or the Effective Date Statement,

i.e. the decision of the Neutral Auditor must not fall beyond or outside the respective positions taken by Sellers and Purchasers.

12.5.5	Each Party shall give the Neutral Auditor full access to all information and documents necessary for reaching its decision.

12.5.6	The Neutral Auditor shall issue a written report of its analysis within forty (40) Business Days (if possible), setting forth in reasonable detail its conclusions in respect of the relevant items and calculations and deliver revised versions of the Effective Date Balance Sheet and the Effective Date Statement to reflect these conclusions. The Effective Date Balance Sheet and the Effective Date Statement as so prepared by the Neutral Auditor shall be conclusive and binding on the Parties in accordance with Section 319 para. 1 BGB, absent of fraud or manifest errors.

12.6	Attribution of Costs and Expenses

The attribution of the costs and expenses (including VAT) of the Neutral Auditor to Sellers and Purchasers shall be bindingly determined by the Neutral Auditor together with its decision and in proportion to the success and defeat of Sellers and Purchasers.

12.7	Final Effective Date Statement

The Effective Date Statement shall become final and binding upon the Parties, if and to the extent:

12.7.1	Purchasers do not file a Notice of Objection within the Review Period; or

12.7.2	Sellers and Purchasers agree on the Effective Date Statement in writing; or

12.7.3	the Neutral Auditor makes a binding decision

(such final and binding Effective Date Statement the “Final Effective Date Statement”).

13.	Closing

13.1	Closing Conditions

13.1.1	The respective obligations of the Parties to take the actions set forth in Section 13.6 and to consummate (vollziehen) the Transaction (the “Closing”) shall be subject to the due fulfilment or waiver of the following conditions precedent (aufschiebende Bedingungen) (collectively “Closing Conditions”):

(a)	the relevant merger control clearances listed in Exhibit 13.1.1 (collectively “Merger Control Clearances”) have each been obtained by Purchasers in accordance with Section 13.2 or are deemed to be obtained, e.g., because the applicable waiting periods have expired or jurisdiction was declined, in each case without any impediments, restrictions or conditions, or because Sellers and Purchasers have jointly recognized that a filing is not required under applicable Law;

(b)	the foreign direct investment control clearances listed in Exhibit 13.1.1 (collectively “FDI Clearances”) have each been obtained by Purchasers in accordance with Section 13.2 or are deemed to be obtained, e.g., because the applicable waiting periods have expired or jurisdiction was declined, in each case without any impediments, restrictions or conditions, or because Sellers and Purchasers have jointly recognized that a filing is not required under applicable Law;

(c)	Purchaser 1, the SPAC and the ListCo have entered into (and not cancelled, withdrawn from or otherwise terminated) the Business Combination Agreement in connection with the de-SPAC in accordance with Section 17.7;

(d)	Purchasers have provided Sellers with the Equity Commitment Letter in accordance with Section 25;

(e)	Purchasers have provided Sellers with the Collateral Commitment Letter in accordance with Section 17.8;

(f)	Purchasers have provided Sellers with the Firm Commitment Letter in accordance with Section 17.9;

(g)	Sellers, Purchasers, the ListCo and the SPAC have entered into the Assumption of Joint Liability in accordance with Section 17.10; and

(h)	Sellers have provided Purchasers with the Audited IFRS Financials in accordance with Section 17.12.

13.1.2	Purchasers undertake not to agree (i) to any amendment or termination of the Equity Commitment Letter, the Collateral Commitment Letter and/or the Firm Commitment Letter (collectively “Commitment Letters”), (ii) to the waiver of any rights under the Commitment Letters or (iii) to the use of the funds which are committed under the Collateral Commitment Letter for any purpose other than to comply with its obligations under Section 24.6, in particular its obligations under Sections 24.6.3 and 24.6.4.

13.1.3	Purchasers shall exercise and enforce all their rights under the Commitment Letters, (i) under the Equity Commitment Letter at the Scheduled Closing Date, (ii) under the Collateral Commitment Letter if and to the extent and at the time necessary to comply with their obligations under Section 24.6, in particular their obligations under Sections 24.6.3 and 24.6.4, (iii) under the Firm Commitment Letter at the earlier of the completion of the de-SPAC and the first (1st) anniversary of the Closing Date.

13.2	Purchasers’ Clearance Undertakings

13.2.1	Purchasers shall procure (stehen dafür ein) that all actions necessary to prepare and make the filings for all Merger Control Clearances and all FDI Clearances (collectively “Clearances”) to be made with the competent Authorities responsible for any of the Clearances (collectively “Clearance Authorities”) for the Transaction will be made as soon as practically possible after the Signing Date, however, no later than ten (10) Business Days after the Signing Date or, if such filing is published in the relevant jurisdiction, after the date on which the Equity Commitment Letter has been provided by Purchasers to Sellers in accordance with Section 25 (and in any event not before the date on which the Equity Commitment Letter has been provided by Purchasers to Sellers in accordance with Section 25), subject to relevant information and authorizations of Sellers being provided in time. Such filings shall be made by Purchasers on behalf of all Parties. Subject to any restrictions imposed under applicable Laws, Purchasers shall keep Sellers regularly informed of the processing of the filings by the Clearance Authorities and shall provide Sellers regularly with copies of any correspondence with the Clearance Authorities and with copies of any written statement, order or decision of such Clearance Authorities.

13.2.2	Sellers shall, at their cost and expense, cooperate with Purchasers throughout the drafting and handling process of the filings for the Clearances and provide Purchasers with any assistance, analyses, data, documents or information required by Purchasers or reasonably considered necessary to satisfy any requests of information made by the Clearance Authorities or Purchasers in relation to drafting or processing of the filings for the Clearances or related submissions to the Clearance Authorities. Sellers also undertake to ensure that relevant key persons or executives of the Target Companies shall, at Purchasers’ reasonable request, participate in any negotiations or meetings deemed necessary for the processing of the filings for the Clearances and/or otherwise for the facilitation of the respective process.

13.2.3	Purchasers shall, with Sellers’ assistance and support, comply with all deadlines stated by the Clearance Authorities and promptly take all measures necessary within the respective proceedings. Purchasers shall provide Sellers regularly with copies of all documentation related to the filings for the Clearances (applications, position papers, orders, decisions, correspondence as well as all other documents) as well as, in each case, upon reasonable request of Sellers, to inform Sellers about the current status of the respective proceedings.

13.2.4	Purchasers shall, at their cost and expense, with Sellers’ assistance and support, take all measures required to obtain all Clearances prior to the Long Stop Date. Provided that Purchasers shall not be required to take any actions or make any declarations that would frustrate its economic rationale of the Transaction, Purchasers shall further be responsible for obtaining the Clearances and, in particular, shall undertake (or cause to be undertaken) all steps necessary to avoid or eliminate any impediment under applicable Law that may be asserted by any Clearance Authority or other governmental party so as to enable the Parties to close the Transaction as soon as possible, and, in any event, prior to the Long Stop Date, including committing to and effecting as promptly as practicable (i.e. in first phase proceedings, if possible under relevant rules), and in any event in compliance with any applicable deadlines, the sale, divestiture or disposition of such assets or properties of the Group Companies, and the entering into such other arrangements with respect to the Group Companies, as are necessary to effect the consummation of the Transaction as soon as reasonably practicable.

13.2.5	Purchasers shall not enter into any transaction or any agreement to effect any transaction (including any merger or acquisition) that is reasonably expected to materially increase the time required to obtain the Clearances, other than as contemplated by the Business Combination Agreement and any transactions to be consummated under or in connection with the de-SPAC, including any related pre-Closing restructurings.

13.2.6	If Purchasers become aware that it is reasonably likely that any Clearance will not be obtained or that conditions or obligations may be imposed by a Clearance Authority, Purchasers shall notify Sellers thereof without undue delay (unverzüglich).

13.2.7	If any of the Clearance Authorities prohibits the Transaction, Purchasers, upon reasonable request of Sellers, shall take such legal actions against the prohibition that is reasonably necessary or appropriate and, in addition, take such measures that are reasonably necessary or appropriate to obtain clearance of the Transaction.

13.3	No Further Clearances

Purchasers confirm to Sellers that Purchasers have used best efforts to investigate whether further clearances, other approvals or waivers by any Authorities are required to legally consummate the Transaction. Should the consummation of the Transaction require any clearances other than the Clearances, or should Purchasers or any Purchaser Affiliates breach or fail to fulfil any commitment, undertaking, condition or other agreement with, or order by, any relevant Clearance Authority relating to any Clearances and subject to any such breach, failure or non-fulfilment being predominantly attributable to them, Purchasers shall indemnify and hold harmless Sellers and any other Seller Indemnitees from any fines, liabilities and claims of Clearance Authorities or other Third Parties as well as costs and expenses (including legal fees) resulting therefrom, except to the extent that the fines or third party claims are the result of a violation by Sellers of their obligations under this Agreement.

13.4	Notifications Regarding Closing Conditions

Each Party shall inform the respective other Party in each case of (i) the fulfilment of a Closing Condition and (ii) the definitive (endgültig) failure of the fulfilment of a Closing Condition, in each case without undue delay (unverzüglich) after having obtained knowledge thereof.

13.5	Waiver of Closing Conditions

To the extent legally permissible, without prejudice to Purchasers’ obligation to pay the Purchase Price, (i) Sellers and Purchasers may jointly waive the fulfillment of any of the Closing Conditions contained in Sections 13.1.1(a) and 13.1.1(b) (collectively “Joint Closing Conditions”) (in whole or in part) by written agreement, (ii) Sellers may jointly waive the fulfillment of any of the Closing Conditions contained in Sections 13.1.1(c), 13.1.1(d), 13.1.1(e), 13.1.1(f) and 13.1.1(g) (collectively “Seller Closing Conditions”) (in whole or in part) by written notice (excluding email) to Purchasers and (iii) Purchasers may waive the fulfillment of the Closing Condition contained in Section 13.1.1(h) (the “Purchaser Closing Condition”) (in whole or in part) by written notice (excluding email) to Sellers. The effect of a waiver of a Closing Condition (in whole or in part) shall be limited to eliminating the need that the respective part of the Closing Condition be fulfilled at the Closing and shall not limit or prejudice any claims the Parties may have with respect to any circumstances relating to such Closing Condition not being taken pursuant to this Agreement.

13.6	Closing Actions

Closing shall occur at 9:00 hours on the Scheduled Closing Date at the offices of Baker McKenzie, Theatinerstrasse 23, 80333 Munich, Germany, unless Sellers and Purchasers agree in writing on another location and/or time. On the Scheduled Closing Date, Sellers and Purchasers shall simultaneously (Zug um Zug) take, if not already taken, the following actions (collectively “Closing Actions”):

13.6.1	Seller 1 and Purchaser 1 shall notarize the KE DE Share 1 Transfer Agreement in accordance with Section 7.2.1.

13.6.2	Seller 2 shall execute and deliver the KE US Interest Assignment in accordance with Section 7.2.2.

13.6.3	Seller 1 and Purchaser 1 shall execute the German Cash Pool Receivable Transfer Agreement, if any, in accordance with Section 8.2.2.

13.6.4	Seller 2 and Purchaser 2 shall execute the US Cash Pool Receivable Transfer Agreement, if any, in accordance with Section 8.3.2.

13.6.5	Seller 1 and Purchaser 1 shall execute the Shareholder Loan Transfer Agreement in accordance with Section 8.4.2.

13.6.6	Seller 2 shall provide Purchaser 2 with a duly completed and executed IRS Form W-9.

13.6.7	Seller 1 shall provide to Purchaser 1 a copy of the executed Kiepe India SPA in accordance with Section 17.12 and reasonable evidence that the transfer of the Kiepe India Shares contemplated thereunder has been completed.

13.6.8	Seller 1 shall provide to Purchaser 1 copies of the executed PLTA Termination Agreement, if any, the executed PLTA Termination Notice and the approvals of the shareholders’ meetings of Seller 1 and KE DE.

13.6.9	Sellers shall provide to Purchasers a copy of the executed Transitional Service Agreement in accordance with Section 17.14.

13.6.10	Purchasers shall pay the Preliminary Closing Purchase Price in accordance with Section 11.8 to Sellers’ Account.

13.7	Waiver of Closing Actions

Each of the Closing Actions may be waived, in full or in part, at any time by mutual written agreement of Sellers and Purchasers. Both Sellers and Purchasers may unilaterally waive a Closing Action, in full or in part, to the extent such Closing Action is to be taken by the respective other Party or Parties, as the case may be, only and nevertheless proceed with the Closing reserving any rights resulting from the non-occurrence of such Closing Action.

13.8	Closing Confirmation

13.8.1	Immediately after all Closing Actions have been performed or duly waived, Sellers and Purchasers shall confirm in a written document, to be jointly executed (at least in duplicate) substantially in the form attached as Exhibit 13.8 (the “Closing Confirmation”) that all Closing Conditions have been fulfilled or duly waived, that all Closing Actions have been taken or duly waived and that the Closing has occurred. The legal effect of the Closing Confirmation shall be limited to serve as evidence that all Closing Conditions have been fulfilled or duly waived, that all Closing Actions have been performed or duly waived and that the Closing has occurred, but shall not limit or prejudice in any manner the rights of Sellers or Purchasers arising under this Agreement or under applicable Law.

13.8.2	The Parties shall submit to the acting notary a copy of the executed Closing Confirmation. The Parties hereby instruct the acting notary to attach a copy of the executed Closing Confirmation to this deed as well as to file with the relevant commercial register an updated list of shareholders of KE DE immediately upon receipt of the copy of the executed Closing Confirmation and to provide KE DE with a copy of such updated list of shareholders.

13.9	Withdrawal Rights

Until Closing having occurred,

13.9.1	Sellers shall be entitled to jointly withdraw (zurücktreten) from this Agreement by giving notice in writing (excluding email) to Purchasers:

(a)	if not all of the Closing Conditions have been fulfilled or duly waived until 31 December 2023 or such other date mutually agreed between Sellers and Purchasers in writing (the “Long Stop Date”), provided, however, (i) that Sellers are at the same time and for reasons predominantly attributable to them not in breach of fulfilling their obligations in relation to the Closing Conditions and (ii) Sellers shall be deemed to be in breach of fulfilling their obligations in relation to the Closing Conditions for purposes of this Section 13.9.1(a) if the Purchaser Closing Condition is not fulfilled or duly waived at that time; or

(b)	if Purchasers in breach of the terms and conditions of this Agreement have not fulfilled any of the Closing Actions to be fulfilled by Purchasers on or prior to the Scheduled Closing Date, unless such non-performance is remedied within thirty (30) Business Days after the Scheduled Closing Date, and provided that Sellers are at the same time not in breach of fulfilling their obligations in relation to the Closing Actions (the “Purchaser Closing Default”).

13.9.2	Purchasers shall be entitled to withdraw (zurücktreten) from this Agreement by giving notice in writing (excluding email) to Sellers if:

(a)	not all of the Closing Conditions have been fulfilled or duly waived until the Long Stop Date, provided, however, (i) that Purchasers are at the same time and for reasons predominantly attributable to them not in breach of fulfilling their obligations in relation to the Closing Conditions and (ii) Purchasers shall be deemed to be in breach of fulfilling their obligations in relation to the Closing Conditions for purposes of this Section 13.9.2(a) if the Seller Closing Conditions are not fulfilled or duly waived at that time; or

(b)	if Sellers in breach of the terms and conditions of this Agreement have not fulfilled any of the Closing Actions to be fulfilled by Sellers on or prior to the Scheduled Closing Date, unless such non-performance is remedied within thirty (30) Business Days after the Scheduled Closing Date, and provided that Purchasers are at the same time not in breach of fulfilling their obligations in relation to the Closing Actions (the “Seller Closing Default”).

13.9.3	If, at the time when the withdrawal notice from Sellers is received by Purchasers, or at the time the withdrawal notice from Purchasers is received by Sellers, all Closing Conditions have been fulfilled or duly waived, or all Closing Actions have been performed or duly waived, as the case may be, any purported withdrawal shall be deemed void and shall not have any effect.

13.9.4	Any withdrawal shall not limit or prejudice any claims which Sellers or Purchasers may have on the basis of any circumstances relating to the Closing Conditions not being fulfilled or the Closing Actions not being performed, as the case may be.

13.9.5	If and to the extent not all of the Joint Closing Conditions have been fulfilled or duly waived until the Long Stop Date, but all of the Joint Closing Conditions for certain material parts of the Transaction have been fulfilled or duly waived prior to the Long Stop Date, Sellers and Purchasers undertake to negotiate in good faith a partial consummation of the Transaction and a deferred consummation of the remaining parts of the Transaction until a later Long Stop Date.

13.10	Consequences of a Withdrawal

In the event of a withdrawal from this Agreement in accordance with Section 13.9, none of the Parties shall have any obligation or incur any liability towards the other Parties, provided that (i) the obligation of Purchasers to pay the Purchaser Break Fee or the obligation of Sellers to pay the Sellers Break Fee, as the case may be, and (ii) this Section 13.10 and the provisions in Sections 13.11 and 26 shall in each case survive and remain in full force and effect.

13.11	Break Fee

13.11.1	If (i) either Party withdraws (zurücktritt) from this Agreement pursuant to Section 13.9 because any of the Seller Closing Conditions is not fulfilled or duly waived on or prior to the Long Stop Date or (ii) Sellers (jointly) withdraw (zurücktreten) from this Agreement pursuant to Section 13.9 because of any Purchaser Closing Default committed by Purchasers,

(a)	Purchasers shall pay to Sellers a break fee in the amount of EUR 1,000,000 (in words: Euro one million) as liquidated damages (pauschalierter Schadensersatz) to compensate Sellers for any costs, expenses and other damages incurred in connection with the Transaction (the “Purchaser Break Fee”); and

(b)	the Purchaser Break Fee shall be the sole remedy of Sellers, i.e. Sellers shall be prejudiced from claiming from Purchasers, in any form whatsoever, further damages of any kind incurred as a result thereof and/or from enforcing any other remedies available under this Agreement or under statutory Law in connection therewith.

13.11.2	If (i) either Party withdraws (zurücktritt) from this Agreement pursuant to Section 13.9 because the Purchaser Closing Condition is not fulfilled or duly waived on or prior to the Long Stop Date or (ii) Purchasers (jointly) withdraw (zurücktreten) from this Agreement pursuant to Section 13.9 because of any Seller Closing Default committed by Sellers,

(a)	Sellers shall pay to Purchasers a break fee in the amount of EUR 1,500,000 (in words: Euro one million five hundred thousand) as liquidated damages (pauschalierter Schadensersatz) to compensate Purchasers for any costs, expenses and other damages incurred in connection with the Transaction (the “Seller Break Fee”); and

(b)	the Seller Break Fee shall be the sole remedy of Purchasers, i.e. Purchasers shall be prejudiced from claiming from Sellers, in any form whatsoever, further damages of any kind incurred as a result thereof and/or from enforcing any other remedies available under this Agreement or under statutory Law in connection therewith.

13.11.3	The Parties acknowledge that, to secure the payment of the Purchaser Break Fee by Purchasers to Sellers, in each case on or prior to the Signing Date, (i) an amount equaling the Purchaser Break Fee (such amount, including any accrued interest thereon, the “Purchaser Break Fee Amount”) has been paid into a separate German bank account of Purchaser 1 which has been set up as a blocked account (Sperrkonto) (“Purchaser Break Fee Account”) maintained at DZ Bank (“Bank”) as set forth in Exhibit 13.11.3-1, as proof of which an up to date bank balance has been delivered by Purchasers to Sellers on or prior to the Signing Date, and (ii) security has been granted over such Purchaser Break Fee Account by way of a pledge for the benefit of Sellers pursuant to a certain pledge documentation, a copy of which is attached hereto for evidentiary purposes as Exhibit 13.11.3-2 (“Pledge Documentation”), as proof of which a signed notice of the Bank acknowledging the establishment of the security over the Purchaser Break Fee Account in the form as attached to the Pledge Documentation (according to which, in addition, the Bank has waived any prior ranking pledges existing for its benefit and acknowledged that no disposals may be made from the Purchaser Break Fee Account without the consent of the Sellers) has been delivered by Purchasers to Sellers on or prior to the Signing Date.

13.11.4	Sellers shall not retrieve or otherwise dispose of the Purchaser Break Fee Amount or realize the pledges under the Pledge Documentation until either of the following events occurs:

(a)	the Purchaser Break Fee becomes due (fällig) and payable (zahlbar); or

(b)	(i) Closing occurs or (ii) either Party withdraws (zurücktritt) from this Agreement pursuant to Section 13.9 without the Purchaser Break Fee becoming due (fällig) and payable (zahlbar).

In the case of Section 13.11.4(a), Sellers shall, as soon as reasonably practicable, retrieve the Purchaser Break Fee Amount from the Purchaser Break Fee Account and take all necessary actions to release the pledges under the Pledge Documentation. In the case of Section 13.11.4(b), Sellers shall, as soon as reasonably practicable, take all necessary actions to release the pledges under the Pledge Documentation.

14.	Sellers’ Warranties

14.1	Sellers’ Warranties

Sellers hereby warrant to Purchasers by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB that the statements made in Sections 14.1.1 through 14.1.25 (collectively “Sellers’ Warranties”) are true and correct as of the Signing Date and with respect to the statements made in Sections 14.1.1 through 14.1.5 as of the Closing Date, or as of any other date explicitly referred to in a Sellers’ Warranty. To the extent Sellers’ Warranties expressly refer to Sellers, the Sold Shares or the Sold Claims (collectively “Individual Sellers’ Warranties”), each Seller gives such Individual Sellers’ Warranties only with respect to itself and only with respect to those Sold Shares and Sold Claims owned by it. Sellers’ liability shall be subject to any limitations, procedures and remedies contained in this Agreement, in particular the limitations, procedures and remedies set forth in Section 19. In view of these limitations and procedures, the Sellers’ Warranties shall neither constitute a quality agreement (Beschaffenheitsvereinbarung) within the meaning of Section 434 para. 1 BGB nor a guarantee of condition (Beschaffenheitsgarantie) within the meaning of Section 444 BGB, but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis).

14.1.1	Status of Sellers

(a)	Seller 1 is duly incorporated and validly existing under the Laws of Germany. Seller 2 is duly incorporated and validly existing under the Laws of the State of Delaware, USA. Each Seller has the power to own its assets and to carry on its business. The execution and performance by each Seller of this Agreement and the Transaction is within each Seller’s corporate or individual powers and has been unconditionally authorized by all necessary corporate or individual actions, respectively.

(b)	No insolvency or similar proceedings have been, or have been threatened in writing to be, opened over the assets of any Seller. Sellers are neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

(c)	This Agreement constitutes legal, valid and binding obligations of each Seller enforceable in accordance with its terms.

(d)	The execution and delivery of, and the performance by Sellers of their obligations under, this Agreement (i) will not, if applicable, result in a breach of any provision of the relevant Seller’s articles of association or equivalent constitutional document, (ii) does not and will not result in a breach of, or constitute a default under, any instrument to which the relevant Seller is a party or by which the relevant Seller is bound and which is material in the context of the Transaction and (iii) does not and will not result in a breach of any order, judgment or decree of any court or Authority to which the relevant Seller is bound and which is material in the context of the Transaction.

(e)	No action, suit, investigation or other proceeding is pending or threatened in writing against or affecting any Seller before any Authority, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement.

14.1.2	Status of Target Companies

(a)	The Target Companies are duly incorporated and validly existing and in good standing under the Laws of their respective jurisdiction. They have the power to own their assets, operate, and lease its properties and to carry on their businesses as conducted on the Signing Date. The Target Companies have delivered to Purchasers true, complete, and correct copies of the organization documents of each of the Target Companies as currently in effect and reflecting any and all amendments thereto through the Closing Date.

(b)	No insolvency or similar proceedings have been opened over the assets of the Target Companies or are, to Sellers’ Knowledge, threatened to be opened. The Target Companies are neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

(c)	The Target Companies do neither hold, directly or indirectly, any Equity Interests in any other entities other than the Subsidiaries and the Participations, nor are they obliged to establish any other entities.

14.1.3	KE DE Share 1 and KE US Interests

(a)	The KE DE Share 1 and the KE US Interests are validly issued, fully paid up, not repaid and non-assessable (keine Nachschusspflichten). No Target Company has entered into any agreements by which it is bound to issue any new shares or to repay its registered share capital.

(b)	Each Seller has free and clear title to the KE DE Share 1 and the KE US Interests sold under this Agreement by the respective Seller. The KE DE Share 1 and the KE US Interests are (i) free and clear of any security interests, liens, pledges, or other encumbrances or third party rights and (ii) not subject to any transfer restrictions or pre-emption or similar acquisition rights, except as set out in the articles of association or other organizational documents of the relevant Target Company or pursuant to any applicable securities or similar Laws. There is no agreement or commitment entered into by any Seller to give or create any such restrictions or pre-emption or similar acquisition rights. There are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other rights contingent or otherwise obligating any Target Company to issue any Equity Interests in any Target Company. There is no obligation, contingent or otherwise, of any Target Company to repurchase, redeem or otherwise acquire any Equity Interests of the Target Companies.

14.1.4	Status of Subsidiaries and Participations, Subsidiary and Participation Shares

Either directly or indirectly, the Target Companies hold the Equity Interests in the Subsidiaries as set out in Exhibit 3.3 and the Participations as set out in Exhibit 3.4 and such Equity Interests in the Subsidiaries and the Participations are not pledged (verpfändet), attached (gepfändet) or otherwise encumbered in rem (dinglich belastet) with any third party rights. The Subsidiaries and the Participations are duly incorporated and validly existing under the Laws of their respective jurisdiction. Each of the Subsidiaries and the Participations has the power to own its assets and to carry on its business. No insolvency or similar proceedings have been opened over the assets of the Subsidiaries or the Participations or are, to Sellers’ Knowledge, threatened to be opened. The Subsidiaries and the Participations are neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

14.1.5	Sold Claims

(a)	KB AG has on the Signing Date, and Seller 1 will have on the Closing Date, free and clear title to the German Cash Pool Receivable Claim.

(b)	Seller 2 has free and clear title to the US Cash Pool Receivable Claim.

(c)	KB AG has on the Signing Date, and Seller 1 will have on the Closing Date, free and clear title to the Shareholder Loan Claims.

(d)	The Sold Claims are validly in existence and are not pledged (verpfändet), attached (gepfändet) or otherwise encumbered in rem (dinglich belastet) with any third party rights and neither Seller 1 nor Seller 2 have, neither in part nor in full, disposed thereof (darüber verfügt).

14.1.6	Enterprise Agreements

Except as disclosed in Schedule 14.1.6, the Group Companies are not party to any enterprise agreements within the meaning of Sections 291 and 292 AktG or comparable domination or profit sharing or pooling agreements or arrangements under the Laws of any other jurisdictions.

14.1.7	Financial Statements

(a)	The individual financial statements of KE DE as of 31 December 2022 and for the twelve (12) months’ period then ended, a copy of which is attached hereto as Schedule 14.1.7(a) (the “KE DE Financial Statements”), (i) have been prepared, in all material respects, in accordance with German GAAP and (ii) to Sellers’ Knowledge, do not materially misstate the assets, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of KE DE as of 31 December 2022 and for the twelve (12) months’ period then ended.

(b)	The individual financial statements of KE US as of 31 December 2022 and for the twelve (12) months’ period then ended, a copy of which is attached hereto as Schedule 14.1.7(b) (the “KE US Financial Statements”), (i) have been prepared, in all material respects, in accordance with German GAAP and (ii) to Sellers’ Knowledge, do not materially misstate the assets, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of KE US as of 31 December 2022 and for the twelve (12) months’ period then ended.

(c)	There has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties in writing that involves management of the Target Companies or their subsidiaries.

(d)	The Target Companies have no Liabilities exceeding EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case of the types required to be disclosed on the face of a balance sheet in accordance with German GAAP or IFRS, as the case may be, except for (i) Liabilities specifically reflected and reserved against in the KE DE Financial Statements or the KE US Financial Statements, (ii) Liabilities arising under the performance of any Contract, (iii) Liabilities that have arisen after 31 December 2022 in the ordinary course of business (in each case of lit. (ii) or (iii), none of which relates to a currently uncured or un-remedied breach of Contract, breach of warranty, tort, infringement or violation of Law) and/or (iv) as disclosed in Schedule 14.1.7(d).

(e)	Schedule 14.1.7(e) sets forth a correct and complete list of all financial indebtedness of the Target Companies, in each case involving outstanding obligations or liabilities exceeding EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case, including, for each such item of financial indebtedness, the agreement governing the financial indebtedness and any prepayment or other penalties payable in connection with the repayment of such financial indebtedness on the Closing Date, if any.

(f)	The individual financial statements of KE CH as of 31 December 2022 and for the twelve (12) months’ period then ended, a copy of which is attached hereto as Schedule 14.1.7(f) (the “KE CH Financial Statements”), (i) have been prepared, in all material respects, in accordance with German GAAP and (ii) to Sellers’ Knowledge, do not materially misstate the assets, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of KE CH as of 31 December 2022 and for the twelve (12) months’ period then ended.

(g)	The individual financial statements of Kiepe Electric Corporation (“KE CA”) as of 31 December 2022 and for the twelve (12) months’ period then ended, a copy of which is attached hereto as Schedule 14.1.7(g) (the “KE CA Financial Statements”), (i) have been prepared, in all material respects, in accordance with Canadian GAAP and (ii) to Sellers’ Knowledge, do not materially misstate the assets, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of KE CA as of 31 December 2022 and for the twelve (12) months’ period then ended.

(h)	The individual financial statements of Kiepe Electric S.r.l. (“KE IT”) as of 31 December 2022 and for the twelve (12) months’ period then ended, a copy of which is attached hereto as Schedule 14.1.7(h) (the “KE IT Financial Statements”), (i) have been prepared, in all material respects, in accordance with Italian GAAP and (ii) to Sellers’ Knowledge, do not materially misstate the assets, financial condition and results of operations (Vermögens-, Finanz und Ertragslage) of KE IT as of 31 December 2022 and for the twelve (12) months’ period then ended.

(i)	To Sellers’ Knowledge, no facts or circumstances existed at the relevant balance sheet dates which, had any thereof been known at the time of preparation of the KE DE Financial Statements, the KE US Financial Statements, the KE CH Financial Statements, the KE CA Financial Statements or the KE IT Financial Statements, as applicable, would have resulted in a material change, amendment or revision of the KE DE Financial Statements, the KE US Financial Statements, the KE CH Financial Statements, the KE CA Financial Statements or the KE IT Financial Statements, as applicable. For the purpose of this Section 14.1.7(i), material means changes, amendments or revisions with an aggregate balance sheet impact in excess of EUR 250,000 (in words: Euro two hundred fifty thousand).

(j)	Any projections, estimates, forecast or budgets that have been made available to Purchasers prior to the Signing Date, including those regarding future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business or operations of the Target Companies, have been prepared in accordance with the principles generally applied within the Seller Group.

(k)	Nothing in this Section 14.1.7 shall constitute and/or be construed as a so-called “hard” or “objective” balance sheet warranty (sog. “harte” oder “objektive” Bilanzgarantie) within the meaning of the decision of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main dated 7 May 2015 (26 U 35/12).

14.1.8	Conduct of Business

To Sellers’ Knowledge and except as disclosed in Schedule 14.1.8, in the period between 1 January 2023 and the Signing Date, the Group Companies have conducted their business operations, in all material respects, in the ordinary course consistent with past practice.

14.1.9	Intellectual Property Rights

(a)	The Group Companies hold legal title in the registered intellectual property rights and applications for registered intellectual property rights listed in Schedule 14.1.9(a)-1 (collectively “Material IP Rights”). The Group Companies have not granted any contractual pledges over any Material IP Right. Unless otherwise disclosed in Schedule 14.1.9(a)-2, the Material IP Rights were properly maintained, in particular by applying in a timely manner for renewals and by paying all registration fees when due. As of the Closing Date, the Group Companies have been granted all necessary licenses and rights of use to intellectual property rights to continue their Business on the first day after the Closing Date. Schedule 14.1.9(a)-3 contains a list of all agreements between the Sellers and their Affiliates, the Group Companies and third parties involved that have been concluded to this end.

(b)	To Sellers’ Knowledge and except as disclosed in Schedule 14.1.9(b):

(i)	the Material IP Rights are not subject to any pending proceedings for opposition, cancellation or revocation;

(ii)	there are no restrictions that would prevent any Group Company from the use of the Material IP Rights as required for the Business in the form as conducted by the Group Companies except to the extent that a Material IP Right is used on the basis of a license or similar agreement, if such license or similar agreement (i) is concluded for a fixed term and such term expires or (ii) is terminable for the contractual partner of the relevant Group Company in accordance with its terms; and

(iii)	there is no pending or threatened (in writing or in text form) litigation by any Third Party on the grounds that a Group Company is infringing any intellectual property right of such Third Party, which would reasonably be expected to have a Material Adverse Effect, and except as disclosed in Schedule 14.1.9(b)(iii) none of the owned Intellectual Property is or has been subject to any order, and no member of the Group Company has been subject to any order in respect of any other Person’s Intellectual Property;

(iv)	To the Sellers’ Knowledge and except as disclosed in Schedule 14.1.9(b)(iv), all current and former consultants and contractors that have participated in the creation or contributed to the conception or development of Intellectual Property currently used by any member of the Group Companies have executed and delivered valid written instruments that assign to such member of the Group Company, as applicable, all rights to any such Intellectual Property. To the Sellers’ Knowledge, all current and former employees who participated in the creation or contributed to the conception or development of Intellectual Property relating to the business of a member of the Group Companies were employees of such member of the Company Group, as applicable, at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to such member of the Group Companies. To the Sellers’ Knowledge and except as set forth on Schedule 14.1.9(b)(iv), no current or former director, officer, equity holder, employee, consultant, contractor, agent or other representative owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by any member of the Group Companies. No funding, resources, facilities or personnel of any Governmental Authority, university or re-search institution has been used in connection with the development of any Intellectual Property rights by or for any member of the Group Company, and no Governmental Authority, university or research institution as ownership rights in or a license to (other than as a customer) any owned Intellectual Property.

14.1.10	Information Technology, Data Privacy

(a)	To Sellers’ Knowledge, the material information technology systems (including hardware and network components and ERP systems, but excluding software) used by the Group Companies (collectively “Material IT Systems”) (i) are owned by, leased by or otherwise in the lawful possession of the Group Companies and (ii) are substantially adequate for the operational and business activities of the Group Companies.

(b)	Except as disclosed in Schedule 14.1.10(b), in the last twelve (12) months prior to the Signing Date:

(i)	with respect to the Material IT Systems, there have been no (i) complete breakdowns, (ii) known successful cyber-attacks or (iii) to Sellers’ Knowledge, data losses, which in each case have caused a Material Adverse Effect;

(ii)	the Group Companies (i) have security measures in place to protect the security and integrity of all Material IT Systems that are reasonably adequate and (ii) have procedures in place to back up data and disaster recovery plans that are reasonably adequate, in each case except where the failure to do so would not have a Material Adverse Effect;

(iii)	the Material IT Systems are configured and maintained to minimize the effects of, and, to the Sellers’ Knowledge, do not contain, any viruses, trojan horses or other malicious or unauthorized code or devices hat do or could materially impair the operation of the Material IT Systems in any material respect;

(iv)	To Sellers’ Knowledge, the Group Companies have in all material respects acted in compliance with applicable data protection Laws in respect of the Business, except where the failure to do so would not have a Material Adverse Effect.

14.1.11	Material Assets

(a)	To Sellers’ Knowledge, as of the Closing Date, all tangible fixed assets (materielles Anlagevermögen) other than real estate or other real estate comparable in rem rights (grundstücks-gleiche Rechte) (i) which are reasonably necessary or required to continue their Business on the first day after the Closing Date and (ii) the lack of which would have a Material Adverse Effect (collectively the “Material Assets”) are owned by, or in the lawful possession of, the Group Companies.

(b)	To Sellers’ Knowledge, the Material Assets are not charged with any in rem rights (dingliche Rechte) of Third Parties including the transfer for security purposes (Sicherungsübereignungen) except for (i) customary rights of retention of title (handelsübliche Eigentumsvorbehalte), liens, pledges or other security rights in favor of suppliers, mechanics, workers, landlords, carriers and the like and (ii) statutory security rights in favor of Tax Authorities or other governmental entities.

14.1.12	Real Estate

(a)	Schedule 14.1.12(a) contains for each Group Company a correct and complete list of all real estate (including hereditary building rights (Erbbaurechte), in rem leasing (Dauernutzungsrechte) or similar in rem rights) owned or co-owned by such Group Company (the real estate listed or to be listed in Schedule 14.1.12(a) collectively “Owned Real Estate”). Except as disclosed in Schedule 14.1.12(a), each Group Company is the unrestricted legal and beneficial owner of the Owned Real Estate listed for such Group Company in Schedule 14.1.12(a), and no piece of Owned Real Estate is (i) encumbered with any land charges or mortgages (Grundpfandrechte), planning obligations, covenants, options or other encumbrances (Belastungen) or (ii) subject to any pending transfer (Auflassung) or other disposition (Verfügung) or any sale, contribution or other contractual arrangement creating an obligation to transfer any real estate or to create, change or remove any encumbrances, in each case of (i) and (ii) except for such rights as are recorded or referenced in the respective land register.

(b)	Schedule 14.1.12(b) contains for each Group Company a correct and complete list of all real estate leased by any Group Company, except for leased real estate with annual lease payments not exceeding EUR 100,000 (in words: Euro one hundred thousand) in the individual case (the real estate listed or to be listed in Schedule 14.1.12(b) collectively ”Leased Real Estate” and, together with the Owned Real Estate, collectively “Real Estate”).

(c)	No real estate other than the Real Estate is currently used by or necessary for any Group Company to conduct its business as currently conducted, except where the use of any further real estate would not have a Material Adverse Effect.

14.1.13	Material Agreements

(a)	To Sellers’ Knowledge and except as disclosed in Schedule 14.1.13(a), the Group Companies are not a party to any of the following types of agreements or commitments, where the primary obligations (Hauptleistungspflichten) have not been fulfilled as of the Signing Date and which are not concluded exclusively between the Group Companies (collectively “Material Agreements”):

(i)	joint venture or comparable consortium, partnership or cooperation agreements with Third Parties (other than consortium agreements with consortium partners in connection with customer agreements) exceeding, in each case, an annual contract value of EUR 100,000 (in words: Euro one hundred thousand);

(ii)	third party loan and credit agreements, bonds, notes or other third party agreements or instruments evidencing external financial indebtedness of the Group Companies (other than vis-à-vis Sellers), including financial leases, factoring agreements, asset-backed security transactions or agreements relating to swaps, futures, options, forward sales or purchases or other financial derivatives or combinations thereof, in each case involving outstanding obligations or liabilities exceeding EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case;

(iii)	guarantees (Garantien), suretyships (Bürgschaften), comfort letters (Patronatserklärungen) or equivalent securities for obligations of any Third Party other than a Group Company which could in the individual case result in a liability of one or more Group Companies in excess of EUR 250,000 (in words: Euro two hundred fifty thousand);

(iv)	agreements relating to the acquisition or sale of, or a similar transaction involving, any Equity Interests or any business (Betrieb);

(v)	agreements relating to capital expenditures not included in the budget of the respective Group Company involving an outstanding amount exceeding EUR 100,000 (in words: Euro one hundred thousand) in the individual case;

(vi)	supply-related agreements with the top ten (10) suppliers in terms of purchase volume in the fiscal year ending on 31 December 2022 (including framework agreements but excluding specific orders under framework agreements entered into in the ordinary course of business consistent with past practice), it being understood that the Seller Group and any other corporate group of suppliers shall each be counted as one (1) supplier;

(vii)	agreements with the top ten (10) customers in terms of sales volume in the fiscal year ending on 31 December 2022 (including framework agreements but excluding specific orders under framework agreements entered into in the ordinary course of business consistent with past practice), it being understood that the Seller Group and any other corporate group of customers shall each be counted as one (1) customer;

(viii)	agreements that contain (a) a most favored pricing provision or (b) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights in favor of any Person, other than a Group Company;

(ix)	service or employment agreements with any current or former (to the extent of any ongoing liability) employees, freelancers or consultants of any Group Company that contain any transaction bonus, retention bonus, stay and pay or similar agreements in favor of such employees, freelancers or consultants which will be triggered by the change of control in the Group Companies because of the Transaction;

(x)	agreements providing for indemnification by any Group Company of any Person, other than a Group Company, except for any such agreements that are entered into in the ordinary course of business.

(b)	To Sellers’ Knowledge and except as disclosed in Schedule 14.1.13(b), (i) none of the Material Agreements has been terminated by any party (or mutually by the parties), (ii) no party to a Material Agreement has given written or text form notice about its intention to terminate such Material Agreement and (iii) neither a Group Company nor a counterparty is in actual or alleged breach of its obligations under a Material Agreement which entitles the counterparty or the relevant Group Company, as the case may be, to an extraordinary termination right, in each case of (i) through (iii) except where such termination or breach would not have a Material Adverse Effect.

14.1.14	Employment Matters

(a)	The anonymized list of employees, Officers and Directors of the Group Companies (collectively “Employees”) as of 31 March 2023, which is attached hereto as Schedule 14.1.14(a), is true and correct in all material respects.

(b)	Schedule 14.1.14(b) contains for each Group Company an anonymous complete and correct list of all persons who are employed with such Group Company as of 31 March 2023 and who are (i) Directors or Officers or (ii) employees with a fixed annual gross base salary (excluding performance-related payments, bonuses and benefits) exceeding EUR 120,000 (in words: Euro one hundred twenty thousand) (collectively “Key Employees”). To Sellers’ Knowledge and except as set forth in Schedule 14.1.14(b), none of the Key Employees has or was given written notice of termination of her/his employment.

(c)	To Sellers’ Knowledge, Schedule 14.1.14(c) contains a true and complete list of all collective bargaining agreements and all material works agreements applicable to the Employees.

(d)	To Sellers’ Knowledge and except as disclosed in Schedule 14.1.14(d), the Group Companies are not subject to any reconcilements of interest (Interessenausgleiche) or social plans (Sozialpläne) nor are the Group Companies in the process of entering into a reconcilement of interest or a social plan.

(e)	To Sellers’ Knowledge, where the Group Companies engage temporary workers (Leiharbeitnehmer), freelancers and/or consultants, each such engagement is substantially in compliance with the relevant statutory provisions.

(f)	The Group Companies have in the last twelve (12) months prior to the Signing Date not experienced any strike or any major labor interruption.

(g)	To Sellers’ Knowledge, the Group Companies have in the last twelve (12) months prior to the Signing Date (i) complied with and fulfilled all payment and other obligations due to their employees, (ii) have complied with and performed all employer obligations vis-à-vis pension funds in relation to their employees and (iii) have made and effected all social security contributions, health and other insurance contributions in relation to their employees.

(h)	To Sellers’ Knowledge, the Group Companies have not promised any material changes, amendments or other modifications (including in relation to the compensation) to the employment agreements of any of the Key Employees in connection with the Transaction.

14.1.15	Pension Plans

To Sellers’ Knowledge, Schedule 14.1.15 contains a complete and correct list of all material pension plans, schemes, arrangements or individual commitments (collectively “Material Pension Plans”) applicable to the present employees, Officers and Directors of the Group Companies and their respective dependents.

14.1.16	Material Permits

To Sellers’ Knowledge and except as disclosed in Schedule 14.1.16, (i) the Group Companies are in possession of all governmental approvals, consents, authorizations and other public licenses and permits which are necessary or required to operate the Business in substantially the same fashion or manner as conducted by the Group Companies on the Signing Date, except where the lack of which would not have a Material Adverse Effect (collectively “Material Permits”), and (ii) no Material Permit has, neither in part nor in full, been cancelled, withdrawn or revoked, or has been threatened in writing or text form to be cancelled, withdrawn or revoked, within the last twelve (12) months prior to the Signing Date, except where such cancellation or revocation would not have a Material Adverse Effect.

14.1.17	Compliance with Environmental Laws

To Sellers’ Knowledge and except as disclosed in Schedule 14.1.17, the Group Companies are currently, and have been in the past five (5) years, in compliance in all material respects with all Environmental Laws and have not received any Environmental Notice or Environmental Claim which, in each case, either remains pending or unresolved or the source of ongoing obligations or requirements. In the past five (5) years, no Group Company has received notice from any Authority that such Group Company is subject to material pending action, order or actual or alleged liability based upon any Environmental Law.

14.1.18	Compliance with Laws

(a)	To Sellers’ Knowledge and except as disclosed in Schedule 14.1.18(a), (i) the Group Companies have conducted the Business in the last three (3) years prior to the Signing Date in compliance with all anti-bribery, anti-money-laundering, antitrust and competition (with respect to horizontal relationships only), sanctions and export control Laws (any breach thereof a “Material Law Breach”) and (ii) no such Material Law Breach has been asserted in writing or in text form against the Group Companies by any Authority in the last three (3) years prior to the Signing Date.

(b)	To Sellers’ Knowledge, the Group Companies have in the last three (3) years prior to the Signing Date not been subject to any criminal or administrative investigations or proceedings which resulted, or can reasonably be expected to result, in a fine or penalty due to a violation of applicable Laws exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case.

14.1.19	Litigation

To Sellers’ Knowledge and except as disclosed in Schedule 14.1.19, the Group Companies are not involved as defendant or plaintiff in any material court, arbitration or administrative proceedings and no such proceedings have been threatened in writing or in text form (i) by means of a formal threat of litigation sent by an attorney or (ii) by repeated warning letters sent by the Third Party claimant specifying the amount and the claim of litigation and expressly threatening with litigation proceedings. For the purpose of this Section 14.1.19, material means proceedings having a litigation value (Streitwert) in excess of EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case.

14.1.20	Product Liability, Recalls

To Sellers’ Knowledge and except as disclosed in Schedule 14.1.20, in the last twelve (12) months prior to the Signing Date, (i) no claims or complaints exceeding, in the individual case or arising from the same or factually similar fact pattern or circumstances (gleicher oder faktisch ähnlicher Lebenssachverhalt), EUR 250,000 (in words: Euro two hundred fifty thousand) have been raised in writing or text form against the Group Companies based on actual or alleged structural, serial or otherwise material defects of the products and services of the Business and (ii) the Group Companies have neither terminated the distribution or sale of any product of the Business based on any such defects nor voluntarily, or as a result of a legal obligation, recalled or removed from the market any product of the Business or improved any product of the Business as part of a recall campaign or issued a product warning to customers or consumers of the Business, in each case of (i) and (ii) except where such termination, recall, removal, improvement or product warning would not have a Material Adverse Effect.

14.1.21	Insurance

(a)	To Sellers’ Knowledge and except as disclosed in Schedule 14.1.21(a), (i) as of the Signing Date and as of the Closing Date all insurance policies that are required to be held under any applicable Law or otherwise material or otherwise appropriate according to standards of the Seller Group for the conduct of the Business as conducted by the Group Companies are maintained by, or for the benefit of, the Group Companies (collectively “Insurance Policies”), (ii) as of the Signing Date and as of the Closing Date all Insurance Policies are in full force and effect, (iii) there is no breach by or default under any of the Insurance Policies by the Group Companies, and no event has occurred that would constitute a breach of or default under the Insurance Policies and (iv) as of the Signing Date and as of the Closing Date all premiums due in relation to all Insurance Policies have been fully paid, in each case of (i) through (iii) except where the lack of which or the failure to do so would not have a Material Adverse Effect.

(b)	To Sellers’ Knowledge, there exist no claims under the Insurance Policies in an amount exceeding EUR 50,000 (in words: Euro fifty thousand) in the individual case.

14.1.22	Related Parties

To Sellers’ Knowledge, the Group Companies have not granted a guarantee or other collateral for obligations of Sellers or Related Parties of Sellers which will remain in effect after or establish a payment or other obligation of the Group Companies beyond the Closing Date. Except as disclosed in Schedule 14.1.22, the Group Companies are not party to any agreements with Related Parties, other than other Group Companies.

14.1.23	US Tax Status

KE US is treated as a disregarded entity for U.S. federal income tax purposes.

14.1.24	Subsidies

To Sellers’ Knowledge and except as disclosed in Schedule 14.1.24, the Group Companies have in the last three (3) years prior to the Signing Date not received any public grant (Zuschuss), allowance, aid or other subsidy (Subvention) exceeding an amount of EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case.

14.1.25	No Commission or Finder’s Fee

As of the Closing Date, no Group Company is under any obligation to pay with respect to the execution of this Agreement or the consummation of the Transaction any commission or other fee to any broker, finder or agent.

14.2	Sellers’ Knowledge

“Sellers’ Knowledge” means the actual knowledge (positive Kenntnis) of the individuals listed in Exhibit 14.2-1 (collectively “Sellers’ Representatives”) after receipt and review of the written responses to a letter or email sent within ten (10) Business Days prior to the Signing Date to the individuals listed in Exhibit 14.2-2 (collectively “Sellers’ Due Inquiry Persons”) requesting the Sellers’ Due Inquiry Persons, on the basis of Sellers’ Warranties contained in Section 14.1 and the Schedules thereto, to assess the correctness of the statements made in the letter or email on the basis of their actual knowledge (positive Kenntnis). Sellers’ Knowledge shall exclude any facts or circumstances which are deemed to be known by any Seller as a result of any actual or deemed knowledge of any other Person being imputed (zugerechnet), whether by operation of Law or otherwise.

14.3	Material Adverse Effect

For the purposes of Sellers’ Warranties, “Material Adverse Effect” means any circumstance that results, or would reasonably be expected to result, in the individual case or in a series of related or similar cases, in an adverse change or effect on the assets, financial condition or results of operations (Vermögens-, Finanz- oder Ertragslage) of the Group Companies or the Business taken as a whole in excess of EUR 75,000 (in words: Euro seventy-five thousand).

14.4	Bring Down

14.4.1	No earlier than four (4) Business Days prior to the Scheduled Closing Date, Sellers shall review the Sellers’ Warranties contained in Section 14.1 and the Schedules thereto whether any new events, facts and/or circumstances have arisen to the knowledge of Sellers after the Signing Date that would render any of the Sellers’ Warranties as of the date of such review incorrect, such review to include inquiries with Sellers’ Representatives and Sellers’ Due Inquiry Persons, and prepare a disclosure letter (the “Disclosure Letter”) accordingly. At the latest on the last Business Day prior to the Scheduled Closing Date, Sellers shall provide the Disclosure Letter to Purchasers, confirming the then current status, such disclosure in no form whatsoever affecting Sellers’ obligations or liability towards Purchasers under this Agreement. The Parties acknowledge and agree that the Disclosure Letter is only issued for purposes of Purchasers’ W&I Insurance and that it therefore shall not constitute a Sellers’ Warranty or otherwise result in any further guarantee, warranty, representation, indemnity, liability or obligation of Sellers whatsoever, whether contractually or under statutory Laws.

14.4.2	In the event that Sellers disclose to Purchasers any events, facts and/or circumstances which occurred between the Signing Date and the Closing Date and which would render any of the Sellers’ Warranties contained in Section 14.1 incorrect had it been given as of the Closing Date, such disclosure shall in no whatsoever form affect or prejudice (i) any of Purchasers’ obligations under this Agreement, in particular Purchasers’ obligation to close the transactions as contemplated under this Agreement, (ii) Sellers’ liability for Sellers’ Warranties that are given as of the Signing Date or (iii) any limitations or exclusions of Sellers’ liability under this Agreement, in particular, without limitation, the limitations or exclusions set forth in Section 19.

14.5	Excessive Disclosure

14.5.1	If any of the Exhibits or Schedules to this Agreement or any information in the virtual data room set up and hosted by Datasite under the name “Elon” from 22 July 2022 to 24 April 2023 (the “Data Room”) reflect any items which by their nature or magnitude do not fall within the scope of a Sellers’ Warranty, including because they do not exceed any applicable threshold, this shall neither be construed to broaden or expand the scope of the respective Sellers’ Warranty, change the materiality standards implied by the respective Sellers’ Warranty or have any relevance for the interpretation of the respective Sellers’ Warranty nor constitute a Breach by Sellers or form the basis of any other liability of Sellers.

14.5.2	Any disclosure made in any of the Schedules to any of the subsections of Section 14.1 is also deemed made with respect to any other subsection of Section 14.1 to the extent its relevance to such other section would be reasonably apparent to a professional purchaser of the Target Companies with reasonable support of professional advisors.

14.6	No other Warranties

14.6.1	The scope and content of each Sellers’ Warranty as well as the remedies and limitations of liability in case of breaches of any Sellers’ Warranty are exclusively defined by the provisions of this Agreement, which shall form an integral part of the Sellers’ Warranties. Each Sellers’ Warranty is limited to the scope of the statements contained in such Sellers’ Warranty itself. No representations, warranties or guarantees are given by any Seller other than the Sellers’ Warranties. Except for the Sellers’ Warranties, Purchasers expressly disclaim and waive (with such disclaimer and waiver being hereby accepted by Sellers) reliance upon any express, tacit or implied representations, warranties or guarantees of any nature made by or on behalf of or imputed to Sellers.

14.6.2	Without limiting the generality of the foregoing, Purchasers acknowledge and agree that

(a)	Other than in Section 14.1.7(j), Sellers give no representation, warranty or guarantee with respect to any projections, estimates, forecasts or budgets, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same) presented to Purchasers concerning the future development of the Business and the assets and liabilities, financial position and earnings position of the Group Companies or any other documents, data or other information made available to Purchasers or their Representatives in the due diligence or otherwise and expressly disclaims and waives (with such disclaimer and waiver being hereby accepted by Sellers) reliance on such;

(b)	Purchasers made their own evaluation of the adequacy and accuracy of such forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same); and

(c)	any lack of or insufficient examination or verification by any Seller of the facts referred to in the Sellers’ Warranties or the relevant Schedules thereto shall in no event be regarded as acting in a fraudulent manner.

14.7	Risk Allocation

The Sellers’ Warranties are made for the purposes of risk allocation only. The Sellers’ Warranties shall not under any circumstance constitute a confirmation of certain factual circumstances, which means, inter alia, that the principles of “random guesses” (Aussagen ins Blaue hinein) shall not apply. Furthermore, Purchasers acknowledge that Sellers are not expected and are unable to review all files and documents or consult with all of its employees. Accordingly, the principles of imputation and attribution of knowledge, whether by operation of Law or otherwise, shall not apply, unless explicitly set forth otherwise in this Agreement. The Parties agree by way of partial legal choice (Teilrechtswahl) within the meaning of Section 1051 ZPO / 24 DIS-Rules that the competent arbitration panel shall not apply the principles of random guesses (Aussagen in Blaue hinein) and imputation and attribution of knowledge (Wissenszurechnung).

14.8	Role of the Group Companies’ Representatives

The actions of any Representatives of the Group Companies in the preparation of this Agreement, including the submission of information to Purchasers during Purchasers’ due diligence, were not carried out in the capacity of the Representatives as service providers, agents, negotiation agents or other facilitators for, nor in any other manner on behalf of or in the interest of, any Seller or any other Seller Indemnitees. Purchasers acknowledge and agree that such actions were taken, if at all, exclusively in the capacity as representatives of the Group Companies, for the purpose of presenting the Group Companies to Purchasers as the potential future owner of the Group Companies. No statement, other action or omission of any such Representatives shall therefore be attributed to or form the basis of any liability of any Seller or any other Seller Indemnitees, whether under this Agreement or under any Law.

15.	Purchasers’ Warranties

15.1	Purchasers’ Warranties

Purchasers hereby warrant by way of an independent promise of guarantee (verschuldensunabhängiges Garantieversprechen) pursuant to Section 311 para. 1 BGB that the statements made in Sections 15.1.1 (the “Purchasers’ Warranties”) are true and correct as of the Signing Date and as of the Closing Date or as of any other date explicitly referred to in a Purchasers’ Warranty.

15.1.1	Status of Purchasers

(a)	Purchaser 1 is duly incorporated and validly existing under the Laws of Germany. Purchaser 2 is duly incorporated and validly existing under the Laws of Delaware, USA. Purchasers have the power to own their assets and to carry on their business. The execution and performance by Purchasers of this Agreement and the Transaction is within Purchasers’ corporate or individual powers and has been unconditionally authorized by all necessary corporate or individual actions, respectively.

(b)	No insolvency or similar proceedings have been, or, have been threatened to be, opened over the assets of Purchasers. Purchasers are neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

(c)	This Agreement constitutes legal, valid and binding obligations of Purchasers enforceable in accordance with its terms.

(d)	The execution and delivery of, and the performance by Purchasers of their obligations under, this Agreement (i) will not, if applicable, result in a breach of any provision of Purchasers’ articles of association or equivalent constitutional document, (ii) does not and will not result in a breach of, or constitute a default under, any instrument to which Purchasers are a party or by which Purchasers are bound and which is material in the context of the Transaction, (iii) does not and will not result in a breach of any order, judgment or decree of any court or Authority to which Purchasers are bound and which is material in the context of the Transaction.

(e)	There is no action, suit, investigation or other proceeding pending or threatened in writing or text form against or affecting Purchasers before any Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement.

15.1.2	Financial Capability

On the Scheduled Closing Date, Purchasers will have, and will have drawn-down, as further detailed in the Equity Commitment Letter, sufficient immediately available funds to pay:

(a)	the Purchase Price; and

(b)	any fees, costs and expenses incurred or to be made in connection with this Agreement.

15.1.3	Acquisition on Own Account

Purchasers are acquiring the Business for investment at Purchasers’ own account, and neither as a nominee nor as agent, and Purchasers have no present intention of selling or otherwise granting any capital or voting participation in the Business or otherwise distributing substantial parts of the assets of the Business in such a way that Purchasers would no longer be in control of the Business. Purchasers or any Purchaser Affiliates have not entered, and have no present intention to enter, into any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Business or any part thereof, except as provided for in this Agreement.

15.1.4	No Commission or Finder’s Fee

As of the Closing Date, Purchasers are under no obligation to pay with respect to the execution of this Agreement or the consummation of the Transaction any commission or other fee to any broker, finder or agent for which Sellers or any Seller Affiliates could become wholly or partly liable.

15.1.5	Due Diligence of Purchasers

(a)	Purchasers have been provided the opportunity to conduct a comprehensive due diligence review of the Group Companies. Such due diligence review included the opportunity to ask questions, conduct site visits, expert interviews and to review and request all available documents relating to the Group Companies. All facts relating to the Target Companies have been fully and correctly disclosed to Purchasers in writing which a prudent businessman would reasonably consider relevant for an assessment of the opportunities and risks of an acquisition of the Target Companies pursuant to Section 43 para. 1 GmbHG. If individual documents provided were un-signed, they are deemed to have been signed by the Sellers, the Target Companies and/or third parties involved. All questions asked by Purchasers or their advisors were correctly and completely answered, and the documents requested by and provided to Purchasers or their advisors were complete, correct and not misleading. Purchasers hereby waive (with such waiver hereby being accepted by Sellers) any statutory or other right to receive any additional documents, data or other information from Sellers.

(b)	Purchasers’ decision to acquire the Target Companies and to enter into this Agreement is based solely on Purchasers’ own assessment of the potential of the Target Companies after acquisition by Purchasers. In making those decisions, Purchasers are not (and expressly disclaims) relying on any promises, commitments, expectations raised or other assessment provided by or on behalf of Sellers, other than the Sellers’ Warranties.

15.2	Breach of Purchasers’ Warranties

In the event of any breach or non-fulfilment by Purchasers of any warranties in Section 15.1, Purchasers shall put the relevant Seller and any relevant other Seller Indemnitees into the same position which they would have been in had the respective Purchasers’ Guarantee been correct (Naturalrestitution) or, at the election of the relevant Seller, pay damages for non-performance (kleiner Schadenersatz) to the relevant Seller.

16.	Taxes

16.1	General

Any matters related to Taxes shall be subject exclusively to the provisions in this Section 16 and neither Sellers nor Purchasers shall with respect to Tax matters be entitled to any remedies other than the remedies set forth in this Section 16, unless explicitly provided for otherwise in this Agreement.

16.2	Definitions

16.2.1	“Indemnifiable Tax” means any Tax imposed by any Tax Authority on any Group Company that relates to (i) any Tax period ending on or prior to the Effective Date or (ii) the pre-Effective Date portion of any Tax period having started before, but ending after the Effective Date (a “Straddle Tax Period”) (each such period under (i) and pre-Effective Date portion under (ii) a “Pre-Effective Date Tax Period”).

16.2.2	“Tax” or “Taxes” means any tax within the meaning of Section 3 AO or equivalent taxes under the Laws of any other jurisdiction, in each case imposed by any Tax Authority, and social security contributions together with any interest, penalty, fine or addition thereto, but excluding for the avoidance of doubt deferred taxes and other tax assets having an effect on a future tax position (such as loss, interest or EBITDA carry-forwards) and any obligation to repay unlawfully granted state aid.

16.2.3	“Tax Authority” means any competent Authority in charge of imposing, collecting and/or assessing any Tax.

16.2.4	“Tax Benefits” means any kind of benefits in respect of Taxes including benefits resulting from reciprocal effects, such as the lengthening of any amortization or depreciation periods, a step-up in the Tax basis of assets, the non-recognition of liabilities or provisions or the transfer of items relevant for taxation (e.g., turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) from one taxation period to another taxation period or a transfer of an item relevant for Taxes from one entity to another entity, it being understood that the term Tax Benefits shall, for the avoidance of doubt, also comprise the accumulation of tax losses and/or tax loss carry forwards.

16.2.5	“Tax Proceedings” means any administrative or judicial proceedings or actions relating to Taxes including any assessment/levy procedure (Veranlagungs- bzw. Erhebungsverfahren), preparatory measures (e.g. preparation of Tax Returns), Tax assessments, Tax audits, objections, appeals, suspension of enforcement (Aussetzung der Vollziehung), court actions or other defensive measures, meetings and correspondence with Tax Authorities and courts, in each case relating to any matter which could give rise to or which could increase a Tax Indemnification Claim, a claim of any Seller under this Section 16 or which could otherwise have an impact on the Tax position of any Seller.

16.2.6	“Tax Refund” means any repayment, credit or set-off of any Tax including, by way of payment, deduction, consumption or otherwise.

16.2.7	“Tax Return” means any return, declaration, report, claim for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto.

16.3	Tax Indemnification by Seller

16.3.1	Subject to the Closing having occurred and the other provisions of this Section 16, the relevant Seller shall pay to the relevant Purchaser or, at the relevant Purchaser’s election, to the relevant Group Company an amount equal to the Indemnifiable Taxes assessed against and payable by the relevant Group Companies after the Effective Date, if and to the extent that such Taxes (together with any related interest) (i) have not been settled on or prior to the Effective Date, (ii) are not reflected as a liability or provision in the Effective Date Balance Sheet or in any other manner as a deductible item for purposes of the calculation of the Purchase Price irrespective of whether such items are identified or described as Tax liabilities or Tax provisions, and (iii) exceed any Tax Benefits for Purchasers, the Group Companies or any other Purchaser Affiliates or any of their respective legal successors arising in any Tax period after the Effective Date (any claim of Purchasers under this Section 16.3 a “Tax Indemnification Claim”). If a Group Company is not directly or indirectly wholly-owned by the relevant Target Company, the relevant Purchaser’s Tax Indemnification claim shall cover Indemnifiable Taxes of such Group Company only pro-rata to the direct or indirect Equity Interest of the relevant Target Company in such Group Company as of the Effective Date (pro-rata principle). For the avoidance of doubt, Sellers shall not be liable for any Taxes which may become payable as result of any payment according to this Section 16.3 (no gross-up).

16.3.2	Any amounts payable to Purchasers under Section 16.3 shall be due and payable within twenty (20) Business Days after the relevant Seller has been notified in writing by Purchasers about the payment obligation and the due date of the relevant Tax, such notification including (i) a copy of the relevant Tax assessment notice, (ii) any other documentation, if any, evidencing the relevant payment obligation, and (iii) the bank details of Purchasers, but in no case earlier than the date on which the Tax is due for payment to the Tax Authority (taking into account any suspension of payment or application for suspension of payment, it being understood that upon request of the relevant Seller, Purchasers shall procure (stehen dafür ein) that the relevant Group Company uses its best efforts to obtain a suspension of payment).

16.4	Exclusion of Liability

Purchasers shall not have a Tax Indemnification Claim if and to the extent that

16.4.1	the relevant Tax can be or could be mitigated by the utilization of Tax losses or similar Tax attributes existing on or prior to the Effective Date;

16.4.2	the relevant Tax results from or is increased by the passing of or change in any Law or administrative practice of any Tax Authority after the Effective Date, including any increase in the rates of Taxes or any imposition of Taxes or any withdrawal of relief from Taxes not actually (or prospectively) in effect at the Effective Date related interests are not covered by this exception;

16.4.3	the relevant Tax is caused on or after the Effective Date by any Purchaser, any Group Company or any Purchaser Affiliate through (i) actions or omissions (including any merger, reorganization, sale of shares or assets, declaration, amendment of any Tax return, termination or change of any Tax pooling or consolidation scheme), (ii) the exercise or change of exercise of any Tax election right or (iii) the change of any financial statement or tax balance sheet (including any change in the accounting or taxation policies or practices), in each case of (i) through (iii) with legal retrospective effect on the Pre-Effective Date Tax Period, except if and to the extent the respective measure was required under mandatory applicable Law or administrative practice of any Tax Authority;

16.4.4	the relevant Tax is the direct or indirect consequence of the execution of this Agreement and/or consummation of the Transaction (e.g. through the forfeiture of otherwise available loss carry-forwards);

16.4.5	any Group Company, any Purchaser or any Purchaser Affiliate failed, in connection with the relevant Taxes, to comply with any of their obligations under this Section 16;

16.4.6	the circumstances which would constitute the Indemnifiable Tax were caused or partially caused (verursacht oder mitverursacht) or aggravated by any action or failure to act of any Purchaser or any Purchaser Affiliate (including, after Closing, any of the Group Companies) or by the fact that any Purchaser or any Purchaser Affiliate (including, after the Closing, any of the Group Companies) has failed to take the necessary steps to avoid or mitigate damages pursuant to Section 254 BGB; or

16.4.7	the relevant Tax is recovered or could have been recovered with reasonable efforts from a Third Party, including under the W&I Insurance or any other insurance policy.

Sections 19.11.1 and 19.11.2 shall apply to claims of Purchasers under this Section 16.

16.5	Tax Indemnification by Purchasers

16.5.1	Subject to Closing having occurred, Purchasers shall pay to the relevant Seller or, at the relevant Seller’s election, to the relevant Seller Affiliates the amount of any Taxes payable by any Seller or any Seller Affiliate which (i) results from (a) any acts or omissions by any Purchaser, any Purchaser Affiliate or any of the Group Companies in violation of their obligations under this Section 16 and/or (b) any action or measure taken by any Purchaser, any Purchaser Affiliate or any of the Group Companies after the Closing Date with legal retroactive effect (pursuant to Section 175 para. 1 sent. 1 no. 2 AO) to a Pre-Effective Date Tax Period and (ii) have been assessed to, paid or in any other way borne by any Seller or any Seller Affiliate, e.g. because of a tax grouping or consolidation.

16.5.2	Section 16.3.2 shall apply accordingly to claims of Sellers under Section 16.5.1.

16.6	Tax Refunds, Unused Tax Liabilities and Repayments

16.6.1	Subject to Closing having occurred, Purchasers shall pay to the relevant Seller or, at the relevant Seller’s election, to the relevant Seller Affiliates an amount equal to any Tax Refund received by any Group Company after the Effective Date for a Pre-Effective Date Tax Period, together with any related interest, except to the extent the respective claim for a Tax Refund is included in the Effective Date Balance Sheet as Tax receivable or Tax asset or in any other manner as an increase item for purposes of the calculation of the Purchase Price irrespective of whether such items are identified or described as Tax receivable or Tax assets.

16.6.2	Subject to Closing having occurred, Purchasers shall pay to the relevant Seller or, at the relevant Seller’s election, to the relevant Seller Affiliates an amount equal to any liability or provision for Taxes of any of the Group Companies included in the Effective Date Balance Sheet, which is or may be dissolved or reduced under applicable GAAP after the Effective Date (the “Unused Tax Liability”), except to the extent such Tax liability or Tax provision has been set off against a Tax Indemnification Claim.

16.6.3	If and to the extent (i) the relevant Seller pursuant to Section 16.3 has indemnified any Purchaser, any Group Company or any other Purchaser Affiliate from any Taxes and (ii) such Taxes have been reversed or reduced (e.g. as a result of appeals being filed or by reason of a court decision or a closing agreement or any other final settlement agreement entered into in connection with an administrative or judicial proceeding), the relevant Purchaser shall, or shall procure (steht dafür ein) that the relevant Group Company or other Purchaser Affiliate will, reimburse the relevant Seller for the payments made by such Seller with respect to such Taxes, together with any related interest on the reimbursed amounts.

16.6.4	Purchasers shall notify the relevant Seller without undue delay (unverzüglich) in writing of (i) the receipt of any Tax Refund, (ii) any relevant decision by the Tax Authority or any other reason for the potential dissolution or reduction of a liability or provision for Taxes resulting in a claim of the relevant Seller under Section 16.6.2 and of (iii) any reversal or reduction of Taxes for which the relevant Seller made payments under Section 16.3. Any amount payable to the relevant Seller pursuant to this Section 16.6 shall be due and payable within twenty (20) Business Days after (a) receipt of the relevant Tax Refund, (b) the relevant decision of the Tax Authority has been taken, (c) the dissolution or reduction of the relevant liability or provision for Taxes has to be or could be effected according to applicable GAAP or (d) the reversal or reduction of Taxes for which the relevant Seller made payments under Section 16.3 has been effected, as the case may be.

16.7	Straddle Tax Period

For the determination of any Tax Indemnification Claim, any Tax Refund or other claims under this Section 16 relating to Taxes for a Straddle Tax Period such Taxes shall be allocated between the pre-Effective Date portion of the Straddle Tax Period and the post-Effective Date portion of the Straddle Tax Period according to the following principles:

16.7.1	The amount of Taxes imposed on a periodic basis (including but not limited to corporate income tax, trade tax and value added tax) attributable to the pre-Effective Date portion of the Straddle Tax Period shall be determined by the amount of Taxes, which would be payable by the relevant Group Company if the pre-Effective Date portion of the Straddle Tax Period were a taxable period and if the relevant Group Company were permitted to file a Tax return for the pre-Effective Date portion of the Straddle Tax Period, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the pre-Effective Date portion of the Straddle Tax Period and the post-Effective Date portion of the Straddle Tax Period in proportion to the number of days in each period.

16.7.2	The amount of Taxes (other than Taxes described in Section 16.7.1) attributable to the pre-Effective Date portion of the Straddle Tax Period shall be determined in proportion to the number of days of the pre-Effective Date Tax Period to the complete Straddle Tax Period, except to the extent the Parties mutually agree on another allocation method.

16.8	Tax Returns

16.8.1	After the Closing and if not otherwise provided for in this Agreement, Purchasers shall procure (stehen dafür ein) that the Tax Returns of the Group Companies for any Pre-Effective Date Tax Period will be duly prepared and timely be filed with the competent Tax Authority. In addition, Purchasers shall prepare any transfer pricing documentation required under applicable Law with regard to activities of the Group Companies as from 1 January 2023 until the Closing (the relevant Tax Returns and the relevant transfer pricing documentation the “Relevant Tax Returns”). The Relevant Tax Returns shall be consistent with the policies, procedures, practices and election rights adopted in the statutory financial statements of the relevant Group Company in the relevant Tax period as well as the Tax Returns for previous Tax periods of the relevant Group Company.

16.8.2	After the Closing, Purchasers shall procure (stehen dafür ein) that (i) the Relevant Tax Returns of the Group Companies for any Pre-Effective Date Tax Period, including any amendments thereto, will (a) not be filed by the relevant Group Company without the relevant Seller’s prior written consent, and (b) be provided in draft form to the relevant Seller at least sixty (60) Business Days prior to the applicable filing date, (ii) the relevant Seller is provided (y) with access to and copies of any written and electronic documents, books, records, notes, other materials, data and other information, and (z) the right to interview any Representatives of the relevant Purchaser, the relevant Group Company and any other Purchaser Affiliate, in each case required by the relevant Seller for evaluating and commenting the draft Relevant Tax Returns.

16.8.3	Purchasers shall procure (stehen dafür ein) that the Relevant Tax Returns filed by the Group Companies will include all modifications requested by the relevant Seller within twenty (20) Business Days after the relevant Seller has been provided with the draft Tax returns and all information required by the relevant Seller under Section 16.8.2(ii). If and to the extent the relevant Seller and the relevant Purchaser fail to reach an agreement on the content of any Relevant Tax Return, such Relevant Tax Return shall be filed according to the instructions of the relevant Seller, except to the extent that these instructions do not comply with mandatory Law.

16.8.4	Any Relevant Tax Returns relating to any Pre-Effective Date Tax Period may not be amended without the prior written consent of the relevant Seller, and Purchasers shall follow, and shall cause the Group Companies to follow, any instructions of the relevant Seller regarding the amendment of such Relevant Tax Returns. Sections 16.8.2 and 16.8.3 shall apply accordingly to any amendments of Relevant Tax Returns for Pre-Effective Date Tax Periods.

16.8.5	The Tax Returns for the year 2022 shall be prepared by Sellers and provided to Purchasers in accordance with Section 16.8.2(i)(b). Purchasers shall have the rights set out in Section 16.8.2(ii) with respect to such Tax Returns. If not otherwise set out in this Section 16.8.5, Section 16.8 shall apply on such Tax Returns mutatis mutandis.

16.9	Tax Proceedings

16.9.1	Purchasers shall timely (rechtzeitig) but in any event within five (5) Business Days after receipt by either Purchaser, any Group Company or any other Purchaser Affiliate notify the relevant Seller in writing of any Tax Proceedings relating to Taxes of the Group Companies (collectively “Relevant Tax Proceedings”), and with respect to Relevant Tax Proceedings that do not include a time line for appeals or other procedural actions by any Purchaser, any Group Company or any other Purchaser Affiliate in any event within fifteen (15) Business Days, including (i) the issuance of any Tax assessment notice by any Tax Authority, (ii) requests or statements made by any Tax Authority and (iii) the announcement or commencement of any Tax audit of any Group Company. The notice shall be reasonably detailed and shall include copies of any written communication. If Purchasers have reason to believe that a payment is to be made by the relevant Seller pursuant to Section 16.3, such notice shall state the amount of the alleged Tax Indemnification Claim and must be accompanied by evidence reasonably necessary to determine the underlying facts, amount and payment of such claim.

16.9.2	With respect to any Relevant Tax Proceedings, Purchasers shall procure (stehen dafür ein) that the relevant Seller is provided with (i) any written and electronic documents, including all correspondence with the Tax Authorities and relevant third parties, (ii) access to any books, records, notes, other materials, data and other information (with the right to make copies) and (iii) access to the management of the relevant Group Companies, in each case as required by the relevant Seller in connection with the Relevant Tax Proceedings.

16.9.3	With respect to any Relevant Tax Proceedings, the relevant Seller may direct and instruct the relevant Purchaser on its costs and expenses in respect of (i) the commencement, conduct and termination of the proceedings and (ii) any communication with the Tax Authorities or third parties relating to the proceedings. Purchasers shall, and shall procure (stehen dafür ein) that the Group Companies and the Purchaser Affiliates or their respective successors will, follow any instructions of the relevant Seller in respect of any Relevant Tax Proceedings. Upon request of the relevant Seller, Purchasers shall, and shall procure (stehen dafür ein) that the relevant Group Companies and the Purchaser Affiliates or their respective successors will, (a) promptly empower the designated representatives of the relevant Seller for dealing with the Tax Authorities on behalf of the relevant Purchasers, the relevant Group Companies and the relevant Purchaser Affiliates or their respective successors, (b) release such representatives from their statutory confidentiality obligations, (c) allow the relevant Seller to issue instructions to such representatives and (d) fully cooperate in each phase of the Relevant Tax Proceedings.

16.9.4	The relevant Seller and/or the representative selected by the relevant Seller shall have the opportunity to participate from the beginning until the end in any Relevant Tax Proceedings and Purchasers shall, and shall procure (stehen dafür ein) that the relevant Group Companies and the relevant Purchaser Affiliates or their respective successors will, (i) take all lawful reasonable measures as instructed by the relevant Seller, including (a) how to deal with the Tax Authorities’ queries and (b) to challenge and to take all defensive measures deemed necessary or appropriate by the relevant Seller against any action taken by any Tax Authority, (ii) timely inform the relevant Seller of, and give the relevant Seller and/or the representative selected by the relevant Seller the opportunity to participate in, any meetings, video conferences or telephone conversations with the Tax Authorities or relevant third parties, (iii) request that the Tax Authorities provide questions in writing and that such questions be promptly forwarded to the relevant Seller for the relevant Seller’s evaluation and comments, (iv) duly incorporate in any statements to the Tax Authorities or relevant third parties any comments the relevant Seller may have and (v) file any appeal (Einlegung eines Einspruchs) or take any legal action (Klageerhebung), and diligently conduct or terminate such appeal or legal action, in accordance with the relevant Seller’s instructions and, for the avoidance of doubt, at Seller’s costs agreed upfront between the relevant Purchaser and the relevant Seller.

16.9.5	Purchasers shall procure (stehen dafür ein) that in relation to Relevant Tax Proceedings (i) no documents or data shall be submitted by the relevant Purchasers, the relevant Group Companies or the relevant Purchaser Affiliates or their respective successors to any Tax Authorities or relevant third parties, (ii) no admission of facts or liability and no other statement which has a negative impact on the position of the relevant Seller or the relevant Group Companies in the Relevant Tax Proceedings shall be made by the relevant Purchasers, the relevant Group Companies or the relevant Purchaser Affiliates or their respective successors and (iii) there shall be no acknowledgement or settlement by the relevant Purchasers, the relevant Group Companies or the relevant Purchaser Affiliates or their respective successors with the Tax Authorities, in each case without the prior written consent of the relevant Seller.

16.10	Tax Cooperation

Without prejudice to Sellers’ rights under this Section 16, the relevant Seller and the relevant Purchaser shall, and the relevant Purchaser shall procure (steht dafür ein) that the relevant Group Companies and the relevant Purchaser Affiliates or their respective successors will fully cooperate, with each other in connection with all Tax matters of the Group Companies relating to any Pre-Effective Date Tax Period, including the preparation and filing of any Tax Return or the conducting of any audit, investigation, dispute or appeal or any other communication with any Tax Authority. In particular, Purchasers shall (i) provide, and shall procure (stehen dafür ein) that the Group Companies and Purchaser Affiliates will provide, the relevant Seller and its Representatives with all relevant documents and other information (with the right to make copies) and (ii) permit, or instruct the Group Companies to permit, the relevant Seller and its Representatives to have access, during regular business hours and upon reasonable advance notice, to the premises, management, employees and books and records of the Group Companies, to the extent relating to a Relevant Tax Proceeding, and (iii) undertake any action (including the correction of invoices) to support the relevant Seller and its Representatives for purposes of the preparation and filing of Tax Returns, in each case as reasonably required by the relevant Seller or its Representatives for any Tax matters of any Seller or any Seller Affiliate, and (iv) keep and make available to the relevant Seller, and instruct the Group Companies to keep and make available to the relevant Seller, all books, records and other information relating (wholly or partly) to any Relevant Tax Proceeding in accordance with and during the periods required under statutory Law (and to the extent such books, records and information might be of relevance for the Relevant Tax Proceeding until the relevant Tax has become final and binding and can no longer be amended) and, following such periods, give the relevant Seller reasonable notice prior to transferring, discarding or destroying such books, records and information and allow the relevant Seller to take possession thereof. Purchasers shall not, and shall procure (stehen dafür ein) that the Group Companies and Purchaser Affiliates will not, apply for or initiate any Tax audit or investigations without the prior written consent of the relevant Seller.

16.11	Tax Covenants

As from the Closing Date, Purchasers shall, and shall procure (stehen dafür ein) that the Group Companies and Purchaser Affiliates and their respective successors will:

16.11.1	not (i) exercise or change any Tax election right for any Pre-Effective Date Tax Period, (ii) change the tax or financial accounts or accounting practice of the Group Companies for any Pre-Effective Date Tax Period or (iii) enter into any transaction, merger, conversion or any other kind of restructuring that has a retroactive tax effect on a Pre-Effective Date Tax Period, unless in each of the above circumstances the action is instructed by the relevant Seller or the respective measure was required under mandatory applicable Law or administrative practice of any Tax Authority;

16.11.2	not take any action that may result in any reduction or forfeiture of (i) a Tax Refund relating to a Pre-Effective Date Tax Period, (ii) an Unused Tax Liability, or (iii) a Tax Benefit set out in Section 16.3.1(iii) in any Tax period after the Effective Date;

16.11.3	take any action requested by the relevant Seller the effect of which safeguards the effectiveness of any fiscal unity (Organschaft), Tax pooling or other Tax consolidation scheme in which any of the Group Companies participated in any Pre-Effective Date Tax Period; and

16.11.4	retain for a period of ten (10) years from the Closing Date, or such longer period as may be prescribed under applicable Law, all books, records and other (written) information relating to the Group Companies, including all books, records and other (written) information relating to Tax or Tax Returns.

16.12	Time Limitation

Claims under this Section 16 shall be time-barred at the earlier of (i) three (3) months after the relevant Tax has become final and binding (formelle und materielle Bestandskraft) or (ii) in any event seven (7) years after the Closing Date.

16.13	Treatment of Payments

All payments to be made by the relevant Seller to the relevant Purchaser or by the relevant Purchaser to the relevant Seller under the provisions of Section 16 shall constitute a reduction or an increase, as the case may be, of the Purchase Price. If and to the extent payments are made by the relevant Seller directly to any of the Group Companies, such payments shall be construed and deemed as contributions (Einlagen) made by the relevant Purchaser into the respective Group Company and shall be treated as a reduction of the Purchase Price as between the respective Parties. In no event shall Sellers owe to Purchasers any gross-up for Taxes due on an amount paid under this Agreement.

16.14	US Share Purchase Price Allocation

The KE US Share Purchase Price (along with any other items that are treated as consideration payable to Seller 2 for U.S. federal income Tax purposes) shall be allocated among the assets of KE US (and any other assets that, for U.S. federal income Tax purposes, are treated as assets purchased by Purchaser 2 from Seller 2) in a manner consistent with Section 1060 of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (the “US Share Purchase Price Allocation”). A proposed US Share Purchase Price Allocation shall be prepared by Seller 2 and delivered to Purchaser 2 within ninety (90) Business Days after the Effective Date. Purchaser 2 shall review the draft US Share Purchase Price Allocation and provide any comments with respect thereto within twenty (20) Business Days after receiving such draft US Share Purchase Price Allocation (the “Purchaser Allocation Comments”). Seller 2 and Purchaser 2 shall cooperate in good faith to resolve any disputes relating to the US Share Purchase Price Allocation. If Seller 2 and Purchaser 2 fail to resolve any such disputes within twenty (20) Business Days from the receipt of any Purchaser Allocation Comments, they shall promptly thereafter engage an independent accounting firm that is mutually selected by Seller 2 and Purchaser 2 (the “US Allocation Accounting Firm”) to resolve any remaining disputes. The determination of the US Allocation Accounting Firm shall be final, conclusive and binding on Seller 2, Purchaser 2 and their respective Affiliates. All fees and expenses of the US Allocation Accounting Firm shall be borne equally between Purchaser 2 and Seller 2. The US Share Purchase Price Allocation, as prepared by Seller 2 if no Purchaser 2 Allocation Comments have been provided, as adjusted pursuant to any agreement between Seller 2 and Purchaser 2, or as finally determined by the US Allocation Accounting Firm (the “Final US Share Purchase Price Allocation”), shall be binding on Purchaser 2, Seller 2 and their respective Affiliates, absent of fraud or manifest error. The Final US Share Purchase Price Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the KE US Share Purchase Price and any other items that are treated as additional consideration payable to Seller 2 for U.S. federal income Tax purposes. Except to the extent otherwise required by applicable Law, Seller 2, Purchaser 2 and their respective Affiliates shall prepare and file their Tax Returns in a manner consistent with the Final US Share Purchase Price Allocation and shall take no position contrary thereto or inconsistent therewith.

17.	Pre-Closing Covenants

17.1	Sellers’ Conduct of Business Covenants

Subject to Section 17.3.1, in the period between the Signing Date and the Closing Date, Sellers shall use best efforts to ensure that the Business is conducted in the ordinary course of business and consistent with past practice. In the event that it becomes apparent prior to Closing that certain Material Agreements contain change of control clauses providing for termination rights of the respective contractual partners, Sellers shall use commercially reasonable efforts that the relevant Group Companies obtain waivers from the respective contractual partners prior to Closing, provided that neither Seller nor any Seller Affiliate nor any Group Company shall be obligated to assume, increase or extend any liability or obligation, or to grant or extend any Collateral, in order to facilitate such waiver.

17.2	Sellers’ Reserved Matters Covenants

17.2.1	Subject to Section 17.3.1, in the period between the Signing Date and the Closing Date, without prejudice to the generality of Section 17.1 and without limiting the right of Sellers to operate the Business in compliance with Section 17.1, Sellers shall not, in each case with respect to the Target Company and/or the Sold Shares held by them:

(a)	adopt any shareholders’ resolution of the relevant Target Company regarding:

(i)	its liquidation, dissolution or winding-up;

(ii)	any amendment to its articles of association, by-laws or equivalent constitutional documents;

(iii)	any transformation measures within the scope of the UmwG or similar Laws of any other jurisdiction;

(iv)	the conclusion of any enterprise agreement within the meaning of Sections 291 and 292 AktG or similar Laws of any other jurisdiction;

(v)	the redemption (Einziehung) or repurchase of any Sold Shares;

(vi)	the appointment of any Officers or Directors, the material amendment, material modification or material revision, including extension, of their service or employment contracts or the increase of their remuneration or the granting of any additional benefits to them not in effect as of the Signing Date;

(vii)	the waiver of claims of the Target Company against any current or former Officers or Directors; or

(viii)	the declaration and/or payment of dividends or other distributions; or

(b)	issue any Equity Interests or securities convertible into Equity Interests in the Target Company, sell, transfer, create any encumbrances over or otherwise dispose of any Sold Shares or grant any options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or otherwise become the owner of any Sold Shares or other Equity Interests in the Target Company;

(c)	alter, change, modify or revise the accounting policies applied by the Target Companies, unless required by Law or as a result of a change in applicable GAAP; or

(d)	establish or assume any guarantees (excluding business and/or project related guarantees), suretyships, comfort letters, joint and several liabilities and other securities and recourse obligations of any kind exceeding an amount of EUR 100,000 (in words: Euro one hundred thousand) in the individual case which would constitute Collaterals.

17.2.2	Subject to Section 17.3.1, in the period between the Signing Date and the Closing Date, without prejudice to the generality of Section 17.1 and without limiting the right of Sellers to operate the Business in compliance with Section 17.1, Sellers shall ensure that the Group Companies directly or indirectly held by them will not carry out any of the following measures:

(a)	issue any Equity Interests or securities convertible into Equity Interests in any Subsidiary, sell, transfer, create any encumbrances over or otherwise dispose of any Equity Interests in any Subsidiary or grant any options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or otherwise become the owner of any Equity Interests in any Subsidiary;

(b)	acquire any Equity Interests or securities convertible into Equity Interests in any company, partnership or other venture (Unternehmen);

(c)	change the accounting principles applied by the relevant Group Company unless required by (i) mandatory Law, (ii) generally accepted accounting principles or (iii) changes in the accounting guidelines applicable to the entire Seller Group and formally communicated within the Seller Group;

(d)	pay or incur any fee, bonus, extra compensation or severance payment to any Third Party, any Seller or any Seller Affiliate by virtue of or in connection with the execution of this Agreement or consummation of the Transaction;

(e)	materially amend, modify or alter the terms of the employment agreements of or grant any increase in wages, salaries, bonuses or other remuneration of any Directors or Officers other than increases which are (i) granted in the ordinary course of business, (ii) required by contract or collective bargaining agreements existing on the Signing Date or (iii) scheduled in the current business plan of the Group;

(f)	make any capital expenditure, outside the ordinary course of business and not being provided in the current business plan of the Group, exceeding EUR 100,000 (in words: Euro one hundred thousand) in the individual case;

(g)	dispose of or encumber, in each case outside the ordinary course of business, any Material Assets or any Material IP Rights;

(h)	terminate, materially amend or waive any material rights under any Material Agreements;

(i)	cancel or waive any claims with a value exceeding EUR 100,000 (in words: Euro one hundred thousand) in the individual case;

(j)	terminate any Insurance Policy of the Group Companies as beneficiaries unless the same shall be replaced with one or more insurance policies providing coverage comparable in scope and terms;

(k)	make any material change to the terms of employment of any Key Employee and/or dismiss, or enter into any termination agreement with, any Key Employee (except for cause);

(l)	incur any incremental (zusätzliche) financial liability for borrowed money exceeding an amount of EUR 100,000 (in words: Euro one hundred thousand) in the aggregate, in each case excluding liabilities for borrowed money incurred (i) towards any other Group Company or (ii) in the ordinary course of business and in amounts and on terms consistent with past practice;

(m)	enter into any new line of business;

(n)	enter into any agreements outside the ordinary course of business; or

(o)	agree, whether or not in writing, to do any of the foregoing.

17.3	Permitted Measures and Transactions; Limitations

17.3.1	Sections 17.1 and 17.2 shall not apply to any measures and transactions (i) provided for or permitted in this Agreement, (ii) provided for or permitted in Exhibit 17.3.1, (iii) required to be taken under any agreement or other arrangement entered into by a Group Company in the ordinary course of business and/or disclosed in the Data Room, (iv) required to be taken by applicable Law, (v) approved in writing (including email) by Purchasers, such approval not to be unreasonably withheld, conditioned or delayed, (vi) specifically requested in writing (including email) by Purchasers or (vii) necessary to prevent the Group Companies or the Business from suffering material harm. Purchasers’ refusal to consent or their non-approval, for any reason whatsoever, shall not give rise to any right to Sellers to terminate, rescind, cancel or otherwise dissolve or annul this Agreement.

17.3.2	In cases of Section 17.3.1, Sellers shall inform Purchasers without undue delay (unverzüglich) thereafter.

17.3.3	Purchasers shall not exercise any of its rights pursuant to Sections 17.1 and 17.2 (including the right to refuse to approve any particular transaction or action) in such a manner as could unreasonably disrupt the efficient operations of the Group Companies. All obligations pursuant to Sections 17.1 and 17.2 shall be imposed only to the extent they are legally permissible, in particular with respect to applicable antitrust Law. Purchasers’ refusal to consent or their non-approval, for any reason whatsoever, shall not give rise to any right to Sellers to terminate, rescind, cancel or otherwise dissolve or annul this Agreement.

17.4	Insurance Coverage

17.4.1	The Group Companies are insured against customary risks under group policies taken out by Sellers and/or Seller Affiliates (collectively “Group Policies”). Purchasers acknowledge that the insurance coverage for the Group Companies under the Group Policies will terminate with effect as of the Closing Date.

17.4.2	Purchasers shall procure (steht dafür ein) that the Group Companies will have adequate insurance coverage available as from the Closing Date.

17.5	Information Obligations

17.5.1	If in the period between the Signing Date and the Closing Date with respect to the Material IT Systems any (i) complete breakdown, (ii) successful cyber-attack or (iii) data loss occurs, which in each case causes a Material Adverse Effect, Sellers will promptly inform Purchasers thereof.

17.5.2	If in the period between the Signing Date and the Closing Date any Material Law Breach is asserted in writing or in text form against the Group Companies by any Authority or otherwise becomes known to the Group Companies, Sellers will promptly inform Purchasers thereof.

17.5.3	If in the period between the Signing Date and the Closing Date the Group Companies become subject to any criminal or administrative investigations or proceedings which results, or can reasonably be expected to result, in a fine or penalty due to a violation of applicable Laws exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case, Sellers will promptly inform Purchasers thereof.

17.5.4	If in the period between the Signing Date and the Closing Date the Group Companies become involved as defendant or plaintiff in any material court, arbitration or administrative proceedings, Sellers will promptly inform Purchasers thereof. For the purpose of this Section 17.5.4, material means proceedings having a litigation value (Streitwert) in excess of EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case.

17.5.5	If in the period between the Signing Date and the Closing Date any (i) claims or complaints exceeding, in the individual case or arising from the same or factually similar fact pattern or circumstances (gleicher oder faktisch ähnlicher Lebenssachverhalt), EUR 250,000 (in words: Euro two hundred fifty thousand) are raised in writing or text form against the Group Companies based on actual or alleged structural, serial or otherwise material defects of the products and services of the Business or (ii) the Group Companies terminate the distribution or sale of any product of the Business based on any such defects nor voluntarily, or as a result of a legal obligation, recall or remove from the market any product of the Business or improve any product of the Business as part of a recall campaign or issue a product warning to customers or consumers of the Business, Sellers will promptly inform Purchasers thereof.

17.5.6	If in the period between the Signing Date and the Closing Date there is any breach by or default under any of the Insurance Policies by the Group Companies, or any event occurs that would constitute a breach of or default under the Insurance Policies, Sellers will promptly inform Purchasers thereof.

17.6	Working Capital Line

Purchasers shall procure (steht dafür ein) that the Group Companies will be provided with a customary working capital line (Betriebsmittelkreditlinie) in the amount of at least EUR 20,000,000 (in words: Euro twenty million) available as from the Closing Date until at least 31 December 2025.

17.7	De-SPAC

17.7.1	Purchaser 1 shall use commercially reasonable efforts to (i) enter into the Business Combination Agreement as soon as reasonably possible after the Signing Date which shall (a) include unconditional and irrevocable undertakings of Purchaser 1 and the counterparties to pursue and complete the de-SPAC as soon as possible, (b) be subject only to legally required conditions and other conditions customary in the context of a de-SPAC (e.g. affirmative vote of the stockholders of the SPAC, filing of a Registration Statement on Form F-4 relating to the de-SPAC with the SEC, the SEC declaring the same effective, the satisfaction of customary closing conditions for transactions with special purpose acquisition companies), but not subject to any conditions that are intended to enable Purchaser 1 or the counterparties to unilaterally withdraw from the Business Combination Agreement, e.g. by unilaterally frustrating such conditions, (c) include an unconditional and irrevocable undertaking of the ListCo and the SPAC to Purchasers to assume joint and several liability (Schuldbeitritt) for all obligations and liabilities of Purchasers under and in connection with this Agreement (other than any payment obligations of Purchasers secured under the Equity Commitment Letter) upon closing (Vollzug) of the Business Combination Agreement and (d) include a firm obligation of the ListCo, the SPAC and Purchasers not to agree to any amendment or termination of the unconditional and irrevocable undertaking of the ListCo and the SPAC to Purchasers to assume joint liability (Schuldbeitritt) for all obligations and liabilities of Purchasers under and in connection with this Agreement (other than any payment obligations of Purchasers secured under the Equity Commitment Letter) contained in the Business Combination Agreement without the prior written consent of Sellers, (ii) prepare and file a Registration Statement on Form F-4 relating to the de-SPAC with the SEC and (iii) complete the de-SPAC as soon as reasonably possible thereafter.

17.7.2	Purchasers hereby undertake to (i) not agree to any amendment or termination of the Business Combination Agreement concluded in accordance with Section 17.7.1 and (ii) not waive any of its rights and claims against the ListCo and the SPAC under the Business Combination Agreement concluded in accordance with Section 17.7.1, in each case of (i) and (ii) without the prior written consent of Sellers.

17.8	Collateral Commitment Letter

As soon as reasonably practicable after the Signing Date, Purchasers shall provide Sellers with one or more firm equity commitment letters from their direct or indirect shareholders or any third parties on their behalf (which are, in each case, acceptable to Sellers) substantially in the form attached hereto as Exhibit 17.8 which shall (i) be addressed to and enforceable by each of Purchasers and Sellers, (ii) be only conditional (bedingt) upon Closing and effective (wirksam) as from Closing until their substitution by the Purchaser Bank Guarantee, (iii) secure a portion of the exposure of Sellers under the Collaterals in an amount of up to EUR 50,000,000 (in words: Euro fifty million) (“Collateral Commitment Letter Amount”) and (iv) contain a firm obligation of the issuers to provide Purchasers with an amount in cash up to the Collateral Commitment Letter Amount if and to the extent and at the time required by Purchasers to satisfy their obligations under Section 24.6, in particular their obligations under Sections 24.6.3 and 24.6.4 (collectively “Collateral Commitment Letter”).

17.9	Firm Commitment Letter

As soon as reasonably practicable after the Signing Date, Purchasers shall provide Sellers with one or more unconditional and irrevocable commitment letters from their direct or indirect shareholders or any third parties on their behalf (which are, in each case, acceptable to Sellers) substantially in the form attached hereto as Exhibit 17.9 which shall (i) be addressed to Purchasers and Sellers in reference to the Transaction, (ii) be enforceable by each of Purchasers and Sellers, (iii) be only conditional (bedingt) upon Closing having occurred and (iv) contain a firm obligation of the issuers to provide Purchasers with an amount in cash at the earlier of (a) the completion of the de-SPAC and (b) the first (1st) anniversary of the Closing Date (“Relevant Firm Commitment Date”) if and to the extent necessary to ensure that Purchasers have financial means of at least USD 50,000,000 (in words: US Dollar fifty million) at the Relevant Firm Commitment Date (collectively “Firm Commitment Letter”).

17.10	Assumption of Joint Liability

Without undue delay (unverzüglich) after the closing (Vollzug) of the Business Combination Agreement, Purchasers shall exercise and enforce all their rights and claims against the ListCo and the SPAC under the Business Combination Agreement to ensure that both the ListCo and the SPAC assume joint liability (Schuldbeitritt) for all obligations and liabilities of Purchasers under and in connection with this Agreement (other than any payment obligations of Purchasers secured under the Equity Commitment Letter) by means of an assumption of joint liability (Schuldbeitritt) with Sellers and Purchasers substantially in the form attached hereto as Exhibit 17.10 (“Assumption of Joint Liability”) which shall be only conditional (bedingt) upon Closing having occurred and as a result of which Purchasers, the ListCo and the SPAC shall be liable to Sellers as joint and several debtors (Gesamtschuldner) for all obligations and liabilities of Purchasers under and in connection with this Agreement.

17.11	De-SPAC Cooperation

In the period between the Signing Date and the Closing Date, Sellers shall use their respective commercially reasonable best efforts, at Purchasers’ cost and expense, to provide to Purchasers cooperation as reasonably requested by Purchasers in connection with the de-SPAC (provided that such requested cooperation does neither unreasonably interfere with the ongoing operations of Sellers and/or the Group Companies nor expose Sellers and/or the Group Companies to any actual or potential liability or actual or potential liability risk), including using commercially reasonable best efforts, in each case at Purchasers’ cost and expense, that the Group Companies (i) participate in a customary and commercially reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and other sessions with Purchasers and their Representatives, including direct contact between senior management of the Group Companies and Representatives of Purchasers and current and potential prospective investors in the SPAC, (ii) assist with the preparation of customary materials for investor presentations, offering documents, private placement memoranda, proxy statements, bank information memoranda, prospectuses and similar documents required in connection with the de-SPAC, and provide reasonable and customary authorization letters to Purchasers authorizing the distribution of information to prospective lenders and other financing sources and containing customary information (collectively “Investor Materials”), (iii) obtain comfort letters and consents from accountants as reasonably requested by Purchasers in connection with the de-SPAC, (iv) furnish Purchasers with all documentation and other information required by any Authority with respect to the de-SPAC and (v) cooperate with Purchasers and their Representatives in the preparation of any filings with the SEC required in connection with the de-SPAC, including the Registration Statement on Form F-4 to be filed in connection with the de-SPAC (collectively “SEC Filings”). Notwithstanding the foregoing, nothing in this Section 17.11 shall oblige Sellers or any of the Group Companies to provide any financial information other than as set forth in Section 17.13. Purchasers shall procure (stehen dafür ein) that Sellers will be provided with a reasonable opportunity to review and comment on such drafts of all Investor Materials and SEC Filings, all such drafts will be aligned in good faith between the Parties and all such comments will be considered in good faith. In the event that the Parties are unable to align on any Investor Materials (or any parts thereof) or any SEC Filings (or any parts thereof) in accordance with the preceding sentence, the Parties shall use their respective best efforts (involving senior management representatives of the Parties if necessary) to as swiftly and efficiently as possible find, and in good faith work towards, a solution that reflects the interests of all Parties, the ListCo and the SPAC as closely as possible. Purchasers shall procure (stehen dafür ein) that (Y) no SEC Filings will be filed with or confidentially submitted to the SEC and (Z) no projections, predictions, forecasts, earnings guidance or similar information will be included in any Investor Materials or any SEC Filings, in each case without the prior written consent of Sellers. Purchasers shall procure (stehen dafür ein) that Sellers will be promptly advised and informed of: (A) any filing or confidential submission of the Registration Statement, (B) the effectiveness of the Registration Statement, (C) any filing or confidential submission of any supplement or amendment to the Registration Statement, (D) any issuance of any stop order by the SEC, (E) any request by the SEC for amendment of the Registration Statement, (F) any comments from the SEC relating to the Registration Statement and responses thereto and (G) any requests by the SEC for additional information relating to the Registration Statement. For the avoidance of doubt, Sellers and the Group Companies shall have no obligation to cooperate with or provide assistance or support to Purchasers in connection with the Business Combination Agreement and/or the de-SPAC other than under this Section 17.11.

17.12	Carve-out of Kiepe India Shares

Seller 1 shall procure (steht dafür ein) that the Kiepe India Shares will be sold and transferred from KE DE to one or more Seller Affiliates by means of a customary share purchase agreement (“Kiepe India SPA”) as soon as reasonably practicable after the Signing Date.

17.13	Audited IFRS Financials

Sellers shall provide Purchasers with (i) audited consolidated financials of the Group Companies for the calendar years 2021 and 2022 prepared under IFRS and in accordance with the standards of the PCAOB and (ii) unaudited consolidated financials of the Group Companies for the period starting on 1 January 2023 and ending on the last day of the month preceding the day on which they are provided by Sellers to Purchasers prepared under IFRS (collectively “Audited IFRS Financials”).

17.14	Transitional Service Agreement

Seller 1 and KE DE shall enter into a transitional service agreement substantially in the form attached hereto as Exhibit 17.14 (the “TSA”) and Seller 1 shall provide the transitional services in accordance with terms and conditions of the TSA. Sellers and Purchasers agree that, to the extent the service schedules to the TSA are not yet in final form as of the Signing Date, such service schedules shall be (further) negotiated in good faith among Sellers and Purchasers without undue delay (unverzüglich) after the Signing Date.

17.15	Intra-Group Agreements

17.15.1	Sellers shall procure (stehen dafür ein) that:

(a)	the intra-group agreements listed in Exhibit 17.15.1(a) will be terminated by the relevant Seller Group Companies and the relevant Group Companies by mutual agreement with effect as of the Closing Date; and

(b)	all other intra-group agreements will remain in place between the relevant Seller Group Companies and the relevant Group Companies until after the Closing Date.

17.15.2	Except as explicitly provided for otherwise herein, Sellers and their Affiliates on the one hand and the Group Companies on the other hand shall take all necessary steps to dissolve, terminate, cancel or unwind their legal and financial group relationships (except for regular customer and supplier relationships which shall be continued after the Closing Date), if and to the extent not dissolved, terminated, cancelled or unwound on or prior to the Closing Date.

18.	W&I Insurance

18.1	W&I Insurance Policy

Purchasers intend, without undue delay after the Audited IFRS Financials have been provided to Purchasers and the subsequent conclusion of their financial due diligence, to take out warranty and indemnity insurance in relation to this Agreement under an insurance policy substantially in the form as attached hereto as Exhibit 18.1 (the “W&I Insurance”), with the relevant insurance provider(s) as identified therein (collectively “Insurer”). Subject to Section 26.6, all costs, fees and expenses of the W&I Insurance shall be borne by Purchasers alone.

18.2	Subordinated Recourse against Sellers

18.2.1	Except for the Fundamental Warranties which remain unaffected hereby and thereby, it is acknowledged by and agreed between the Parties that any claim of Purchasers resulting from, relating to or associated with the alleged breach of any Sellers’ Warranty or Sellers’ Warranties, as applicable, and all rights of Purchasers to pursue such claim or claims against Sellers shall, in all respects, be fully subject and subordinate to (i) Purchasers taking out the W&I Insurance and (ii) Purchasers being unable, either in part or in full, to obtain compensation and recover damages under the W&I Insurance, if any, as specified in more detail in Sections 18.2.2 through 18.2.4.

18.2.2	Therefore and prior to Purchasers pursuing any claims for breach of any Sellers’ Warranties against either Seller, Purchasers must take out the W&I Insurance and seek compensation or settlement under the W&I Insurance against the Insurer. Purchasers, therefore, unconditionally acknowledge and agree that all claims for damages and related compensation as a result of or relating to or associated with any breach of any Sellers’ Warranties against either Seller under this Agreement shall, in all respects, be contingent upon and be subject to (i) Purchasers taking out the W&I Insurance, (ii) Purchasers being unable to, either in part or in full, recover damages under the W&I Insurance as a result of the W&I Insurance finally and ultimately refusing its obligation to compensate such claim (a “W&I Insurance Event”) and, subsequent to such W&I Insurance Event, (iii) Purchasers pursuing such claim under the W&I Insurance against the Insurer in court and (iv) such court, in a final and unappealable judgment explicitly stating that the Sellers’ or the relevant Seller’s breach of the Sellers’ Warranty or Sellers’ Warranties, as applicable, was caused by or attributable to Sellers or the relevant Seller, as applicable, acting intentionally (vorsätzlich) (the “Final Judgment”).

18.2.3	Subject to Section 18.2.4, in the event that a Final Judgment holds that Sellers have or the relevant Seller has, as applicable, committed the breach of the Sellers’ Warranty or Sellers’ Warranties, as applicable, acting intentionally (vorsätzlich), then Sellers or the relevant Seller, as applicable, shall be obligated, subject to such damages, either partly or fully, not being compensated or settled under the W&I Insurance by the Insurer, to compensate Purchasers for such damages, strictly limited to damages, losses, costs and expenses (including without limitation reasonable counsel and court fees and out-of-pocket expenses) evidenced and incurred by Purchasers directly resulting from such intentional breach (Vorsatz) of Sellers or the relevant Seller, as applicable (as determined by and in accordance with the Final Judgment).

18.2.4	In addition, Purchasers undertake and agree to set-off any compensation or settlement effectively received under the W&I Insurance from the Insurer (or any third party on its behalf), if any, against its respective claims against Sellers or the relevant Seller, as applicable.

18.2.5	In any event, Sellers shall not be liable for any Breach of any Sellers’ Warranties (other than the Fundamental Warranties), and Purchasers shall not be entitled to raise any claims against Sellers on the basis of any Sellers’ Warranties (other than the Fundamental Warranties), if and as long as Purchasers have not taken out the W&I Insurance.

18.3	Exclusion and Waiver of Claims

18.3.1	Subject to Section 18.2, Purchasers solely rely on the protection afforded by such W&I Insurance, if any, and not on any Sellers’ Warranties (other than the Fundamental Warranties).

18.3.2	Subject to Section 18.2, Purchasers shall not be entitled to raise any claims against Sellers on the basis of any Sellers’ Warranties (other than the Fundamental Warranties), whether or not covered by the W&I Insurance or settled by the Insurer. Accordingly, Purchasers shall direct all claims for breach of any Seller’s Warranties (other than the Fundamental Warranties) exclusively against the Insurer.

18.3.3	Subject to Section 18.2, any Sellers’ Warranties (other than the Fundamental Warranties) shall be deemed as if they had not been given by Sellers and any liability of Sellers resulting from any Sellers’ Warranties (other than the Fundamental Warranties) shall be deemed to be excluded and waived, in each case if and to the extent such Sellers’ Warranties (other than the Fundamental Warranties) are, or such liability is, not fully covered by the W&I Insurance and not fully settled by the Insurer without recourse against Sellers. The risk of not taking out the W&I Insurance and the validity and collectability risks in respect of the W&I Insurance shall rest solely and irrevocably with Purchasers.

18.4	Willful Deceit and Intentional Behavior

Sections 18.2 and 18.3 shall not apply in case of fraud (Betrug), willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by the relevant Seller.

18.5	Tax Indemnification Claims

Sections 18.2, 18.3 and 18.4 shall apply accordingly to any Tax Indemnification Claims of Purchasers.

18.6	No Recourse against Sellers

18.6.1	The W&I Insurance shall provide for the benefit of Sellers that any recourse of the Insurer against any Seller is excluded, except in case of fraud (Betrug), willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by the relevant Seller.

18.6.2	In the event that any Purchaser or any Purchaser Affiliate takes out additional warranty and indemnity insurance in relation to this Agreement, Purchasers shall procure (stehen dafür ein) that such additional warranty and indemnity insurance will provide for the benefit of Sellers that any recourse of the relevant insurance providers against any Seller will be excluded, except in case of fraud (Betrug), willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by the relevant Seller.

18.6.3	As from the Closing Date, Purchasers shall indemnify and hold harmless any Sellers and any Seller Affiliates from and against any claims raised under or in connection with the W&I Insurance and any additional warranty and indemnity insurance taken out in relation to this Agreement, including any subrogation of claims, by operation of law or contractually, other than a subrogation in case of fraud (Betrug), willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by the relevant Seller or Seller Affiliate.

19.	Remedies of Purchasers

19.1	Breach; Losses

19.1.1	In the event of a breach or non-fulfillment by Sellers of any Sellers’ Warranties, any covenant of Sellers contained in Sections 17.1 or 17.2 (collectively “Sellers’ Operating Covenants”) or any other obligation of Sellers under or in connection with this Agreement (each a “Breach”), Purchasers shall, and shall procure (stehen dafür ein) that the Group Companies will, give Sellers the reasonable opportunity to remedy the Breach in kind (Naturalrestitution). If and to the extent (i) Sellers fail to remedy the Breach within one (1) month from receipt of Purchasers’ Breach Notice, (ii) restitution in kind is not possible or not sufficient to remedy the Breach, (iii) Seller finally refuses (ernsthaft und endgültig verweigern) restitution in kind (Naturalrestitution) or (iv) the breach or non-fulfillment by Sellers concerns a Sellers’ Warranty (other than a Fundamental Warranty), Sellers shall pay to Purchasers or, at Sellers’ choice, the respective Group Company, subject to the provisions of this Section 19, monetary damages for non-performance (kleiner Schadensersatz) in accordance with Section 19.1.2.

19.1.2	Purchasers shall be entitled to claim monetary damages pursuant to this Section 19 only in the amount (in Euro or USD) (i) in which losses have actually (tatsächlich) been incurred by the relevant Purchaser or the relevant Group Company as a direct result (unmittelbare Folge) of the Breach. Any liability of any Seller for punitive damages, indirect or consequential damages (mittelbare Schäden oder Folgeschäden) to the extent not covered by the purpose and intent (nicht vom Sinn und Zweck erfasst) of the relevant Sellers’ Warranty, Sellers’ Operating Covenant or other obligation of Sellers under or in connection with this Agreement, loss of opportunities (entgangene Geschäftschancen), frustrated expenses (vergebliche Aufwendungen), incidental or internal costs and expenses incurred by any Purchaser, any Purchaser Affiliate or any Group Company, damage to goodwill or reputation, loss of production, potential or actual value reduction, loss of revenue or profits (entgangener Umsatz oder Gewinn) to the extent not covered by the purpose and intent (nicht vom Sinn und Zweck erfasst) of the relevant Sellers’ Warranty, Sellers’ Operating Covenant or other obligation of Sellers under or in connection with this Agreement and/or any losses based on the argument that the Purchase Price was determined on the basis of incorrect assumptions or information are excluded to the extent legally possible. Any losses which are recoverable in accordance with this Section 19.1.2 shall be collectively referred to as “Losses”.

19.1.3	If a Breach affects any of the Group Companies, the Losses shall be determined exclusively by assessing the direct and actual effects of the Breach on the Group Companies, without taking into account any indirect effects on Purchasers (including any effect on the value of the Sold Shares or any future dividend flows).

19.1.4	Any determination of Losses (i) shall be based on proven facts, to the extent possible, and (ii) cannot be based on multipliers, extrapolation of past developments into the future or other means of summary or hypothetical calculation.

19.1.5	If a Breach affects a Group Company which is not directly or indirectly wholly-owned by Sellers, any Losses, the Tax Indemnification Claims and/or other claims of Purchasers relating to or suffered or incurred by such Group Company shall be taken into account only pro rata to the direct or indirect Equity Interest of the relevant Seller in such Group Company as of the Effective Date (pro rata principle).

19.1.6	In no event shall any Seller owe to any Purchaser or any Group Company any gross-up for Taxes falling due on or in connection with any payment received by Purchasers or the Group Companies under this Section 19.

19.1.7	Section 16.13 shall apply accordingly to any payments by any Seller to Purchasers or the Group Companies according to this Section 19.

19.2	Exclusions and Limitations of Sellers’ Liability

Sellers shall not be liable for any Breach, and Purchasers shall not have a claim against Sellers under or in connection with this Agreement, if and to the extent that:

19.2.1	the matter to which the claim relates has been taken into account in (i) the KE DE Financial Statements and/or the KE US Financial Statements, in particular as a provision (Rückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert), (ii) the Effective Date Balance Sheet and has affected the calculation of the Purchase Price or (iii) the Equity Value Bridge;

19.2.2	the amount claimed is recovered, including under the W&I Insurance or any other insurance policy;

19.2.3	there exist any present or future advantages, avoided losses, savings or benefits accruing or attributable to any of the Purchasers or any of the Group Companies or relating to or arising in connection with a claim, in particular, any related tax benefit, deduction or credit (Vorteilsausgleich) to the extent any Loss or such other amount is in fact recoverable (einbringlich);

19.2.4	the circumstances which would constitute the Breach or the Losses were caused or co-caused (verursacht oder mitverursacht) or aggravated by any action or failure to act of any Purchaser or any Purchaser Affiliate (including, after the Closing, the Target Companies) or by the fact that any Purchaser or any Purchaser Affiliate (including, after the Closing, the Target Companies) has failed to take the necessary steps to avoid or mitigate damages pursuant to Section 254 BGB in which case such Breach or Loss or such other amount or damage shall be repaid or replaced in proportion of Sellers participation;

19.2.5	the Breach or the Losses resulted from or were increased by the passing of, or any change in, after the Closing Date, any Law or administrative practice of any Authority, including any increase in the rates of Taxes or any imposition of Taxes or any withdrawal of relief from Taxes not actually (or prospectively) in effect on the Signing Date unless such Law or administrative practice of such Authority was already initiated, announced, disclosed or notified or known or could have been know at the Closing Date and was enacted after the Closing Date;

19.2.6	Purchasers failed to give Sellers the opportunity to remedy the Breach pursuant to Section 19.1.1;

19.2.7	Purchasers failed to comply with their obligations under this Agreement, including Section 19.7 or 19.8, provided that the relevant Seller and/or the relevant Seller Affiliates were prejudiced thereby;

19.2.8	Purchasers’ claim or the respective Losses are attributable to the change of control in the Group Companies in the course of, or otherwise caused by the Transaction (including, e.g., the termination of any agreement by any Third Party);

19.2.9	any matter or action has been done or omitted to be done with respect to the matter of the Breach prior to the Closing Date at the request, or with the approval or acquiescence, of Purchasers and/or their Representatives; or

19.2.10	any Purchaser or any Group Company has already unconditionally recovered any amount under this Agreement in respect of the same losses, damages, costs and expenses.

19.3	Knowledge of Purchasers, Fair Disclosure

19.3.1	Sellers shall not be deemed to be in Breach of any Sellers’ Warranties, and Purchasers shall not have a claim against Sellers for any such Breach, if and to the extent the underlying facts, circumstances or events forming the basis of the Breach or claim (anspruchsbegründende Umstände) were disclosed or actually known (positive Kenntnis) to Purchasers or any of their respective Representatives as of the Closing Date. Without limiting the generality of the foregoing, Purchasers shall be deemed to have knowledge of all matters disclosed in:

(a)	any information received by any Purchaser, any Purchaser Affiliate and/or any of their respective Representatives in writing or text form in the course of the preparation of the Transaction, in particular:

(i)	the Confidential Investor Presentation prepared by Lincoln International AG dated May 2022;

(ii)	the Legal Fact Book prepared by Baker McKenzie Rechtsanwaltsgesellschaft mbH von Rechtsanwälten und Steuerberatern dated 2 June 2022;

(iii)	the Financial Fact Book and the Financial Fact Book Datapack prepared by PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft dated 8 July 2022;

(iv)	the Tax Fact Book prepared by PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft dated 8 July 2022;

(v)	any written presentation materials received at any management presentation, expert session or site visit; and

(vi)	any written answers given by Sellers or their Representatives to any questions raised by Purchasers, their respective Affiliates or their respective Representatives;

(b)	the documents Fairly Disclosed in the Data Room;

(c)	this Agreement or referred to in this Agreement, including any Exhibits and Schedules to this Agreement.

19.3.2	The content of the Data Room (including the documents set forth in Section 19.3.1(a) and the written answers given by Sellers and their Representatives to any questions raised by Purchasers, their respective Affiliates or their respective Representatives) is contained on a universal serial bus stick (USB Stick), which for purpose of proof (Beweiszwecke) shall be deposited with the acting notary (the “Deposited Data Carrier”) no later than two days of the Signing Date. A copy of the Deposited Data Carrier has been provided to Sellers and Purchasers prior to the execution of this deed. However, in case of any dispute, the content of the Deposited Data Carrier to be deposited with the acting notary shall be decisive. Each Party may at any time upon reasonable notice and at its own cost inspect and copy or print out the content of the Deposited Data Carrier, but has to provide the necessary equipment to do so and has to prove that such equipment does not and will not in any way modify, amend or destroy the Deposited Data Carrier and its content. The acting notary is entitled to destroy the Deposited Data Carrier after five (5) years.

19.4	No Liability for Vicarious Agents

19.4.1	Sellers shall have no liability to Purchasers for any vicarious agent (Erfüllungsgehilfe) of Sellers, in particular in the event that any vicarious agent (Erfüllungsgehilfe) of Sellers intentionally or negligently (vorsätzlich oder fahrlässig) failed to disclose any information to Purchasers prior to the Signing Date concerning the shares, assets, liabilities, business or affairs of the Business and/or the Group Companies.

19.4.2	Purchasers shall have no liability to Sellers for any vicarious agent (Erfüllungsgehilfe) of Purchasers, in particular in the event that any vicarious agent (Erfüllungsgehilfe) of Purchasers intentionally or negligently (vorsätzlich oder fahrlässig) failed to disclose any information to Sellers prior to the Signing Date.

19.5	No Double Dip

Purchasers and their Affiliates shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any liability, loss, cost, shortfall, damage, breach or other set of circumstances which give rise to more than one claim.

19.6	Corresponding Benefits

19.6.1	When calculating the amount of the liability of Sellers under this Agreement, any and all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and Sellers shall not be liable under this Agreement for any Losses suffered by any Purchaser, any of the Purchaser Affiliates or any of the Group Companies to the extent of any corresponding savings by or net benefit to them.

19.6.2	If and to the extent Sellers compensate Purchasers, any of the Purchaser Affiliates or any of the Group Companies for any Losses, Purchasers shall promptly assign or have assigned to Sellers all claims Purchasers, any of the Purchaser Affiliates or any of the Group Companies may have against any Third Party (in particular insurance companies) in connection with the event that caused such Losses. If an assignment of such claims should not be possible for legal reasons, Purchasers shall procure (stehen dafür ein) that Sellers will be placed in a position as if such assignment had been effected.

19.7	Breach Notice

19.7.1	If, after the Closing Date, Purchasers reasonably believe that a Breach exists, Purchasers shall give Sellers written notice of the potential Breach without undue delay (unverzüglich), but in any event within fifteen (15) Business Days of the discovery of the potential Breach (the “Breach Notice”). The Breach Notice shall:

(a)	state in reasonable detail the facts underlying the potential Breach and the legal basis for the potential claim of Purchasers;

(b)	state the amount of Losses potentially resulting from the potential Breach, if and to the extent such Losses can be reasonably estimated at the date of the Breach Notice; and

(c)	include as attachments such documents as are available to Purchasers, the Group Companies or any other Purchaser Affiliates at the time such Breach Notice is made and reasonably believed to be necessary or expedient for Sellers to investigate the potential Breach and any potential claims of Purchasers resulting therefrom.

19.7.2	Purchasers shall, and shall procure (stehen dafür ein) that the Group Companies and any other Purchaser Affiliates will, without undue delay (unverzüglich):

(a)	allow Sellers to investigate the potential Breach and any potential claims of Purchasers resulting therefrom; and

(b)	if and to the extent reasonably required by Sellers for the purpose of such investigation, provide Sellers with (i) any written or electronic documents, books, records, notes, other material data and other material information (in searchable electronic form where practicable), (ii) upon prior written notice, such notice to be given at least three (3) Business Days in advance, access (with the right to take copies or photos) to any premises and assets of Purchasers, the Group Companies and any relevant other Purchaser Affiliates for a period of no longer than three (3) Business Days, which can be extended by mutual agreement between the Parties not to be unreasonably withheld, and (iii) upon prior written notice, such notice to be given at least three (3) Business Days in advance, access (with the right to interview) to any Representatives of Purchasers, the Group Companies and any relevant other Purchaser Affiliates, in each case within normal business hours, without unreasonably interfering with such Purchaser’s, such Group Company’s or such other Purchaser Affiliate’s business.

(c)	This Section 19.7.2 shall also apply in case of court or arbitration proceedings pending between the Parties in connection with, or in relation to, the Transaction.

19.7.3	The Parties agree that all information obtained under this Section 19.7 shall be treated as confidential information pursuant to Section 26.1.

19.8	Third Party Claims

19.8.1	If, after the Closing Date, any Purchaser, any Group Company or any other Purchaser Affiliate receives any written claim, writ of demand, complaint, notice, investigation, inquiry or equivalent communication from any Third Party, including any Authority, (each a “Third Party Claim”) which can reasonably be believed to be related to a Breach, Purchasers shall, and shall procure (stehen dafür ein) that the relevant Group Company or relevant other Purchaser Affiliate will, without prejudice to its obligations under Section 19.7, provide Sellers:

(a)	without undue delay (unverzüglich) and within five (5) Business Days at the latest with a copy of the Breach Notice as well as copies of the relevant written claim, writ of demand, complaint, notice, investigation, inquiry or equivalent communication;

(b)	if and to the extent reasonably required by Sellers for the purpose of evaluating the Third Party Claim and any potential claims of Purchasers in relation thereto as well as for the purpose of avoiding, defending against, appealing, compromising or settling the Third Party Claim, without undue delay (unverzüglich) and within five (5) Business Days at the latest thereafter with (i) any documents, data and other information (in searchable electronic form where practicable), (ii) upon prior written notice, such notice to be given at least three (3) Business Days in advance, access (with the right to take photos and copies) to any premises, books, records, data and assets of the relevant Purchaser, the relevant Group Company and any relevant other Purchaser Affiliates for a period of no longer than three (3) Business Days, which can be extended by mutual agreement between the Parties not to be unreasonably withheld, and (iii) upon prior written notice, such notice to be given at least three (3) Business Days in advance, access (with the right to interview) to any Representatives of Purchasers, the Group Companies and any other Purchaser Affiliates, in each case within normal business hours, without unreasonably interfering with such Purchaser’s, such Purchaser’s Representative’s, such Group Company’s or such other Purchaser Affiliate’s business; and

(c)	within ten (10) Business Days after receipt thereof, copies of all notices and documents (including court papers) received by Purchasers, the Group Companies or any other Purchaser Affiliates relating to the Third Party Claim.

19.8.2	Purchasers shall procure (stehen dafür ein) that:

(a)	no admission of liability and no other statement which may have a negative impact on the defense against the Third Party Claim shall be made by any Purchaser, any Group Companies or any other Purchaser Affiliates; and

(b)	the Third Party Claim or any underlying facts shall not be acknowledged or settled by any Purchasers, any Group Companies or any other Purchaser Affiliates,

in each case without the prior written consent of the relevant Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

19.8.3	At any time, following consultation with Purchasers and subject to their prior written consent, such consent not to be unreasonably withheld, Sellers shall be entitled to take such action or request that the relevant Purchasers, the relevant Group Companies and the relevant other Purchaser Affiliates take such action as Sellers deem necessary or expedient to avoid, defend against, compromise or settle any Third Party Claim (including making counter-claims or related claims against Third Parties) in the name and on behalf of the relevant Purchasers, the relevant Group Companies and/or the relevant other Purchaser Affiliates. In particular, Sellers shall be entitled:

(a)	to attend, take over and carry out with primary responsibility (federführend) any and all meetings, discussions, negotiations and other correspondence with the Third Party and/or relating to the Third Party Claim;

(b)	following consultation with Purchasers, to mandate legal counsel who shall operate in the name and on behalf of the relevant Purchaser, the relevant Group Companies and/or the relevant other Purchaser Affiliates; and/or

(c)	subject to prior consultation with Purchasers and, in each case, its written consent, such consent not to be unreasonably withheld, to demand that any judicial proceedings, meetings, discussions, negotiations and other correspondence with regard to the Third Party Claim or the settlement thereof be performed in accordance with their instructions.

In any event, Purchasers shall be entitled to participate in any such meetings, discussions, negotiations, be promptly informed about the status and progress thereof, and Purchasers shall be provided with copies of all relevant correspondence, notices or filings in connection therewith.

19.8.4	As long as Sellers do not take, and do not request the relevant Purchasers or the relevant Group Companies to take, any action within the scope of Section 19.8.3, Purchasers shall, without prejudice to Section 19.8.1 and Section 19.8.2:

(a)	conduct, and cause the relevant Group Companies to conduct, the defense against the Third Party Claim diligently and in good faith and have Sellers reasonably and timely informed about the status of the Third Party Claim and its defense;

(b)	provide Sellers without undue delay (unverzüglich) with copies of all material notices, communications and filings (including court papers);

(c)	provide Sellers with the opportunity to participate in any relevant meetings, negotiations or discussions; and

(d)	consult with Sellers prior to taking any material action in relation to the Third Party Claim and its defense.

19.8.5	To the extent that the existence of a Third Party Claim is finally judicially determined to constitute a Breach, all costs and expenses incurred by Sellers in avoiding, defending against, compromising or settling the Third Party Claim shall be borne by Sellers. In all other cases, such costs and expenses (excluding incidental and internal costs and expenses) to the extent reasonably incurred shall be reimbursed to Sellers by Purchasers in proportion of Sellers prevailing or loosing as regards the respective Third Party Claim being finally judicially determined to constitute a Breach.

19.8.6	To the extent the exercise by Sellers of any rights under this Section 19.8 is subject to Purchasers’ consent and Purchasers refuse their consent, Purchasers hereby assume responsibility for the respective Third Party Claim and the respective Breach and any rights and claims of Purchasers against Sellers under this Agreement with respect to the respective Third Party Claim and the respective Breach shall be excluded and hereby waived (verzichtet) by Purchasers (with such waiver being hereby accepted by Sellers).

19.8.7	If an alleged claim of Purchasers is an Insured Claim to which the W&I Liability Cap applies in favor of Sellers, Purchasers shall be released from their procedural obligations contained in this Section 19.8 and Sellers shall not be entitled to exercise their rights under this Section 19.8.

19.8.8	The provisions in Section 16 relating to Tax matters operate as lex specialis to this Section 19.8, unless and to the extent this Section 19.8 is explicitly referred to (ausdrücklich in Bezug genommen) in Section 16.

19.8.9	The Parties agree that all information obtained under this Section 19.8 shall be treated as confidential information pursuant to Section 26.1.

19.9	Time Limitations

19.9.1	Unless stipulated otherwise in this Agreement, any claims of any Purchasers and any Purchaser Affiliates under or in connection with this Agreement shall, to the extent legally permitted, be time-barred (verjähren) twelve (12) months after the Closing Date. Exempted therefrom are:

(a)	all claims of Purchasers for Breach of Sellers’ Warranties in Sections 14.1.1 to 14.1.5 (collectively “Fundamental Warranties”), which shall be time-barred (verjähren) on the fifth (5th) anniversary of the Closing Date;

(b)	all claims of Purchasers for Breach of all other Seller Warranties (i.e. other than the Fundamental Warranties), which shall be time-barred (verjähren) on the second (2nd) anniversary of the Closing Date;

(c)	all claims of Purchasers arising under Section 16, which shall become time-barred (verjähren) in accordance with Section 16.12;

(d)	all Purchasers’ General Indemnification Claims, which shall become time-barred (verjähren) in accordance with Section 20.4;

(e)	all Purchasers’ Project Risk Indemnification Claims, which shall become time-barred (verjähren) in accordance with Section 21.5;

(f)	all Purchasers’ [***] Indemnification Claims, which shall become time-barred (verjähren) in accordance with Section 22.17;

(g)	all claims of Purchasers arising under Section 23, which shall become time-barred (verjähren) in accordance with Section 23.6;

(h)	all claims of Purchasers for specific performance (Erfüllungsansprüche) to transfer title to the KE DE Share 1, the KE US Interests and the Sold Claims, which shall be time-barred (verjähren) on the third (3rd) anniversary of the Closing Date; and

(i)	all claims of Purchasers arising as a result of willful or intentional breaches of Sellers’ obligations under or in connection with this Agreement, which shall be time-barred (verjähren) in accordance with the statutory rules in Sections 195, 199 BGB.

All time limitations referred to in this Section 19.9.1 shall be collectively referred to as “Time Limitations”. All claims of Purchasers referred to in Sections 19.9.1(a), 19.9.1(h) and 19.9.1(i) shall be collectively referred to as “Exempted Claims”.

19.9.2	The expiry period for any claims of any Purchaser and any Purchaser Affiliate under or in connection with this Agreement shall be tolled (gehemmt) pursuant to Section 209 BGB by any timely demand for fulfillment pursuant to Sections 19.7.1 or 19.8.1, as the case may be, provided that the relevant Purchaser or the relevant Purchaser Affiliate, as the case may be, commences judicial proceedings within three (3) months after the expiry of the relevant Time Limitation. Section 203 BGB shall not apply, unless Sellers and Purchasers agree in writing that the expiry period shall be tolled on the basis of pending settlement negotiations.

19.10	De Minimis, Deductible

19.10.1	Sellers shall be liable to Purchasers under or in connection with this Agreement only if and to the extent

(a)	the relevant individual claim exceeds or, in the case of a series of similar claims, such series of claims otherwise recoverable from Sellers in the aggregate exceeds EUR 100,000 (in words: Euro one hundred thousand) (the “De Minimis Amount”); and

(b)	the aggregate amount of all claims exceeding or, in the case of a series of similar claims, in the aggregate exceeding the De Minimis Amount exceeds EUR 250,000 (in words: Euro two hundred fifty thousand) (the “Deductible”), in which case Sellers shall only be liable for the amount exceeding the Deductible (Freibetrag).

19.10.2	Section 19.10.1 shall not apply to any Exempted Claims, Tax Indemnification Claims, General Indemnification Claims, [***] Indemnification Claims and claims under the [***] Pass On Obligation.

19.11	Liability Caps

19.11.1	The aggregate liability of Sellers for all claims for a breach of Sellers’ Warranties and for all Tax Indemnification Claims (collectively “Insured Claims”), other than for claims for a breach of Fundamental Warranties shall not exceed EUR 1 (in words: Euro one) (the “W&I Liability Cap”).

19.11.2	Purchasers expressly acknowledge and the Parties agree that any liability of Sellers for Insured Claims (other than for breach of any of the Fundamental Warranties) in excess of the W&I Liability Cap shall be excluded. Accordingly, Purchasers’ sole recourse with respect to Insured Claims (other than for breach of any of the Fundamental Warranties) in excess of the W&I Liability Cap shall be under the W&I Insurance against the Insurer. Purchasers expressly acknowledge and the Parties agree that the validity and collectability risks in respect of the W&I Insurance shall solely and irrevocably rest with Purchasers.

19.11.3	The aggregate liability of Sellers for all claims under or in connection with this Agreement shall not exceed 40% (in words: forty percent) of the Purchase Price (the “General Liability Cap”).

19.11.4	Neither the W&I Liability Cap nor the General Liability Cap shall apply to any Exempted Claims, any [***] Indemnification Claims or any claims under the [***] Pass On Obligation, provided, however, that the aggregate overall liability of Sellers for all claims under or in connection with this Agreement, except for claims of Purchasers arising as a result of willful or intentional breaches of Sellers’ obligations under or in connection with this Agreement, shall in no event exceed the Purchase Price received by Sellers (the “Overall Liability Cap”).

19.12	Joint and Several Liability of Sellers

Unless provided explicitly otherwise in this Agreement, Sellers shall be liable as joint and several debtors (Gesamtschuldner) for any obligations arising under or in connection with this Agreement, unless and to the extent that performance claims (Erfüllungsansprüche) to transfer title to the Sold Shares or the Sold Claims or Individual Sellers’ Guarantees of a Seller are concerned, in which case only such Seller shall be liable.

19.13	Exclusion of Environmental Claims

Any claims of Purchasers pursuant to Section 24 BBodSchG and Section 9 USchadG against Sellers, any Seller Affiliates and any of their respective legal predecessors and legal successors and any similar statutory or other claims under the Laws of any other jurisdictions shall to the extent legally permitted be excluded and hereby waived (verzichtet) by Purchasers (with such waiver being hereby accepted by Sellers). Purchasers shall pass the exclusion of such claims against Sellers, any Seller Affiliates and their respective legal predecessors and legal successors on to any onward buyer of the Business or any subsequent user of the Real Estate and shall ensure that any such onward buyer or user waives any claims it may have against Sellers, any Seller Affiliates and any of their respective legal predecessors and legal successors and undertakes to pass such exclusion on to its onward buyers and subsequent users.

19.14	Exclusion of Other Remedies

19.14.1	The Parties agree that (i) the rights and remedies which Purchasers may have against Sellers for a Breach or any other breach or non-fulfillment of any obligation under and/or in connection with this Agreement shall be exclusively governed by this Agreement and (ii) the rights and remedies of Purchasers provided for by this Agreement shall be the exclusive rights and remedies available to Purchasers under and/or in connection with this Agreement.

19.14.2	Except as explicitly stated otherwise in this Agreement, the Parties confirm that none of the Group Companies shall have a direct claim against any Seller due to a Breach or any other breach or non-fulfillment of any obligation under or in connection with this Agreement.

19.14.3	Except for claims for specific performance (primäre Erfüllungspflichten) and rights and obligations explicitly stated in this Agreement, all rights, claims and remedies of any legal nature which the Parties may otherwise have against each other in connection with this Agreement or the Transaction shall to the extent legally permitted be excluded and hereby waived (verzichtet) by Purchasers (with such waiver being hereby accepted by Sellers). This shall in particular apply to any right to withdraw (Rücktritt) from, void (anfechten) or otherwise terminate this Agreement (other than pursuant to Section 13.9), any right to claim reduction of purchase price (Minderung) or repair or compensation (Nachbesserung), any right to require the winding-up of the Transaction (e.g., by way of großer Schadenersatz or Schadenersatz statt der Leistung), any claims for breach of pre-contractual obligations (culpa in contrahendo), including claims under Sections 241 para. 2, 311 para. 2 and 3 BGB, any claims for breach of contract (Schadensersatz wegen Pflichtverletzung), including claims under Sections 280, 282 BGB, any claims based on frustration of contract (Störung der Geschäftsgrundlage), including claims under Section 313 BGB, any claims for defects of the purchase object, in particular of the Sold Shares, the Sold Claims or the business of the Target Companies, under Sections 437 to 441 BGB, and any claims under tort, including claims under Sections 823 et seq. BGB, in each case except for claims for fraud (Betrug), willful deceit (arglistige Täuschung) or other intentional breaches of contract (vorsätzliche Vertragsverletzungen), provided, however, that Sellers shall not be liable for fraud (Betrug), willful deceit (arglistige Täuschung) or other intentional breaches of contract (vorsätzliche Vertragsverletzungen) of its vicarious agents (Erfüllungsgehilfen).

19.14.4	The Parties agree that all obligations of Sellers under or in connection with this Agreement, other than the obligation to transfer title to the Sold Shares and the Sold Claims, shall be regarded as ancillary obligations (Nebenpflichten) and the rights of Purchasers in case of a violation of such obligations shall be limited to damages in cash (kleiner Schadensersatz).

19.14.5	Subject to the provisions of Section 14.1, Purchasers agree to acquire the Target Companies and their Subsidiaries and the their respective businesses in the condition they are in on the Signing Date and on the Closing Date, respectively, without reliance upon any express or implied representations, warranties or guarantees of any nature made by or on behalf of or imputed to Sellers, except for the Sellers’ Warranties contained in Section 14.1.

19.15	No Exclusions and Limitations in case of Fraud, Deceit or Willful Misconduct

The exclusions and limitations, respectively, of liability according to Sections 16 and 19 shall not apply to rights and remedies based on a breach due to fraud (Betrug), willful deceit (arglistige Täuschung) or willful misconduct (Vorsatz) of Sellers or to the extent they are prohibited by Law (gesetzlich unzulässig).

20.	General Indemnities

20.1	General Indemnities by Purchasers

As from the Closing Date, Purchasers shall indemnify and hold harmless any Seller Indemnitees from and against:

20.1.1	any claims, losses, liabilities and obligations (whether present or future, actual or contingent), damages and reasonable costs and expenses (including Taxes and reasonable legal fees, expenses and disbursements) resulting from the conduct of, or arising otherwise out of, or in connection with, the Group Companies and the Business for which any Seller Indemnitee is held liable in its capacity as former direct or indirect shareholder of a Group Company (or any of its predecessors), in its capacity as former Representative of a Group Company (or any of its predecessors) or otherwise, unless and to the extent Purchasers have the right to claim damages or indemnification from Sellers in respect of such claims, losses, liabilities, damages, costs or expenses under the terms of this Agreement;

20.1.2	any claims, losses, liabilities and obligations (whether present or future, actual or contingent), damages and reasonable costs and expenses (including Taxes and reasonable legal fees, expenses and disbursements) resulting from the conduct of, or arising otherwise out of, or in connection with, the Business Combination Agreement and the de-SPAC for which any Seller Indemnitee is held liable, unless and to the extent Purchasers have the right to claim damages or indemnification from Sellers in respect of such claims, losses, liabilities, damages, costs or expenses under the terms of this Agreement;

20.1.3	any claims (irrespective of the legal basis) raised in the event or in connection with the insolvency of a Target Company (or a legal successor or assignee) or the refusal to initiate insolvency proceedings against the assets of a Target Company (or a legal successor or assignee) due to insufficiency of assets;

20.1.4	any claims, other than specific performance claims (Erfüllungsansprüche), raised under the KE DE Share 1 Transfer Agreement, the KE US Interest Assignment, the German Cash Pool Receivable Transfer Agreement, the US Cash Pool Receivable Transfer Agreement and/or the Shareholder Loan Transfer Agreement (collectively “Transfer Agreements”), if any; and/or

20.1.5	except for any claims raised under or in connection with any securities provided to creditors of KE DE pursuant to Section 303 AktG in connection with the termination of the PLTA which shall be covered exclusively under Sections 5.7 and 24.6, any claims raised under or in connection with the PLTA, its performance or its termination, whether or not required by mandatory Law, unless and to the extent Purchasers have a right to claim payment from Sellers in respect of such claims under the terms of this Agreement

(any indemnification claims of Seller under this Agreement, including, in particular, the indemnification claims of Seller under this Section 20.1, but excluding any claims under the [***] Indemnity, collectively “Sellers’ General Indemnification Claims”), in each case except if and to the extent the underlying claim is based on fraud (Betrug), willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by the relevant Seller Indemnitee.

20.2	General Indemnities by Sellers

As from the Closing Date, Sellers shall indemnify and hold harmless any Purchaser and any Purchaser Affiliate as well as their respective legal successors from and against any claims, other than specific performance claims (Erfüllungsansprüche), raised under the Transfer Agreements, if any (any indemnification claims of Purchasers under this Agreement, including, in particular, the indemnification claims of Purchasers under this Section 20.2, but excluding any Tax Indemnification Claims and any [***] Indemnification Claims, collectively “Purchasers’ General Indemnification Claims”), in each case except if and to the extent the underlying claim is based on fraud (Betrug), willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) of the respective Purchaser, the respective Purchaser Affiliate or their respective legal successor.

20.3	Conduct of Claims

Section 19.7 shall apply accordingly to Sellers’ General Indemnification Claims and Purchasers’ General Indemnification Claims (collectively “General Indemnification Claims”).

20.4	Time Limitation

Any General Indemnification Claims shall become time-barred (verjähren) at the later of (i) the claim underlying the General Indemnification Claim becoming time-barred (verjährt) or (ii) six (6) months after the respective Party being notified in writing of a claim underlying a General Indemnification Claim, however, at the latest, on the fifth (5th) anniversary of the Closing Date. Section 19.9.2 shall apply accordingly.

21.	Project Risk Indemnity

21.1	Projects

The Group Companies are parties to certain Contracts which are listed in Exhibit 21.1 (collectively “Indemnified Project Contracts” and the respective projects collectively “Indemnified Projects”). The Independent Committee to be established by the Parties pursuant to Section 22.14.1 shall, until the expiry of the 2nd Project Risk Indemnity Date, also be responsible for the Indemnified Projects (including, in particular, the granting or refusal of consent to the settlement of any Project Risk Indemnity Claim) and Sections 22.14.1 through 22.14.9 shall apply mutatis mutandis.

21.2	Certain Definitions

In this Agreement,

21.2.1	“1st Project Risk Indemnity Date” means two (2) years after the Closing Date.

21.2.2	“2nd Project Risk Indemnity Date” means the first (1st) anniversary of the 1st Project Risk Indemnity Date.

21.2.3	“Risk Assessment” means the risk assessment attached hereto as Exhibit 21.2.3.

21.3	Project Risk Indemnity

21.3.1	Subject to Closing having occurred, Sellers shall indemnify and hold harmless Purchasers from and against all contractual penalty claims (Ansprüche auf Vertragsstrafe) and liquidated damages claims (Ansprüche auf pauschalierten Schadensersatz) raised in writing in a payment request (Zahlungsaufforderung) by the counterparties to the Indemnified Project Contracts (each a “Project Counterparty”) against the respective Group Companies under the Indemnified Project Contracts in connection with the Indemnified Projects until the 1st Project Risk Indemnity Date, provided they are (i) acknowledged in writing (in a settlement agreement or otherwise) by the respective Group Company with the unanimous (einstimmig) consent of the Independent Committee pursuant to Section 22.14.7 or (ii) finally and bindingly imposed by arbitral award, which is declared enforceable pursuant to Section 1060 ZPO (für vollstreckbar erklärter Schiedsspruch), or court decision or judgement (Gerichtsbeschluss oder gerichtliches Urteil) in favor of the respective Project Counterparty, in each case of (i) and (ii) until the 2nd Project Risk Indemnity Date, provided that the relevant claims shall be reduced by (a) the contingency amount which is included for the relevant Indemnified Project in the Risk Assessment (i.e. each relevant Indemnified Project and the respective contingency amount are regarded separately and not in aggregate) until the respective contingency amount is fully used up (aufgebraucht) and (b) any recourse or other claims raised in writing by the Group Companies against the respective Project Counterparty and/or any Third Party (including any sub-contractor or under any insurance policy, but excluding any related revenues and income incurred from the Project Counterparty) which are (x) raised in connection with the respective Indemnified Project Contract and/or the respective Indemnified Project and either (y) acknowledged in writing (in a settlement agreement or otherwise) by the respective Project Counterparty or the respective Third Party, as the case may be, or (z) finally and bindingly imposed by arbitral award, which is declared enforceable pursuant to Section 1060 ZPO (für vollstreckbar erklärter Schiedsspruch), or court decision or judgement (Gerichtsbeschluss oder gerichtliches Urteil) in favor of the respective Group Company, in each case of (x) through (z) until the 2nd Project Risk Indemnity Date (collectively “Project Risk Indemnity”).

21.3.2	For the avoidance of doubt, if and to the extent a claim raised by a Project Counterparty under an Indemnified Project Contract in connection with an Indemnified Project is (i) acknowledged in writing (in a settlement agreement or otherwise) by the respective Group Company or (ii) finally and bindingly imposed by arbitral award, which is declared enforceable pursuant to Section 1060 ZPO (für vollstreckbar erklärter Schiedsspruch), or court decision or judgement (Gerichtsbeschluss oder gerichtliches Urteil) in favor of the respective Project Counterparty after the 2nd Project Risk Indemnity Date, Sellers shall not have any obligation, and Purchaser shall not have any claim, under the Project Risk Indemnity.

21.3.3	The aggregate liability of Sellers for all claims under the Project Risk Indemnity (each a “Project Risk Indemnification Claim”) shall not exceed [***] (the “Project Risk Indemnity Cap”).

21.4	Project Risk Indemnity Payments

Any Project Risk Indemnity Claim shall be settled directly between Sellers and KE DE within ten (10) Business Days after (i) it is acknowledged in writing (in a settlement agreement or otherwise) by the respective Group Company with the unanimous (einstimmig) consent of the Independent Committee pursuant to Section 22.14.7 or (ii) finally and bindingly imposed by arbitral award, which is declared enforceable pursuant to Section 1060 ZPO (für vollstreckbar erklärter Schiedsspruch), or court decision or judgement (Gerichtsbeschluss oder gerichtliches Urteil) in favor of the respective Project Counterparty.

21.5	Time Limitation and other Exclusions and Limitations

21.5.1	Any Project Risk Indemnification Claims shall become time-barred (verjähren) six (6) months after the 2nd Project Risk Indemnity Date.

21.5.2	Sections 19.1.4, 19.1.5, 19.1.6, 19.1.7, 19.2 (in particular, but not limited to, Section 19.2.4), 19.4, 19.5, 19.6, 19.8 (in particular, but not limited to, Section 19.8.4), 19.12, 19.14 and 19.15 shall apply accordingly to any claims under this Section 21. Section 19.9.2 shall apply accordingly.

22.	[***] Indemnity and Earn-Out

22.1	[***] Matter

22.1.1	On [***], [***] (“[***]”) and KE DE entered into a contract (the “[***] Contract”), as amended and supplemented by amendment and supplementary agreement dated [***] (the “[***] Supplementary Contract”) for the design, construction, delivery and commissioning of [***] vehicles (collectively “[***] Vehicles”) for the [***] (the “[***] Project”).

22.1.2	Under or in connection with the [***] Contract,

(a)	KE DE has delivered all [***] Vehicles to [***];

(b)	all [***] Vehicles have been accepted under the BOStrab, conditionally accepted (bedingt abgenommen) in accordance with the terms [***] Supplementary Contract and put in service by [***];

(c)	[***] has informed KE DE of certain defects and deficiencies of the [***] Vehicles and of its opinion that KE DE is responsible for such defects and deficiencies, and requested KE DE to rectify such alleged defects and deficiencies;

(d)	KE DE has acknowledged and undertaken to rectify certain alleged defects of the [***] Vehicles pursuant to the [***] Supplementary Contract;

(e)	KE DE is currently overhauling the [***] Vehicles in order to rectify the acknowledged defects and certain other defects of the [***] Vehicles; and

(f)	KE DE is currently anticipating that the overhaul of the [***] Vehicles will be completed in the [***];

(collectively the “[***] Matter”).

22.1.3	The aggregate amount of all costs and expenses actually (tatsächlich) incurred by KE DE in connection with the repair, rectification and overhaul of the [***] Vehicles until their final acceptance and approval by [***] which are based on defects in the [***] Vehicles having a root cause prior to the Closing Date and having a negative cash effect on KE DE (including in connection with the rectification of defects, the re-design, any other remedial work and any other works performed and any services rendered in connection therewith, but excluding any overhead, incidental and internal costs and expenses), less any related amounts which are actually (tatsächlich) recovered by KE DE or any other Group Company from any Third Party (including from any sub-contractor or under any insurance policy, but excluding any related revenues and income incurred from [***]), shall collectively be referred to as “[***] Project Amount”.

22.1.4	The aggregate amount of all claims for damages (Schadensersatzansprüche) raised by [***] against KE DE under or in connection with the [***] Contract which are based on defects in the [***] Vehicles having a root cause on or prior to the Closing Date and having a negative cash effect on KE DE after the Effective Date (“[***] Damage Claims”), provided (i) they are acknowledged in writing (in a settlement agreement or otherwise) by KE DE with the prior written consent of Seller 1 or (ii) finally and bindingly imposed by arbitral award, which is declared enforceable pursuant to Section 1060 ZPO (für vollstreckbar erklärter Schiedsspruch), or court decision or judgement (Gerichtsbeschluss oder gerichtliches Urteil) in favor of [***], less any amounts which are actually (tatsächlich) recovered by KE DE or any other Group Company from any Third Party (including from any sub-contractor or under any insurance policy, but excluding any related revenues and income incurred from [***]), shall collectively be referred to as “[***] Damage Amount”.

22.1.5	The [***] Project Amount and the [***] Damage Amount shall collectively be referred to as “[***] Actual Amount”.

22.2	[***] Root Cause Concept

22.2.1	The [***] Project Amount and the [***] Damage Amount shall only include losses, liabilities, damages, fees, costs, expenses and other risks which have a root cause on or prior to the Closing Date and are incurred by KE DE under or in connection with the [***] Contract. Accordingly, any losses, liabilities, damages, fees, costs, expenses and other risks (i) which have a root cause after the Closing Date shall be fully borne by KE DE and (ii) which are incurred by Sellers or Purchasers under or in connection with this Agreement shall be fully borne by Sellers or Purchasers, as the case may be, and in each case not be considered in the calculations of the [***] Actual Amount, the [***] Indemnity, any [***] Indemnification Claims, the [***] Earn-Out and/or any [***] Earn-Out Claims.

If and to the extent the liability cap set forth in section 33.5 of the [***] Contract or any other liability cap agreed between KE DE and [***] is, for whatsoever reason, held invalid or unenforceable by final and binding arbitral award, court decision or judgement or settlement concluded between KE DE and [***], such arbitral award, court decision or judgement or settlement shall not be considered as a new root cause, i.e. not affect whether the respective losses, liabilities, damages, fees, costs, expenses and/or other risks have a root cause before or after the Closing Date.

22.2.2	The Parties hereby agree a reversal of the burden of proof (Beweislastumkehr) and, consequently, onus of proof (Beweislast) shall solely be on Sellers, for any facts and circumstances related to the [***] Project, the [***] Contract, the [***] Supplementary Contract and/or the [***] Matter underlying any such losses, liabilities, damages, fees, costs, expenses and other risks if and to the extent they are documented in writing as of the Closing Date, e.g. (i) in any correspondence (including emails) between KE DE (or on its behalf, including, but not limited to, the team within Hogan Lovells International LLP that provides legal advice and support to KE DE in this regard (collectively “Hogan Lovells Team”) or the project manager and the project management team operationally managing the [***] Matter) on the one hand and [***] or any related suppliers on the other hand (including the letter received by KE DE from [***] dated [***]), (ii) any external and internal written memoranda prepared in relation to the [***] Project, the [***] Contract, the [***] Supplementary Contract and/or the [***] Matter and (iii) any inspection protocols of the [***] Vehicles (collectively “[***] Closing Documents”).

22.2.3	As soon as possible after the Signing Date, but in any event prior to the Closing Date, Seller 1 and Purchaser 1 shall prepare, at Seller 1’s cost and expense, a virtual data room (with the support of KE DE, including the Hogan Lovells Team and the project manager and the project management team operationally managing the [***] Matter) containing all relevant [***] Closing Documents available as of the Closing Date, electronic copies of which will be set aside and preserved by Seller 1 and Purchaser 1 and the acting notary (collectively “Electronic Copy”). For the avoidance of doubt, the Electronic Copy is not meant to be exhaustive, i.e. any [***] Closing Documents existing as of the Closing Date but not contained in the Electronic Copy will trigger the reversal of the burden of proof (Beweislastumkehr) and, consequently, onus of proof (Beweislast) shall solely be on the Sellers, in exactly the same way as the [***] Closing Documents contained in the Electronic Copy.

22.2.4	In the period between the Signing Date and the Closing Date, Seller 1 shall procure (steht dafür ein) that Purchaser 1 will be given the opportunity, at its request, to hold workshops with KE DE, including the Hogan Lovells Team and the project manager and the project management team operationally managing the [***] Matter, and to conduct further investigations in this regard. Seller 1 shall cooperate with and reasonably assist Purchaser 1 in this regard.

22.3	Certain Definitions

In this Agreement,

22.3.1	“1st [***] Threshold” means an amount equal to [***].

22.3.2	“2nd [***] Threshold” means an amount of [***].

22.3.3	“[***] Damage Provision Amount” means the provision for potential [***] Damage Claims of KE DE included in the financial statements of KE DE for the fiscal year 2022 in an amount of [***].

22.3.4	“[***] Subsequent Payment Amount” means the aggregate amount of any payments (including, but not limited to, any outstanding consideration under the [***] Contract) which are effectively received or to be received by KE DE from [***] under or in connection with the [***] Contract, the [***] Project and/or the [***] Matter.

22.3.5	“[***] Completion Date” means the date on which the last of the [***] Vehicles is finally accepted and approved by [***].

22.4	[***] Indemnity

22.4.1	Subject to Closing having occurred, the [***] Actual Amount shall be allocated between and be borne by Seller 1 and KE DE as follows:

(a)	KE DE shall bear [***]% [***] of the [***] Actual Amount up to an amount equal to the 1st [***] Threshold;

(b)	if and to the extent the [***] Actual Amount exceeds the 1st [***] Threshold, the next [***] shall be borne in equal proportion (50:50) by Seller 1 and KE DE (on a EUR for EUR basis) as follows:

(i)	Seller 1 shall indemnify and hold harmless KE DE from and against [***]% [***] of the [***] Actual Amount exceeding the 1st [***] Threshold up to the 2nd [***] Threshold (“[***] Indemnity 1”); and

(ii)	KE DE shall bear [***]% [***] of the [***] Actual Amount exceeding the 1st [***] Threshold up to the 2nd [***] Threshold;

(c)	if and to the extent the [***] Actual Amount exceeds the 2nd [***] Threshold, Seller 1 shall indemnify and hold harmless KE DE from and against [***]% [***] of the [***] Actual Amount exceeding the 2nd [***] Threshold (“[***] Indemnity 2”).

22.4.2	The [***] Indemnity 1 and the [***] Indemnity 2 shall collectively be referred to as “[***] Indemnity”.

22.5	[***] Project Earn-Out

Subject to Closing having occurred, if the [***] Project Amount falls short an amount of [***] as of the [***] Completion Date (the “[***] Project Completion Threshold”), Purchaser 1 shall pay to Seller 1, as additional purchase price, an amount of up to [***] (the “[***] Earn-Out”), namely [***] per each Euro by which the [***] Project Amount falls short the [***] Project Completion Threshold. In the event that the [***] Project Amount equals or exceeds the [***] Project Completion Threshold as of the [***] Completion Date, Purchaser 1 shall not have any obligation, and Seller 1 shall not have any claim, under the [***] Earn-Out. Purely for illustrative purposes, the following table contains sample calculations of the [***] Earn-Out:

[***] Project Amount	[***] Earn-Out
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

22.6	[***] Damage Provision

22.6.1	Subject to Closing having occurred, Purchaser 1 shall pay to Seller 1 an amount equal to the portion of the [***] Damage Provision Amount, if any, which remains unused or is dissolved or reduced as of the [***] Completion Date.

22.6.2	Any amount payable by Purchaser 1 to Seller 1 under Section 22.16.1 shall be due (fällig) and payable (zahlbar) within thirty (30) Business Days after the [***] Completion Date.

22.7	[***] Final Payment

22.7.1	If and to the extent a [***] Subsequent Payment Amount is after the Closing Date actually received by KE DE from [***] under or in connection with the [***] Contract, the [***] Project and/or the [***] Matter, (i) any such [***] Subsequent Payment Amount shall subsequently be treated as Cash of KE DE as of the Effective Date (on a EUR for EUR basis), (ii) Seller 1 and Purchaser 1 shall put each other economically into a position as if the amount of Cash of KE DE as of the Effective Date had been increased by such [***] Subsequent Payment Amount and, accordingly, (iii) such [***] Subsequent Payment Amount shall be paid by Purchaser 1 to Seller 1 (on a EUR for EUR basis).

22.7.2	If and to the extent any such [***] Subsequent Payment Amount is not paid in full, e.g. because it is offset (aufgerechnet or verrechnet) against a counter-claim of [***] (e.g. in a settlement between KE DE and [***]),

(a)	(i) the full amount of such [***] Subsequent Payment Amount shall nevertheless subsequently be treated as Cash of KE DE as of the Effective Date (on a EUR for EUR basis), (ii) Seller 1 and Purchaser 1 shall nevertheless put each other economically into a position as if the amount of Cash of KE DE as of the Effective Date had been increased by the full amount of such [***] Subsequent Payment Amount and, accordingly, (iii) the full amount of such Subsequent [***] Subsequent Payment Amount shall nevertheless be paid by Purchaser 1 to Seller 1 (on a EUR for EUR basis); and

(b)	the non-paid (i.e. e.g. settled) portion of such [***] Subsequent Payment Amount shall be considered in the [***] Damage Amount.

22.7.3	Any amount payable by Purchaser 1 to Seller 1 under Sections 22.7.1 or 22.7.2(a) shall be due (fällig) and payable (zahlbar) within thirty (30) Business Days after KE DE has effectively and unconditionally received such [***] Subsequent Payment Amount from [***] or offset or otherwise settled such [***] Subsequent Payment Amount with [***].

22.8	[***] Collaterals

If and to the extent any amounts are drawn by [***] under the Collaterals granted to [***] under or in connection with the [***] Contract, the [***] Project and/or the [***] Matter (collectively “[***] Collaterals”) and paid or otherwise borne by any Purchaser, any Group Company or any other Purchaser Group Company, e.g. under Sections 24.6.3 and 24.6.4, such amounts shall be considered in the [***] Project Amount or the [***] Damage Amount, as the case may be, depending on the reasons for which such amounts are drawn under the [***] Collaterals (on a EUR for EUR basis), in order to put Seller 1 and Purchaser 1 economically into a position as if such amounts had not been drawn by [***] under the [***] Collaterals, but directly been paid by KE DE to [***].

22.9	[***] Notice

22.9.1	As from the Closing Date, the [***] Actual Amount shall be calculated by KE DE and Purchaser 1 in accordance with the principles attached hereto as Exhibit 22.9.1 using the same methods applied to and cost components included in the calculation attached hereto as Exhibit 22.9.1 (the “[***] Project Calculation Principles”) for each calendar quarter after the Closing Date and be notified by Purchaser 1 to Seller 1 (the “[***] Notice”) (showing the [***] Project Amount and the [***] Damage Amount separately) within ten (10) Business Days after the end of each such calendar quarter.

22.9.2	Sections 12.3 through 12.7 shall apply accordingly for the review of each [***] Notice and the amounts stated therein by Seller 1 and any disagreement or dispute regarding any [***] Notice and the amounts stated therein between Seller 1 and Purchaser 1.

22.10	[***] Indemnity and Earn-Out Payments

22.10.1	Any claims under the [***] Indemnity (collectively “[***] Indemnification Claims”) shall be settled directly between Seller 1 and KE DE within ten (10) Business Days after the relevant [***] Notice has become final and binding on Seller 1 and Purchaser 1 pursuant to Section 22.8.

22.10.2	Any claims under the Earn-Out (collectively “[***] Earn-Out Claims”) shall be settled directly between Seller 1 and Purchaser 1 within thirty (30) Business Days after the first (1st) [***] Notice issued by Purchaser 1 to Seller 1 following the [***] Completion Date has become final and binding on Seller 1 and Purchaser 1 pursuant to Section 22.8.

22.11	[***] Sample Calculations

Purely for illustrative purposes, Exhibit 22.11 contains sample calculations of (i) the allocation of the [***] Actual Amount between Seller 1 and KE DE and (ii) any payments to be made by the Parties under this Section 22.

22.12	Control Rights and Information Obligations

22.12.1	For each calendar quarter after the Closing Date, Purchaser 1 shall provide Seller 1 within ten (10) Business Days after the end of each such calendar quarter with (i) the [***] Notice in accordance with Section 22.9.1, (ii) an update of the project calculation of the [***] Project in accordance with the [***] Project Calculation Principles and (iii) any and all other information necessary or useful to assess the accuracy of the update of the [***] Actual Amount and the project calculation of the [***] Project.

22.12.2	In addition, upon request of Seller 1, Purchaser 1 shall procure (steht dafür ein) that Seller 1, its auditors and its advisors will be granted access to the management (Geschäftsführung) of KE DE, the project management team operationally managing the [***] Matter as well as any advisers and experts involved in the [***] Project.

22.12.3	Section 19.8 shall apply accordingly to any [***] Indemnification Claims.

22.13	[***] Legal Proceedings

22.13.1	In the event that [***] initiates legal proceedings against KE DE, or KE DE initiates legal proceedings against [***], as the case may be, in each case after the Closing Date in relation to the [***] Project, the [***] Contract, the [***] Supplementary Contract and/or the [***] Matter, the Parties agree that any court and legal costs incurred in connection therewith by KE DE shall be borne in equal proportion by Sellers (50%) and Purchasers (50%), as the case may be, and in each case not be considered in the calculations of the [***] Actual Amount, the [***] Indemnity, any [***] Indemnification Claims, the [***] Earn-Out and/or any [***] Earn-Out Claims.

22.13.2	The Parties further agree that Sellers shall at any time be entitled to fully and solely control and to take such action or request that KE DE takes such action as Sellers deem necessary, expedient or appropriate to initiate, conduct, pursue, avoid, defend against, compromise or settle any legal proceedings between KE DE and [***] (including making claims, counter-claims or related claims against [***]) in relation to the [***] Project, the [***] Contract, the [***] Supplementary Contract and/or the [***] Matter (collectively “[***] Legal Proceedings”) in the name and on behalf of KE DE. In particular, Sellers shall be entitled:

(a)	to attend, take over and carry out with primary responsibility (federführend) any and all meetings, discussions, negotiations and other correspondence (vis-à-vis a court, an arbitral tribunal, [***] or otherwise) with [***] relating to any [***] Legal Proceedings;

(b)	to mandate, appoint and instruct legal counsel who shall operate in the name and on behalf of KE DE in relation to any [***] Legal Proceedings; and/or

(c)	to fully and solely control and demand that any judicial proceedings, meetings, discussions, negotiations and other correspondence with regard to any [***] Legal Proceedings or the settlement thereof be performed solely in accordance with their instructions.

In any event, Purchaser 1 shall be entitled to participate in any such meetings, discussions, negotiations, be promptly informed about the status and progress thereof, and Purchaser 1 shall be provided with copies of all relevant correspondence, notices or filings in connection therewith.

22.13.3	With respect to any such [***] Legal Proceedings, Sections 19.8.1 and 19.8.2 shall apply accordingly for the benefit of Sellers.

22.14	Independent Committee and [***] Project Team Participation

22.14.1	Within thirty (30) Business Days after the Closing Date, the Parties shall jointly establish and maintain until the [***] Completion Date an independent committee (the “Independent Committee”).

22.14.2	The Independent Committee shall have three (3) members (collectively “Independent Committee Members”). Seller 1 and Purchaser 1 shall each be entitled to nominate, remove and replace one (1) Independent Committee Member and shall be entitled to jointly nominate, remove and replace the third (3rd) Independent Committee Member who shall be a neutral individual being independent of Seller 1 and Purchaser 1. Should Seller 1 and Purchaser 1 fail to reach agreement on the third (3rd) Independent Committee Member within thirty (30) Business Days after the Closing Date, at the request of Seller 1 and/or Purchaser 1, the third (3rd) Independent Committee Member shall be selected and appointed by the Düsseldorf Chamber of Commerce and Industry (Industrie- und Handelskammer Düsseldorf). Each of Seller 1 and Purchaser 1 shall ensure that each Independent Committee Member is subject to a duty of confidentiality as provided for in Section 26.1.

22.14.3	The Independent Committee shall provide, between the Closing Date and the [***] Completion Date, a forum (i) to review and discuss the progress and updates of the [***] Matter and any issues and developments that arise in connection with the [***] Matter (including any claims and demands from [***] as well as of any other facts and circumstances which can reasonably be believed to result in an increase of the [***] Actual Amount) and (ii) to review, discuss and unanimously decide any major items and matters relating to the [***] Matter (including, in particular, but not limited to, any items and matters that are reasonably expected to increase the [***] Actual Amount), in each case with a view to assure that the [***] Project is executed and completed in time and budget.

22.14.4	Meetings of the Independent Committee (the “Independent Committee Meetings”) shall be held (i) at least once per calendar quarter during the period between the Closing Date and the [***] Completion Date and (ii) at any other time at the request of either Seller 1 or Purchaser 1 (or their respective Independent Committee Members) provided that such request is submitted to the respective other Party (and the respective other Independent Committee Members) with at least five (5) Business Days’ notice (or such shorter notice period subsequently unanimously confirmed by the Independent Committee Members).

22.14.5	Resolutions of the Independent Committee shall be adopted in meetings. If no Independent Committee Member objects, resolutions can also be adopted in writing or by other means of communication outside of meetings.

22.14.6	Independent Committee Meetings shall have a quorum if they are attended by the two (2) Independent Committee Members nominated by and representing the Parties. Independent Committee Meetings can be attended by the Independent Committee Members in person, by telephone or by video conference. Each Independent Committee Member shall be entitled to appoint a proxy (Vertreter) in text form, an electronic copy being sufficient proof thereof, to attend an Independent Committee Meeting in its place and to exercise any or all of its rights.

22.14.7	Each Independent Committee Member shall have one (1) vote. Resolutions of the Independent Committee shall be adopted by unanimous vote (einstimmiger Beschluss) of the Independent Committee Members. If the Independent Committee Members fail to reach an unanimous vote (einstimmiger Beschluss) on any matters to be decided by them in the Independent Committee within three (3) Business Days of the respective Independent Committee Meeting, at the request of Seller 1, Purchaser 1 and/or any of the Independent Committee Members, the respective decision of the Independent Committee Members shall be replaced by an expert opinion (including a respective decision) of a third party expert nominated by the Düsseldorf Chamber of Commerce and Industry (Industrie- und Handelskammer Düsseldorf) (unless Seller 1 and Purchaser 1 jointly or the Independent Committee Members jointly agree on and nominate such third party expert), such third party expert to be instructed to decide the relevant matters such that the [***] Matter and the [***] Project will be executed and completed as cost-effectively and quickly as possible, and such expert opinion (including the respective decision), in the absence of fraud or manifest error, being final and binding upon Seller 1, Purchaser 1 and the Independent Committee Members.

22.14.8	Seller 1 and Purchaser 1 shall, and Purchaser 1 shall ensure that KE DE will, provide the Independent Committee with such information that the Independent Committee may reasonably request in relation to the Independent Committee’s activities set out in Section 22.14.3. The Independent Committee Members shall be entitled to share information received in accordance with the preceding sentence and/or otherwise in their capacity as Independent Committee Members with Seller 1 and Purchaser 1, respectively.

22.14.9	Unless specifically agreed in Sections 22.14.1 through 22.14.8, the Independent Committee shall determine how it conducts its proceedings to review, discuss, consider and decide the matters set out in Section 22.14.3.

22.14.10	In addition, Seller 1 shall be entitled, at its cost and expense, to nominate one (1) employee of Seller 1 or any other Seller Group Company who shall be part of the project management team operationally managing the [***] Matter and be permanently located at the site of KE DE.

22.15	Allocation of Resources

Purchaser 1 shall procure (steht dafür ein) that KE DE will (i) maintain the allocation of resources for the [***] Project in accordance with past practice, (ii) use best efforts to fulfill its obligations under the [***] Contract in time and budget and (iii) handle the [***] Project with priority and cost efficiently. Section 162 BGB shall apply.

22.16	Management Incentives

22.16.1	Purchaser 1 shall further procure (steht dafür ein) that the management (Geschäftsführung) of KE DE will be incentivized as from the Closing Date or as soon as possible thereafter, i.e. effective as from 1 January 2024 if not possible or practicable for the financial year 2023, until the [***] Completion Date, such that at least [***]% [***] of its overall variable compensation will depend on the performance of the [***] Project, in particular on KE DE completing the [***] Project within the targeted project timeline and meeting the projected costs and expenses, each as projected by KE DE as of the Effective Date.

22.16.2	In the period between the Signing Date and the Closing Date, Seller 1 and Purchaser 1 shall discuss and agree in good faith on an additional incentive mechanism with a volume of [***] to [***] to be implemented by KE DE as soon as reasonably practicable after the Closing Date for certain managing directors (Geschäftsführer), employees and/or advisors of KE DE in connection with the [***] Project and its completion within the targeted project timeline and within the projected costs and expenses.

22.17	Time Limitation and other Exclusions and Limitations

22.17.1	Any [***] Indemnification Claims shall become time-barred (verjähren) five (5) years after the [***] Completion Date.

22.17.2	Any [***] Indemnification Claims and the [***] Project Earn-Out Claim shall become time-barred (verjähren) twelve (12) months after the relevant [***] Notice has become final and binding on Seller 1 and Purchaser 1 pursuant to Section 22.9. Section 19.9.2 shall apply accordingly.

22.17.3	Sections 19.1.4, 19.1.5, 19.1.6, 19.1.7, 19.2, 19.4, 19.5, 19.6, 19.12, 19.14 and 19.15 shall apply accordingly to any claims under this Section 22.

23.	[***] Indemnity and Pass On Obligation

23.1	[***] Matter

23.1.1	On [***], [***] and KE DE entered into an agreement (the “[***] Contract”) for the delivery of certain vehicles (“[***] Project”).

23.1.2	On 21 December 2016, [***] (“[***]”) and Seller 1 entered into a sale and purchase agreement regarding the sale and purchase of the business unit electrical systems of [***] (deed no. [***] of the notary public [***]; the “2016 SPA”).

23.1.3	Pursuant to the 2016 SPA, [***] and Seller 1 agreed that [***] shall indemnify Seller 1 under certain conditions if the [***] Project develops worse than projected at that time (the “2016 [***] Indemnity”) and Seller 1 shall pay a certain earn-out to [***] under certain conditions if the [***] Project develops better than projected at that time (the “2016 [***] Earn-Out”).

23.2	[***] Indemnity

Subject to Closing having occurred, Purchaser 1 shall indemnify and hold harmless Seller 1 from and against any claims raised by [***] under the 2016 [***] Earn-Out due to developments of the [***] Project after the Effective Date, i.e. subsequent changes in the project calculation of the [***] Project compared to the project calculation of the [***] Project as of the Effective Date (the “[***] Indemnity”).

23.3	[***] Pass On Obligation

Subject to Closing having occurred, Seller shall pass on to KE DE any amount which it receives from [***] under the 2016 [***] Indemnity due to developments of the [***] Project after the Effective Date, i.e. subsequent changes in the project calculation of the [***] Project compared to the project calculation of the [***] Project as of the Effective Date (the “[***] Pass On Obligation”).

23.4	[***] Payments

Any claim under the [***] Indemnity shall be settled directly between Seller 1 and Purchaser 1 and any claim under the [***] Pass On Obligation shall be settled directly between Seller 1 and KE DE within ten (10) Business Days after it has been:

23.4.1	acknowledged (anerkannt) in writing (in a settlement agreement or otherwise) by the obligor Party; or

23.4.2	finally and bindingly (rechtskräftig) imposed by arbitral award, which has been declared enforceable pursuant to Section 1060 ZPO (für vollstreckbar erklärter Schiedsspruch), or court decision or judgement (Gerichtsbeschluss oder gerichtliches Urteil) in favor of the obliged Party.

23.5	Information Obligations

Seller 1 shall without undue delay inform Purchaser 1 of any claims raised by [***] under the 2016 [***] Earn-Out which may give raise to a claim under the [***] Indemnity, any payments received from [***] under the 2016 [***] Indemnity which may give raise to a claim under the [***] Pass On Obligation as well as of any other facts and circumstances which can reasonably be believed to result in a claim under this Section 23. Purchaser 1 shall without undue delay inform Seller 1 of any updates of the project calculation of the [***] Project.

23.6	Time Limitation and other Exclusions and Limitations

23.6.1	Any claims under this Section 23 shall become time-barred (verjähren) two (2) years after the date of acceptance of the last vehicle to be supplied and delivered under and in accordance with the [***] Contract. Section 19.9.2 shall apply accordingly.

23.6.2	Sections 19.1.4, 19.1.5, 19.1.6, 19.1.7, 19.2, 19.4, 19.5, 19.6, 19.12, 19.14 and 19.15 shall apply accordingly to any claims under this Section 23.

24.	Post-Closing Covenants

24.1	Non-Compete; Non-Solicitation

24.1.1	Sellers shall, and shall procure (stehen dafür ein) that the Seller Affiliates will, refrain for a period of thirty-six (36) months from the Closing Date from:

(a)	acquiring the business of a company active in the Business Fields and competing with the Group Companies in the Business Fields in the countries where the Business is being conducted as of the Signing Date or where the Group Companies are expected to conduct Business in accordance with their business plan as of the Signing Date, which in particular includes Europe and North America (collectively “Restricted Activities”), except that this shall not prohibit any Seller or any Seller Affiliates from:

(i)	acquiring or holding Equity Interests (or any rights or interests which may be converted into or which grant such Equity Interests or any equivalents thereto) of less than 25% (in words: twenty-five percent) in a publicly-traded company or any other company or business which is engaged in any Restricted Activities;

(ii)	acquiring Equity Interests (or any rights or interests which may be converted into or grant such Equity Interests or any equivalents thereto) in a company, provided that (i) the annual revenues of the Restricted Activities neither exceed EUR 30,000,000 (in words: Euro thirty million) nor 20% (in words: twenty percent) of the aggregate revenues of such company or (ii) the Restricted Activities are offered to Purchasers on reasonable commercial terms at fair market value (such fair market value not to exceed, in any event, the purchase price paid by the Sellers or any Seller Affiliate for the Restricted Activities) within one (1) year after the acquisition of the controlling Equity Interests in such company;

(iii)	keeping, further expanding and organically growing the business activities of any divisions or units of any Seller or any Seller Affiliates existing on the Signing Date; and

(iv)	fulfilling any obligations under or in connection with this Agreement;

(b)	soliciting or attempting to solicit the service or employment of any Key Employee, provided that this shall not prohibit any Seller and any Seller Affiliates from offering employment to any Key Employee who applies for employment with any Seller or any Seller Affiliates independently or in response to general job advertisements of any Seller or any Seller Affiliates (which is not focused or targeted on such Key Employee) or general searches through external search firms (which is not focused or targeted on such Key Employee).

24.1.2	“Business Fields” means the following business fields:

(a)	Road Applications for trolley buses, in-motion charging, city buses, school buses, package delivery vehicles and postal service vehicles:

(i)	Drivetrain System (hardware and software, excluding gear control)

(ii)	Traction inverter for drivetrain including corresponding software

(iii)	Pantograph for trolley buses including corresponding software

(iv)	DC/DC converter including corresponding software

(b)	Rail Applications:

(i)	Propulsion System (hardware and software, excluding gear control)

(ii)	Auxiliary power supply including corresponding software

(iii)	TCMS (Train Control and Monitoring System) software

(c)	High Power Charging Stations (Grid + Catenary):

(i)	Mobile applications

(ii)	Stationary applications

24.1.3	“Drivetrain System” means the making and/or supplying of the following products: traction battery, traction inverter and electric motor, including the control thereof (hardware and software).

24.1.4	“Propulsion System” means the making and/or supplying of the following products: transformer, traction battery, traction inverter and electric motor, including the control thereof (hardware and software).

24.1.5	“High Power” means charging equal or higher than 750 kW.

24.2	KB Designation

24.2.1	As from the Closing Date, Purchasers shall procure (stehen dafür ein) that the Business and the Group Companies refrain from using the designation “Knorr-Bremse” or a confusingly similar designation on their own or in combination with other name components as labelling, a trade name, a trademark or in any other way (collectively “KB Designations”) as soon as possible after the Closing Date, but in any event no later than six (6) months after the Closing Date.

24.2.2	As from the Closing Date, Purchasers shall indemnify and hold harmless any Sellers and any Seller Affiliates from and against any claims, losses, liabilities and obligations (whether present or future, actual or contingent), damages and reasonable costs and expenses (including Taxes and reasonable legal fees, expenses and disbursements) arising out of or in connection with the use of any KB Designations by any Purchasers or any Purchaser Affiliates (including the Group Companies) after the Closing Date, including, but not limited to, claims under the German Product Liability Act (ProdHaftG) and similar claims in other jurisdictions.

24.3	Kiepe Electric Designation

Sellers undertake and agree that after the Closing Date, neither Sellers nor their Affiliates shall be allowed to use any trademark, designation or names that contain the name “Kiepe Electric” or any of its abbreviations for their business, unless the Parties have concluded specific agreements relating to the use of such trademarks, designations and names.

24.4	Transfer of IP Rights

24.4.1	Sellers undertake to offer to KE DE the trademarks “Kiepe Electric”, “APS” and “ICC” for purchase within one (1) month after the Closing Date by means of a separate trademark purchase agreement substantially in the form attached hereto as Exhibit 24.4.1 (“Trademark Purchase Agreement”).

24.4.2	Until the conclusion of the Trademark Purchase Agreement or rejection of the corresponding purchase offer by KE DE, depending on which event occurs earlier, Sellers and their Affiliates shall refrain from asserting any rights and claims based on the aforementioned trademarks against the Group Companies and their customers.

24.5	Books and Records

If and to the extent reasonably requested by Sellers to meet any accounting, deconsolidation, contractual, legal, Tax or other obligations of Sellers or any Seller Affiliates, including any obligations of Sellers or any Seller Affiliates under the 2016 SPA, Purchasers shall, after the Closing Date, provide Sellers and their Representatives, upon prior written notice, such notice to be given at least five (5) Business Days in advance, (i) any written or electronic documents, books, records, notes, other material data and other material information (in searchable electronic form where practicable), (ii) upon prior written notice, such notice to be given at least three (3) Business Days in advance, access (with the right to take copies or photos) to any premises and assets of Purchasers, the Group Companies and any relevant other Purchaser Affiliates for a period of no longer than three (3) Business Days, which can be extended by mutual agreement between the Parties not to be unreasonably withheld, and (iii) upon prior written notice, such notice to be given at least three (3) Business Days in advance, access (with the right to interview) to any Representatives of Purchasers, the Group Companies and any relevant other Purchaser Affiliates. As from the Closing Date, Purchasers shall ensure that the Group Companies will keep all books and records (including any electronic files and other electronically stored information) relating to any period prior to the Closing Date in accordance with, and during the periods required under, applicable Law. As from the Closing Date, Purchasers shall ensure that the Group Companies will comply with all legal requirements for the maintenance and accessibility of books and records.

24.6	Seller Recourse Obligations and Seller Bank Guarantees

24.6.1	With effect as of the Closing Date, Purchasers hereby assume any and all guarantees, suretyships, comfort letters, joint and several liabilities and other securities and recourse obligations of any kind which:

(a)	Sellers or any Seller Affiliates, as applicable, have issued or incurred, or will issue or incur until the Closing Date in the ordinary course of business or with the prior written consent of Purchasers, such consent not to be unreasonably withheld, towards any insurance companies, banks, other financial institutions (collectively “Financial Institutions”), suppliers, customers, consortium partners or other Third Parties (except for other Seller Group Companies) for obligations of the Group Companies (collectively “Seller Recourse Obligations”), including those listed in Exhibit 24.6.1(a); and

(b)	Financial Institutions have issued or provided, or will issue or provide until the Closing Date in the ordinary course of business or with the prior written consent of Purchasers, such consent not to be unreasonably withheld, to other Financial Institutions, suppliers, customers, consortium partners or other Third Parties (except for other Seller Group Companies) with recourse to credit lines maintained by Sellers or any Seller Affiliates for obligations of the Group Companies (collectively “Seller Bank Guarantees”), including those listed in Exhibit 24.6.1(b).

24.6.2	Sellers and Purchasers shall jointly use best efforts to obtain from the creditors (collectively “Creditors”) of any Seller Recourse Obligations and any Seller Bank Guarantees (collectively “Collaterals”) (i) a release of Sellers, the relevant Seller Affiliates and the relevant Financial Institutions and (ii) return of any documents or instruments evidencing the Collaterals to Sellers, the relevant Seller Affiliates and the relevant Financial Institutions, in each case as soon practicable after the completion of the de-SPAC, but in any event no later than twelve (12) months after the Closing Date.

24.6.3	In respect of any Collaterals under which any Sellers, any Seller Affiliates or any Financial Institutions remain obliged after the Closing Date, Purchasers shall procure (stehen dafür ein) that no claims will be raised against Sellers, the relevant Seller Affiliates and the relevant Financial Institutions, including by fulfilling the claims secured by the Collaterals.

24.6.4	As from the Closing Date, Purchasers shall indemnify and hold harmless Sellers, any Seller Affiliates and any relevant Financial Institutions from and against (i) any claims in connection with any Collaterals, other than fees, costs or expenses incurred by Sellers, any Seller Affiliates and any relevant Financial Institutions in connection with any Collaterals which shall be governed by Section 24.6.5, and (ii) any claims arising directly or indirectly from any termination of any bank guarantee credit lines.

24.6.5	As from the Closing Date, Purchasers shall pay to Sellers a monthly fee in relation to all Collaterals, other than the Collaterals issued or incurred in connection with the [***] Project and/or the [***] Project, in relation to which the release has not been effected by the beginning of the respective calendar month, in each case of the nominal amount of such Collaterals and in the following amounts (collectively “Collateral Fee”):

Time Period	Monthly Fee
1st month	1.1% per annum
2nd month	1.2% per annum
3rd month	1.3% per annum
4th month	1.4% per annum
5th month	1.5% per annum
6th month	1.6% per annum
7th month	1.7% per annum
8th month	1.8% per annum
9th month	1.9% per annum
10th month	2.0% per annum
11th month	2.1% per annum
as from 12th month	2.2% per annum

The Collateral Fee shall be due (fällig) and payable (zahlbar) by Purchasers to Sellers within ten (10) Business Days after the end of each calendar quarter.

24.6.6	On the earlier of two (2) months after the date on which the Business Combination Agreement is closed (vollzogen) and the first (1st) anniversary of the Closing Date, Purchasers shall (at their own cost and expense) provide security for their obligations pursuant to Sections 24.6.3 and 24.6.4 by an unconditional first-demand guarantee with (i) a maximum guarantee amount equal to the amount outstanding under the Collaterals at that time and (ii) a term until the date on which Sellers, the relevant Seller Affiliates and the relevant Financial Institutions are fully released from all Collaterals and all documents and instruments evidencing the Collaterals are returned to Sellers, the relevant Seller Affiliates and the relevant Financial Institutions (“Collateral Release Date”) of one or more banks residing in the United States or the European Union acceptable to Sellers substantially in the form attached hereto as Exhibit 24.6.6 (“Purchaser Bank Guarantee”). The beneficiaries under the Purchaser Bank Guarantee shall be Sellers, thereby acting in their own name and as agent for any relevant Seller Affiliates and any relevant Financial Institutions.

24.6.7	As from the Closing Date, Sellers shall report in writing on a monthly basis on any Collaterals expiring or being returned.

24.6.8	As from the earlier of two (2) months after the date on which the Business Combination Agreement is closed (vollzogen) and the first (1st) anniversary of the Closing Date, Purchasers shall (i) report in writing on a monthly basis on the measures undertaken in order to achieve the release of the relevant Seller, the relevant Seller Affiliates and the relevant Financial Institutions and (ii) procure (steht dafür ein) that the Group Companies shall respond within five (5) Business Days, in a way not breaching existing confidentiality obligations, e.g. on a highly aggregated basis or on a counsel-to-counsel basis, to any reasonable questions Sellers may have in respect of the Group Companies’ efforts undertaken and the attitude of the Creditors in respect of the release from and return of any documents or instruments evidencing the Collaterals.

24.6.9	As from the Closing Date, Sellers shall maintain and not actively terminate, rescind from, settle or otherwise invalidate and not materially alter, modify, amend or supplement any Collaterals until the earlier of two (2) months after the date on which the Business Combination Agreement is closed (vollzogen) and the first (1st) anniversary of the Closing Date.

24.6.10	As from the Closing Date, neither Seller nor any Seller Affiliate shall have any obligation to provide new Collaterals or extend, increase or otherwise modify any existing Collaterals nor to assume or extend any obligations or liabilities under or in connection with any of the Collaterals.

24.6.11	Any claims arising under this Section 24.6 shall become time-barred (verjährt) no earlier than on the date on which the corresponding claim under or in connection with the Collateral becomes time-barred (verjährt).

24.7	Purchaser Ringfencing Covenant

In the period between the Closing Date and the Collateral Release Date, Purchasers shall not, and shall procure (steht dafür ein) that their direct and indirect shareholders, their Affiliates and their Related Parties (collectively “Purchaser Related Parties”) will not, directly or indirectly:

24.7.1	make, resolve, initiate, enable or accept any interim or other dividend payments (in cash or in kind) or other forms of distributions or cash withdrawals from Purchasers;

24.7.2	make, resolve or initiate any return of share capital (whether by reduction of share capital or redemption or purchase of shares, or otherwise) by Purchasers;

24.7.3	make, resolve or initiate any loan or loan agreement or comparable or similar instrument under which Purchasers lend any money, directly or indirectly, to any Purchaser Related Parties;

24.7.4	make, resolve, initiate, enable or accept any payment or assumption by Purchasers of, or any granting of guarantees or securities by Purchasers for, any liabilities owed by any Purchaser Related Parties vis-à-vis third parties, in each case without fair consideration (ohne angemessene Gegenleistung);

24.7.5	make, resolve, initiate, enable or accept any waiver, without fair consideration (ohne angemessene Gegenleistung), by Purchasers of any claims against any Purchaser Related Parties;

24.7.6	permit Purchasers to enter into any agreements or transactions in relation to the acquisition, disposal and/or transfer of any assets (including intellectual property rights, participations (Beteiligungen), establishments (Betriebe) and operational units (Teilbetriebe)), accounts, claims, rights or other benefits or otherwise with any Purchaser Related Parties which are not at arm’s length terms;

24.7.7	impose on Purchasers any internal or external advisory, management, transaction or other fees, charges or costs related to the Transaction for legal, accounting, advisory or other services; and/or

24.7.8	make, resolve, initiate, enable or accept (i) any other value transfer from Purchasers to any Purchaser Related Parties which is not at arm’s length terms and/or (ii) any other transaction or measure which has the effect of circumventing the obligations of Purchasers and the Purchaser Related Parties under this Section 24.7 and is not at arm’s length terms or replaced by an equivalent value;

in each case (i) if Purchasers do not have or no longer have financial means of at least USD 50,000,000 (in words: US Dollar fifty million) at that time or (ii) if and to the extent this would result in Purchasers no longer having financial means of at least USD 50,000,000 (in words: US Dollar fifty million).

24.8	Target Ringfencing Covenant

In the period between the Closing Date and the Collateral Release Date, Purchasers shall not, and shall procure (steht dafür ein) that the Purchaser Related Parties will not, directly or indirectly:

24.8.1	make, resolve, initiate, enable or accept any interim or other dividend payments (in cash or in kind) or other forms of distributions or cash withdrawals from the Group Companies;

24.8.2	make, resolve or initiate any return of share capital (whether by reduction of share capital or redemption or purchase of shares, or otherwise) by the Group Companies;

24.8.3	make, resolve or initiate any loan or loan agreement or comparable or similar instrument under which the Group Companies lend any money, directly or indirectly, to any Purchasers or any Purchaser Related Parties;

24.8.4	make, resolve, initiate, enable or accept any payment or assumption by the Group Companies of, or any granting of guarantees or securities by the Group Companies for, any liabilities owed by any Purchasers or any Purchaser Related Parties vis-à-vis third parties, in each case without fair consideration (ohne angemessene Gegenleistung);

24.8.5	make, resolve, initiate, enable or accept any waiver, without fair consideration (ohne angemessene Gegenleistung), by the Group Companies of any claims against any Purchasers or any Purchaser Related Parties;

24.8.6	permit the Group Companies to enter into any agreements or transactions in relation to the acquisition, disposal and/or transfer of any assets (including intellectual property rights, participations (Beteiligungen), establishments (Betriebe) and operational units (Teilbetriebe)), accounts, claims, rights or other benefits or otherwise with any Purchasers or any Purchaser Related Parties which are not at arm’s length terms;

24.8.7	impose on the Group Companies any internal or external advisory, management, transaction or other fees, charges or costs related to the Transaction for legal, accounting, advisory or other services; and/or

24.8.8	make, resolve, initiate, enable or accept (i) any other value transfer from the Group Companies to any Purchasers or any Purchaser Related Parties which is not at arm’s length terms and/or (ii) any other transaction or measure which has the effect of circumventing the obligations of Purchasers and the Purchaser Related Parties under this Section 24.8 and is not at arm’s length terms or replaced by an equivalent value.

25.	Equity Commitment Letter

As soon as reasonably practicable after the Audited IFRS Financials have been provided to Purchasers, Purchasers shall provide to Sellers an equity commitment letter from its direct or indirect shareholders or any third parties on their behalf (which are, in each case, acceptable to Sellers) substantially in the form attached hereto as Exhibit 25 (the “Equity Commitment Letter”). Pursuant to the Equity Commitment Letter, which will be addressed to and enforceable by each of Purchasers and Sellers, inter alia, Purchasers shall receive on or prior to the Scheduled Closing Date (if Closing occurs) an amount in cash as set forth in the Equity Commitment Letter which shall be used by Purchasers to satisfy their obligations arising under this Agreement, in particular if and to the extent required by Purchasers to satisfy all claims of Sellers for payment of the Purchase Price (if Closing occurs). Purchasers undertake not to agree (i) to any amendment or termination of the Equity Commitment Letter, (ii) to the waiver of any rights thereunder, or (iii) to the use of the funds which are committed under the Equity Commitment Letter for any purpose other than to comply with their obligations under this Agreement, and shall exercise and enforce all their rights under the Equity Commitment Letter to comply with their obligations under this Agreement.

26.	Miscellaneous

26.1	Confidentiality

26.1.1	The Parties shall keep strictly confidential the content of this Agreement as well as any information received or obtained about the other Party in connection with the negotiation and implementation of this Agreement. For the avoidance of doubt, any information relating to the SPAC or the de-SPAC that is received or obtained by the Sellers shall be confidential information and shall be kept strictly confidential.

26.1.2	A Party may disclose confidential information if

(a)	the other Party has given its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(b)	the disclosure is mandatory pursuant to applicable Law, governmental or court order, stock exchange regulations, accounting rules or required or requested by any Authority; and/or

(c)	to its Affiliates and its and their respective Representatives, if such recipients are on the basis of Law, contract or enforceable rules of conduct subject to confidentiality obligations.

26.2	Public Communication

26.2.1	The Parties shall not issue any press release or any similar or other public communication regarding the signing of this Agreement without mutual consent of both Parties. The Parties shall jointly prepare a press release regarding the signing and the closing of this Agreement, if any, provided that no press release shall include a reference to any Affiliate of Purchasers without Purchasers’ written consent. Additional press releases or similar public communication relating to the Transaction shall only be published after prior agreement regarding content, wording and time of the publication of such press release or similar public communication.

26.2.2	Section 26.2.1 shall not apply if and to the extent that the public communication is required by Law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of Law, it being understood and agreed that any such public communication shall in no event be made by either Party prior to the Business Combination Agreement having been concluded in accordance with Section 17.7 and the Equity Commitment Letter having been provided by Purchasers to Sellers in accordance with Section 25. If this exception applies, the Party making the public communication shall use its reasonable efforts to consult with the other Parties in advance as to its form, content and timing.

26.3	Joint Representatives

The Parties agree that all communication under or in connection with this Agreement with regard to Sellers shall occur by and to Seller 1. Accordingly, both Sellers appoint Seller 1 as their joint representative, who shall be authorized (i) to represent one or both Sellers in legal declarations and other communication under or in connection with this Agreement and (ii) to receive all declarations and notifications addressed to one or both Sellers under or in connection with this Agreement.

26.4	Notices

26.4.1	All notices, requests and other communications under or in connection with this Agreement (the “Notices”) shall be made in writing, duly signed and shall be delivered by (i) personal delivery, (ii) courier, (iii) registered mail (return receipt requested) or the equivalent of registered mail under the Laws of the country where mailed, or (iv) as a scanned copy attached to an email to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (a) receipt of a copy of a notice, request or other communication by a Party’s legal advisors shall not constitute or substitute receipt thereof by the respective Party itself and (b) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by a legal advisor of such Party, regardless of whether the delivery of such copy was provided for by this Agreement.

26.4.2	Any Notices to be given shall be addressed as follows:

If to Sellers:

Knorr-Bremse Systeme für Schienenfahrzeuge GmbH

Attn.: [***]

Moosacher Str. 80

80809 Munich

Germany

Email: [***]

with copy to:

Knorr-Bremse AG

Attn.: [***]

Moosacher Str. 80

80809 Munich

Germany

Email: [***]

with further copy to:

Baker McKenzie Rechtsanwaltsgesellschaft mbH

von Rechtsanwälten und Steuerberatern

Attn.: Dr. Jakub Lorys

Theatinerstrasse 23

80333 Munich

Germany

Email: jakub.lorys@bakermckenzie.com

If to Purchasers to:

Heramba GmbH

Attn.: Dr. Hans-Jörg Grundmann

Lützowstrasse 73

10785 Berlin

Germany

Email: hansjoerggrundmann@googlemail.com

with a copy to:

Smith Gambrell & Russell LLP

Attn.: Dr. Stefan Buske

Theatinerstrasse 11

80333 Munich

Germany

Email: sbuske@sgrlaw.com

and

Latham & Watkins LLP

Attn.: Dr. Nils Röver

Reuterweg 20

60323 Frankfurt/Main

Germany

Email: nils.roever@lw.com

26.4.3	Each Party shall notify the other Parties in writing without undue delay (unverzüglich) of any changes of its address, including its email address. Until such notification, the previously notified address and email address shall continue to be valid for the purposes of this Agreement.

26.4.4	Purchasers hereby irrevocably appoint and authorize (i) Smith Gambrell & Russell LLP, attn. Dr. Stefan Buske, Theatinerstrasse 11, 80333 Munich, Germany, and as from the Closing Date (ii) Kiepe Electric GmbH, Kiepe-Platz 1, 40599 Düsseldorf, Germany, as agents for service of process for all legal proceedings involving Purchasers arising out of or in connection with this Agreement (the “Agents for Service of Process”). Such service shall be deemed completed upon delivery to either Agent for Services of Process (whether or not it is forwarded to and received by Purchasers). A revocation of such appointment and authorization shall only be permitted and valid if made by Purchasers and if upon such revocation a new agent for service of process with service address in Germany is appointed and authorized.

26.5	Costs, Transfer Taxes, RETT Notification

26.5.1	Unless stipulated otherwise in this Agreement, each Party shall bear its own costs and expenses in connection with the preparation, negotiation, and consummation of this Agreement, including any and all costs for its advisors.

26.5.2	The fees, costs and expenses of the filings for the Clearances shall, in the internal relationship of the Parties, be borne by Purchasers alone.

26.5.3	Subject to Section 26.6, any fees for the notarial recording or other expenses in connection with this Agreement and/or the Transaction shall, in the internal relationship of the Parties, be borne by Purchasers alone.

26.5.4	All real estate and other transfer taxes, charges, fees or duties resulting from the implementation and consummation of this Agreement shall, in the internal relationship of the Parties, be borne by Purchasers alone.

26.5.5	Sellers and Purchasers are aware of their and the Group Companies’ obligation to make tax reporting or filings to notify the competent German Tax Authorities of the Transaction after the Signing Date and of Closing having occurred after the Closing Date pursuant to Sections 19, 20 German Real Estate Transfer Tax Act (GrEStG) (collectively “RETT Notifications”). Sellers and Purchasers shall cooperate in order to ensure that proper RETT Notifications are filed in time and in the name of Sellers and/or the Group Companies, as the case may be, and Purchasers. Against that background, Purchasers shall prepare and file the RETT Notifications in accordance with the applicable filing deadlines, provide Sellers with copies of the final drafts of the RETT Notifications for review, comment and consent of Sellers at the latest five (5) Business Days prior to the applicable filing deadlines and provide Sellers with copies of the submitted RETT Notifications within five (5) Business Days after their submission.

26.6	Cost Reimbursement

If the External Advisor Amount falls short the External Advisor Amount Threshold, Sellers shall reimburse Purchasers for any fees incurred by Purchasers for the W&I Insurance and the notarial recording of this Agreement up to an amount equaling the amount by which the External Advisor Amount falls short the External Advisor Amount Threshold, provided that the amount to be reimbursed under this Section 26.6 shall in no event exceed, and accordingly be capped, at an amount equaling the External Advisor Amount Threshold. In the event that the External Advisor Amount equals or exceeds the External Advisor Amount Threshold, Sellers shall not have any reimbursement obligation, and Purchasers shall not have any reimbursement claim, under this Section 26.6. The Parties agree that, for purposes of Section 11.1.1(h) and this Section 26.6, they shall take into consideration that a portion of the External Advisor Amount in an amount equalling EUR 900,000 (in words: Euro nine hundred thousand) has already been reimbursed by Purchasers to Sellers prior to the Signing Date.

26.7	Entire Agreement

This Agreement comprises the entire agreement between the Parties concerning its subject matter. Except as set forth otherwise in this Agreement, this Agreement shall supersede all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect thereof.

26.8	Exhibits and Schedules

All Exhibits and Schedules to this Agreement shall form an integral part of this Agreement.

26.9	Amendments

Any amendments, changes or waivers with respect to this Agreement (including amendments to or a waiver of this Section 26.8) shall be valid only if made in writing and signed by the Parties, unless applicable mandatory Law requires otherwise.

26.10	Interpretation

26.10.1	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise in this Agreement, references to “Sections” refer to the corresponding Sections of, references to “Exhibits” to the corresponding Exhibits to, and references to “Schedules” to the corresponding Schedules to this Agreement.

26.10.2	All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” shall not limit the meaning of the preceding words or terms but shall mean “including without limitation”. Except as the context otherwise provides, the words “either”, “or”, “neither”, “nor” and “any” are not exclusive. References to “days” shall refer to calendar days unless Business Days are specified.

26.10.3	Where this Agreement provides that a Party shall cause, procure or ensure a certain action or situation, such Party shall be strictly liable, without regard to negligence or other fault, for any losses of the other Party resulting from the fact that such action or situation is not brought about (verschuldensunabhängige Erfolgshaftung).

26.10.4	Wherever this Agreement refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

26.10.5	References to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than Germany, be interpreted to include the legal concept which most closely corresponds in that jurisdiction to the German legal term. In this Agreement where either in the same provision or elsewhere in this Agreement a German term or, in references to German legal concepts, a German legal term has been inserted in brackets, quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

26.10.6	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties. No presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

26.11	Time

Any times of day referred to in this Agreement shall be interpreted as Central European Time (CET) or Central European Summer Time (CEST), as applicable in Germany on the relevant day.

26.12	Procurement Obligation

To the extent that this Agreement appears to impose any obligations on a Person who or which is not a Party to this Agreement, such provision shall be interpreted as an obligation of the Parties to use their respective reasonable efforts to cause such Person to act as contemplated under this Agreement, provided, however, that, should the Person concerned be an Affiliate of a Party, such Party shall procure (steht dafür ein) that the Person concerned acts as contemplated under this Agreement.

26.13	Legal Succession

Whenever in this Agreement a reference is made to a certain legal entity, e.g., Sellers, Purchasers or the Group Companies, this reference shall always include any legal successor of the referred entity, e.g., the receiving entity in a merger (Verschmelzung).

26.14	Assignment

26.14.1	Except for the assignment and transfer of all Equity Interests in Purchaser 1 to and the acquisition thereof by a holding company established by the SPAC (or on its behalf) in either Luxembourg, the Netherlands or Ireland, as applicable, in anticipation of the de-SPAC, without the prior written consent of the other Parties, neither Party shall be entitled to assign or transfer any rights and obligations under this Agreement to any Third Party (including Affiliates), either in whole or in part, other than as a security in connection with the financing of the Purchase Price or any portion thereof to the respective financing provider or providers, as the case may be.

26.14.2	The Sellers’ Warranties, the Tax indemnity pursuant to Section 16, the Project Risk Indemnity, the [***] Indemnity and the [***] Pass On Obligation are given for the benefit of Purchasers only. In the event of a direct or indirect (i) change of control of Purchasers, (ii) change of control of a Group Company or (iii) a Group Company disposes of all or substantially all of its assets, other than as contemplated by the Business Combination Agreement and any transactions to be consummated under or in connection therewith, the Sellers’ Warranties, the Tax indemnity pursuant to Section 16, the Project Risk Indemnity, the [***] Indemnity and the [***] Pass On Obligation shall cease to have effect immediately upon the occurrence of such change of control or disposal and all respective claims against Sellers under this Agreement shall become time-barred (verjähren). Purchasers shall indemnify and hold harmless Sellers from and against any respective claims a Third Party may bring against Sellers after such a change of control.

26.15	Set-Off and Retention

Except as otherwise provided in this Agreement, no Party shall be entitled to set-off (aufrechnen) against any claims of any other Party under or in connection with this Agreement or any ancillary agreements thereto or to exercise any right of retention (Zurückbehaltungsrecht), unless and to the extent that the set-off or retention is based on a claim which has been acknowledged and agreed by the other Party in writing or confirmed by a final (rechtskräftige) decision of a competent court or arbitration panel.

26.16	No Rights to Third Parties

This Agreement shall not grant any rights to, and is not intended to operate for the benefit of, any Third Parties, including the Group Companies, the SPAC and/or the ListCo, unless expressly stated otherwise in this Agreement. Wherever under this Agreement any party other than Purchasers is to be indemnified by Sellers, such other party, in particular the Group Companies, shall not be entitled to bring any claims for indemnification against Sellers (kein echter Vertrag zugunsten Dritter).

26.17	Interest Rate and Calculation

26.17.1	Unless provided for otherwise in this Agreement, if a Party is obliged, according to this Agreement, to pay interest on any amounts becoming due (fällig) and payable (zahlbar), the interest rate shall be 9% (in words: nine percent) per annum from (and including) the date following the due date up to (and including) the day of actual payment. The assertion of further damage by the Party receiving the interest payments shall not be precluded by the preceding sentence.

26.17.2	Unless provided for otherwise in this Agreement, any interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360 (in words: three hundred and sixty).

26.18	Currency Conversions

Any currency conversions under or in connection with this Agreement shall be determined using the following exchange rates:

26.18.1	the European Central Bank reference rates which are published both by electronic market information providers (e.g. Reuters page ECB37) and on the European Central Bank’s website www.ecb.int shortly after 2.15 p.m. CET on the relevant date; or

26.18.2	in the event that such rates are not published on the relevant date, the rates published on the latest day before the relevant date for which such rates are published, or

26.18.3	if the European Central Bank generally does not publish exchange rates for a certain currency, the rates published on the electronic market information provider Thomson Reuters for the relevant date at 2.15 p.m. CET or the latest day before the relevant date for which such rates are published, whatever the case may be

(collectively “Exchange Rates”).

26.19	Written Form

For purposes of this Agreement the terms “in writing” and “written form” and similar terms shall require either (i) the authentic signature by a person or by such person’s duly authorized representative on a document in hard copy, irrespective of the medium through which such original or a copy thereof will be delivered, in particular through transmission of a scan or electronic copy attached to an electronic mail (including the delivery of an executed signature page as executed counterpart in case of the execution of this Agreement or any amendment agreement thereto), or (ii) an electronic or digital signature of any kind by a person or by such person’s duly authorized representative (which can be delivered through transmission of an electronic copy attached to an electronic mail). For clarification purposes, electronic mail itself shall not qualify as written form.

26.20	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of Germany, without regard to principles of conflicts of Laws and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

26.21	Arbitration

All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (“DIS”) without recourse to the ordinary courts of law. The place of arbitration is Munich, Germany. The number of arbitrators is three (3). Sellers (jointly) and Purchasers (jointly) shall each nominate one (1) arbitrator for confirmation by the DIS. Both arbitrators shall agree on the third (3rd) arbitrator within thirty (30) Business Days after their appointment. Should the two (2) arbitrators fail to reach agreement on the third (3rd) arbitrator within said period, the DIS shall select and appoint the third (3rd) arbitrator. All three (3) arbitrators shall be sufficiently experienced in accounting and M&A matters. The language of the arbitral proceedings is English, provided that evidence may also be submitted in the German language. The applicable substantive Law is German law.

26.22	Partial Invalidity

26.22.1	Should any provision of this Agreement be or become, either in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), then the validity, effectiveness and enforceability of the other provisions of this Agreement shall remain unaffected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by Law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic intent and purpose of the invalid, ineffective or unenforceable provision regarding its subject matter, scale, time, place and scope of application.

26.22.2	The aforesaid rule shall apply accordingly to fill any gap that may be found to exist in this Agreement.

26.22.3	It is the Parties’ express intention that this Section 26.22 shall not only operate as a mere reversal of the burden of proof, but to maintain the validity of the remaining provisions of this Agreement to the fullest extent permissible, thus, to exclude the applicability of Section 139 BGB in its entirety.